    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2004

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           NATIONAL CITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   6021                                  34-1111088
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)

                              NATIONAL CITY CENTER
                             1900 EAST NINTH STREET
                           CLEVELAND, OHIO 44114-3484
                                 (216) 222-2000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------
                             DAVID L. ZOELLER, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           NATIONAL CITY CORPORATION
                             1900 EAST NINTH STREET
                           CLEVELAND, OHIO 44114-3484
                                 (216) 222-2000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ---------------------

                                   COPIES TO:
                              THOMAS A. LITZ, ESQ.
                             THOMAS E. PROOST, ESQ.
                              THOMPSON COBURN LLP
                               ONE US BANK PLAZA
                           ST. LOUIS, MISSOURI 63101
                                 (314) 552-6000
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS               AMOUNT TO BE             OFFERING          AGGREGATE OFFERING         AMOUNT OF
   OF SECURITIES TO BE REGISTERED         REGISTERED (1)         PRICE PER UNIT           PRICE (2)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value of $4.00 per
                 share                      14,638,633                N/A                $418,591,711             $53,036
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated maximum number of shares that may be issued in connection with the proposed merger based upon the total number of shares of common stock of Allegiant Bancorp, Inc. that were outstanding on February 2, 2004 multiplied by the exchange ratio of 0.833.
(2) The proposed maximum offering price is estimated solely for the purpose of computing the registration fee and is calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933 on the basis of the average of the high and low prices of a share of common stock of Allegiant Bancorp, Inc. as reported on the Nasdaq National Market on February 5, 2004.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ALLEGIANT
BANCORP, INC.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The board of directors of Allegiant Bancorp, Inc. ("Allegiant") has unanimously agreed to a merger of Allegiant with and into National City Corporation ("National City"). If the merger is completed, each share of Allegiant common stock that you hold will be converted into the right to receive: (1) 0.833 shares of common stock of National City; (2) $27.25 in cash; or (3) a combination of the two. You will have the opportunity to elect the form of consideration to be received. If you elect to receive cash, however, your election may be reallocated so that at least 51% of the value of the total merger consideration paid is in the form of National City common stock. We expect that the merger will be tax-free for Allegiant shareholders with respect to the National City common stock they receive. Allegiant shareholders who receive cash in the merger may have to recognize income or gain or loss.

     THE EXCHANGE RATIO IS FIXED, MEANING THAT IT WILL NOT BE ADJUSTED BASED ON CHANGES IN THE PRICES OF THE COMMON STOCK OF ALLEGIANT OR NATIONAL CITY BEFORE THE MERGER. Therefore, the value of the National City common stock, if any, which you may receive in the merger is not fixed.

     Based on the closing price of National City common stock of $[ ] on February [ ], 2004, the 0.833 exchange ratio represented approximately $[ ] in value for each share of Allegiant common stock. We urge you to obtain current market price quotations for Allegiant and National City common stock. The common stock of Allegiant is traded on the Nasdaq National Market under the symbol "ALLE." The common stock of National City is traded on the New York Stock Exchange under the symbol "NCC."

     The board of directors and executive officers of National City will be the board of directors and executive officers of the merged company. In addition, the certificate of incorporation and bylaws of the merged company will be identical to those of National City.

     Allegiant will hold a special meeting of its shareholders to vote on this merger proposal. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. The date of the Allegiant special shareholders meeting is [ ], 2004.

                                          /s/ MARVIN S. WOOL
                                          Marvin S. Wool
                                          Chairman of the Board
                                          Allegiant Bancorp, Inc.

     FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF ALLEGIANT OR NATIONAL CITY, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

     This proxy statement/prospectus is dated [ ], 2004 and is being first mailed on or about [ ], 2004.

                      PLEDGED TO A BETTER WAY OF BANKING.

                            ALLEGIANT BANCORP, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON [  ], 2004

To the Shareholders of
Allegiant Bancorp, Inc.:

     We will hold a special meeting of shareholders of Allegiant Bancorp, Inc., a Missouri corporation, on [ ], 2004, at 3:00 p.m., local time, at our headquarters, 10401 Clayton Road, St. Louis, Missouri 63131, for the purpose of considering and voting upon the following:

     1. A proposal to approve Allegiant's merger with and into National City Corporation, a Delaware corporation, under the Agreement and Plan of Merger, dated as of November 19, 2003, by and between Allegiant and National City and the transactions contemplated by the merger agreement.

     2. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

     We have fixed the close of business on [ ], 2004 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

                                          /s/ KEVIN R. FARRELL
                                          Kevin R. Farrell
                                          Secretary
St. Louis, Missouri
[  ], 2004

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOU PLAN TO ATTEND THE SPECIAL MEETING YOU SHOULD PROMPTLY SUBMIT YOUR PROXY INDICATING YOUR INTENT TO ATTEND.

     THE BOARD OF DIRECTORS OF ALLEGIANT UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
ADDITIONAL INFORMATION................    1
QUESTIONS AND ANSWERS ABOUT THE MERGER
  AND THE ALLEGIANT SPECIAL
  SHAREHOLDERS MEETING................    2
SUMMARY...............................    3
PRICE RANGE OF COMMON STOCK AND
  DIVIDENDS...........................    8
COMPARATIVE PER SHARE DATA............    9
SUMMARY CONSOLIDATED FINANCIAL DATA...   11
RISK FACTORS..........................   13
FORWARD-LOOKING STATEMENTS............   16
ALLEGIANT SPECIAL MEETING.............   16
  Matters to Be Considered............   16
  Proxies.............................   17
  Solicitation of Proxies.............   17
  Record Date and Voting Rights.......   17
  Recommendation of Allegiant Board of
     Directors........................   18
THE MERGER............................   18
  General Description of the Merger...   18
  Resale of National City Company
     Stock............................   19
  Interests of Certain Persons in the
     Merger...........................   19
  Background of the Merger............   21
  Allegiant's Board Recommendation and
     Reasons for the Merger...........   24
  National City's Reasons for the
     Merger...........................   25
  Opinion of Allegiant's Financial
     Advisor..........................   25
  Analysis by Legg Mason..............   27
  Conditions of the Merger............   30
  Representations and Warranties......   31
  Termination of the Merger
     Agreement........................   32
  Effect of Termination...............   33
  Break-Up Fee and Expenses...........   33
  Waiver and Amendment................   33
  Acquisition Proposals...............   33
  Closing Date........................   34
  Surrender of National City Stock
     Certificates, Election Form and
     Receipt of Merger
     Consideration....................   34
  Reallocation of Merger
     Consideration....................   35
  Stock Options.......................   36
  Fractional Shares...................   36
  Dissenters' Rights..................   36
  Regulatory Approvals................   38
  Conduct of Business Pending the
     Merger...........................   38

                                        PAGE
                                        ----
  Accounting Treatment................   39
  Management and Operations after the
     Merger...........................   39
  Certain Federal Income Tax
     Consequences of the Merger.......   40
COMPARATIVE RIGHTS OF SHAREHOLDERS....   43
  Certain Differences Between Missouri
     and Delaware Corporation
     Statutes.........................   43
  Certain Differences Between
     Allegiant's and National City's
     Respective Charters and Bylaws...   45
SUPERVISION AND REGULATION............   48
  Liability for Bank Subsidiaries.....   49
  Capital Requirements................   49
  Dividend Restrictions...............   51
  Deposit Insurance Assessments.......   51
  Supervisory Assessments.............   51
  Depositor Preference Statute........   51
  Brokered Deposits...................   51
  Interstate Banking and Branching....   51
  Control Acquisitions................   52
  Gramm-Leach-Bliley..................   52
  Future Legislation..................   52
INFORMATION ABOUT NATIONAL CITY.......   52
DESCRIPTION OF NATIONAL CITY CAPITAL
  STOCK...............................   53
  Preferred Stock.....................   53
  Common Stock........................   53
LEGAL MATTERS.........................   53
EXPERTS...............................   54
SUBMISSION OF FUTURE SHAREHOLDER
  PROPOSALS...........................   54
OTHER MATTERS.........................   55
WHERE YOU CAN FIND MORE INFORMATION...   55
Annex A -- Agreement and Plan of
           Merger, dated as of
           November 19, 2003, by and
           between Allegiant and
           National City
Annex B -- Opinion of Legg Mason Wood
           Walker, Incorporated to the
           Board of Directors of
           Allegiant
Annex C -- Section 351.455, R.S.Mo.
           Concerning Dissenters'
           Rights

                             ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Allegiant and National City from other documents filed with the Securities and Exchange Commission (SEC) that are not delivered with or included in this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus, including Allegiant's and National City's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and proxy statements, without charge, by accessing the SEC's web site maintained at "http://www.sec.gov" or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Allegiant Bancorp, Inc.                National City Corporation
10401 Clayton Road                     1900 East Ninth Street
St. Louis, Missouri 63131              Cleveland, Ohio 44114
Attention: Corporate Secretary         Attention: Investor Relations
Telephone: (314) 692-8800              Telephone: (216) 222-2000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [ ], 2004 IN ORDER TO RECEIVE THEM BEFORE THE ALLEGIANT SPECIAL SHAREHOLDERS MEETING. IF YOU REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE, THEY WILL BE MAILED TO YOU PROMPTLY BY FIRST-CLASS MAIL, OR SIMILAR MEANS.

     If you have any questions, or need assistance in completing and returning your proxy or an election form, you also may contact Allegiant's soliciting agent, Georgeson Shareholder Communications, Inc., at the following address and telephone number:

          Georgeson Shareholder Communications, Inc.
        17 State Street
        New York, New York 10004
        212-805-7000

     Please see the section titled "Where You Can Find More Information" on page 55.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                 AND THE ALLEGIANT SPECIAL SHAREHOLDERS MEETING

     Q: WHAT DO I NEED TO DO NOW?

     A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Allegiant special shareholders meeting. If a returned card is signed but does not specify a choice, your proxy will be voted "FOR" the matters being considered at the meeting.

     Q: WHAT IF I DON'T VOTE OR I ABSTAIN FROM VOTING?

     A: IF YOU DO NOT VOTE OR YOU ABSTAIN FROM VOTING, YOUR FAILURE TO VOTE OR
        ABSTENTION WILL COUNT AS A VOTE AGAINST APPROVING THE MERGER AND THE RELATED TRANSACTIONS.

     Q: IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME," WILL MY BROKER VOTE
        MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares, which will have the effect of a vote against approving the merger and the related transactions.

     Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

     A: Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new, later-dated proxy card. If you choose either of these two methods you must submit your notice of revocation or your new proxy card to Allegiant. The notice of revocation or new proxy card must be received before the meeting and should be sent to Allegiant Bancorp, Inc., 10401 Clayton Road, St. Louis, Missouri 63131, Attention:
        Corporate Secretary. Third, you may attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

     Q: HOW DO I DESIGNATE THE FORM OF MERGER CONSIDERATION I DESIRE TO RECEIVE?

     A: Each Allegiant shareholder will have the opportunity to elect to receive the form of merger consideration in all cash, all National City common stock or a combination of the two. Not more than 15 days after the approval of the merger at the special shareholders meeting an election form will be mailed to you requesting that you designate the form of merger consideration you wish to receive. If you do not return your election form by the date designated on the election form, then you will be deemed to have elected to receive the merger consideration in the form of cash; however, the form of consideration you actually receive may be determined by a reallocation procedure under the merger agreement.

     Q: ARE ALLEGIANT SHAREHOLDERS GUARANTEED TO RECEIVE THE FORM OF MERGER
        CONSIDERATION -- CASH, NATIONAL CITY COMMON STOCK OR A COMBINATION OF THE TWO -- THEY REQUEST ON THEIR ELECTION FORMS?

     A: Not necessarily. Allegiant shareholders who elect to receive National
        City common stock will receive the number of shares of National City common stock they elect. However, because at least 51% of the value of the merger consideration must take the form of National City common stock, shareholders who elect to receive cash for all or a portion of the consideration payable to them in the merger may instead receive a portion of that cash consideration in the form of National City common stock. The reallocation procedures are described in greater detail in this proxy statement/prospectus.

     Q: SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

     A: No. Along with the election forms, Allegiant shareholders will receive written instructions for exchanging their stock certificates for the consideration to be received by them in the merger.

                                    SUMMARY

     This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you, and it is qualified in its entirety by reference to the more detailed information contained elsewhere in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. You are urged to carefully read the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the merger. Many items in this summary include a page reference directing you to a more complete description of that item.

THE MERGER (PAGES 18-43)

     In the merger, Allegiant will merge into National City. The existing board of directors and executive officers of National City will be the board of directors and executive officers of the merged company. National City will continue to be governed by the laws of the State of Delaware. We expect to complete the merger toward the end of the first quarter or early in the second quarter of 2004.

     We have attached a copy of the merger agreement to this proxy statement/prospectus as Annex A and incorporate it herein by reference.

REASONS FOR THE MERGER (PAGES 24-25)

     The merger offers Allegiant shareholders both the opportunity to realize a premium for the value of their shares compared to the market price before the announcement of the merger agreement, as well as, for those who so elect, the opportunity to participate in the growth and potential of National City through the stock component of the merger consideration. Based on the closing price of National City and Allegiant common stock on November 19, 2003, the day before the merger was announced, the value of the National City common stock and cash to be received by Allegiant shareholders in the merger represented premiums of approximately 16% and 16.5%, respectively, over the closing price of Allegiant common stock.

     National City's acquisition strategy includes the expansion into major markets where it can establish a significant presence. Adding the St. Louis market to National City's customer base is a logical and attractive expansion into territory that is culturally and demographically similar to National City's existing markets. It also allows National City to follow its growth strategy by further increasing its services throughout the Midwest.

WHAT ALLEGIANT'S SHAREHOLDERS WILL RECEIVE (PAGES 34-36)

     Upon completion of the merger, each share of Allegiant common stock will automatically be converted into the right to receive either 0.833 shares of common stock of National City, $27.25 in cash, or a combination of the two. On the election form, which will be mailed to Allegiant shareholders within 15 days after approval of the merger at the special shareholders meeting, Allegiant shareholders will have the opportunity to elect the form of merger consideration they prefer to receive. If no election is made, a shareholder will be considered to have elected to receive cash but this election may be reallocated as described below. Allegiant shareholders who elect to receive all National City common stock or a combination of cash and National City common stock in the merger will receive the amount of shares of National City common stock designated by them on their election forms. The cash portion of the merger consideration Allegiant shareholders elect to receive may be reallocated so that at least 51% of the value of the merger consideration is paid in the form of National City common stock.

     If reallocation is necessary:

     - first, if and to the extent necessary, shares held by shareholders who do not submit election forms or who do not indicate any preference on the election forms they submit, will be converted into the right to receive National City common stock, with the balance of the consideration, if any, payable to them in the form of cash;

     - then, if and to the extent necessary, shares held by shareholders who elect to receive a combination of cash and National City common stock as merger consideration will be converted into the right to receive National City common stock, with the balance of the consideration, if any, payable to them in the form of cash; and

     - then, if and to the extent necessary, shares held by shareholders who elect to receive only cash consideration will be converted into the right to receive National City common stock, with the balance of the consideration, if any, payable to them in the form of cash.

     National City will not issue any fractional shares of its common stock in the merger. Instead, Allegiant shareholders will receive cash for any fractional share of common stock owed to them. The amount of cash Allegiant shareholders will receive for any fractional shares will be calculated by multiplying the fractional share interest by $27.25.

     Along with the election forms, you will receive instructions on how to surrender your Allegiant common stock certificates to receive the cash consideration and/or new certificates representing the National City common stock.

     Because the exchange ratio is fixed and because the market price of the common stock of National City will fluctuate, the market value of the National City stock you will receive in the merger is not fixed.

RECOMMENDATION (PAGES 24-25)

     The Allegiant board of directors believes that the merger is fair to the Allegiant shareholders and in their best interests. Allegiant's board unanimously recommends that Allegiant shareholders vote "FOR" the merger agreement and the related transactions.

OPINION OF FINANCIAL ADVISOR (PAGES 25-30)

     Legg Mason Wood Walker, Incorporated has delivered a written opinion to the Allegiant board of directors that, as of November 19, 2003, the consideration to be paid in the merger to Allegiant's shareholders is fair to Allegiant's shareholders, from a financial point of view. We have attached a copy of this opinion to this proxy statement/prospectus as Annex B. Allegiant shareholders should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Legg Mason in providing its opinion.

DISSENTERS' RIGHTS (PAGES 36-38)

     You have the right under Missouri law to dissent from the merger and obtain payment in cash of the fair value of your Allegiant common stock as of the day prior to the special shareholders meeting. To exercise dissenters' rights, you must:

     - deliver a written objection to Allegiant prior to or at the Allegiant special shareholders meeting;

     - not vote in favor of approving the merger agreement; and

     - deliver to the merged company within 20 days after the merger a written demand for payment of the fair value of your common stock, which may or may not be more than what you would have received in the merger.

     We have attached a copy of Missouri's dissenters' rights statute to this proxy statement/ prospectus as Annex C.

ACCOUNTING TREATMENT (PAGE 39)

     National City will account for the merger using the purchase method of accounting. Under the purchase method, National City will record, at fair value, the acquired assets and assumed liabilities of Allegiant. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, National City will record goodwill. National City will include in its consolidated results of operations the results of Allegiant's operations after the merger is completed. Due to the size of the proposed transaction in relation to National City, pro forma financial information, except for certain per share data, is not required to be included in this proxy statement/prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGES 40-43)

     You generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the conversion of your Allegiant common stock into shares of National City common stock. However, shareholders holding Allegiant stock which is converted into cash in the merger may have to recognize income or gain or loss.

     The parties will not be required to complete the merger unless they receive a legal opinion that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The Internal Revenue Service may, however, disagree with this opinion.

     Allegiant shareholders also will be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

     THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER OF ALLEGIANT COMMON SHARES. SHAREHOLDERS OF ALLEGIANT ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

THE COMPANIES (PAGES 52-53)

    Allegiant Bancorp Inc.
     10401 Clayton Road
     St. Louis, Missouri 63131
     (314) 692-8800
     (314) 995-9044 (fax)

     Allegiant is a bank holding company organized under the laws of Missouri and registered under the federal Bank Holding Company Act. Through its bank subsidiary, Allegiant Bank, Allegiant offers full-service community banking and personal trust services to individuals, businesses and municipalities in the St. Louis metropolitan area. Allegiant Bank's services include commercial, real estate and installment loans, checking, savings and time deposit accounts, personal trust and other fiduciary services and other financial services such as securities brokerage, insurance and safe deposit boxes.

     As of December 31, 2003, Allegiant reported, on a consolidated basis, total assets of $2.5 billion, total loans of $1.8 billion, total deposits of $1.7 billion and shareholders' equity of $198.6 million.

    National City Corporation
     1900 East Ninth Street
     Cleveland, Ohio 44114
     (216) 222-2000
     (216) 222-2983 (fax)

     National City is a financial holding company organized under the laws of Delaware and registered under the federal Bank Holding Company Act. National City, headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Illinois, Indiana, Kentucky, Michigan and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company's web site at www.NationalCity.com. The information on National City's web site does not constitute part of this proxy statement/prospectus.

     As of December 31, 2003, National City reported, on a consolidated basis, total assets of $113.9 billion, total loans of $94.6 billion, total deposits of $63.9 billion and stockholders' equity of $9.3 billion.

THE MEETING (PAGES 16-18)

     The Allegiant special meeting will be held on [       ], 2004 at 3:00 p.m.,
local time, at Allegiant's headquarters, 10401 Clayton Road, St. Louis, Missouri 63131. At the Allegiant special meeting, Allegiant's shareholders will be asked:

     - to approve the merger agreement and the related transactions; and

     - to act on other matters that may properly be submitted to a vote at the Allegiant special meeting.

RECORD DATES; VOTES REQUIRED (PAGES 17-18)

     You can vote at the Allegiant special meeting if you owned Allegiant common
stock at the close of business on [       ], 2004. On that date, there were
approximately [     ] million shares of Allegiant common stock outstanding and entitled to vote. You can cast one vote for each share of Allegiant common stock that you owned on that date. Approval of the merger agreement and the related transactions requires the approval of the holders of at least two-thirds of Allegiant's outstanding shares.

     As of [       ], 2004, Allegiant directors and executive officers had sole voting power over approximately [ ]% of the outstanding shares of Allegiant common stock entitled to vote at the Allegiant special meeting.

CONDITIONS TO COMPLETION OF THE MERGER (PAGES 30-31)

     Allegiant's and National City's obligations to complete the merger depend on a number of conditions being met. These include:

     - Allegiant shareholders' approval of the merger;

     - approval of the merger by the necessary federal and state regulatory
       authorities (which were granted on [       ], 2004);

     - the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal; and

     - receipt by Allegiant and National City of an opinion, subject to various limitations, that, for U.S. federal income tax purposes, Allegiant shareholders who receive their merger consideration in National City common stock will not recognize any gain or loss as a result of the merger, except in connection with the receipt of cash in lieu of fractional shares.

     Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

REGULATORY APPROVALS (PAGE 38)

     Application was made to the Board of Governors of the Federal Reserve System for approval of the merger of Allegiant with and into National City. The merger was approved by the Board of Governors of the Federal Reserve System on
[       ], 2004. After the Federal Reserve Board approves a merger, 30 days must pass before the merger can be completed. During that time, the United States Department of Justice may challenge the merger. The application was also reviewed by the Missouri Department of Economic Development, Division of Finance, and no objection was made.

     The required approvals to complete the merger were received on [       ],
2004 and the parties are awaiting the expiration of the 30-day Department of Justice waiting period.

     TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGES 32-33)
     Allegiant and National City can mutually agree at any time to terminate the merger agreement without completing the merger, even if Allegiant's shareholders have approved it. Also, either party may terminate the merger agreement in a number of other situations, including:

     - the failure of Allegiant to obtain the required shareholder vote;

     - if certain conditions to completing the merger have not been met or can no longer be satisfied, provided that with respect to any breach of the merger agreement by a party, that party will have 15 days to cure the breach after receipt of notice; and

     - the failure to complete the merger by September 30, 2004, except a party may not terminate the merger agreement under this circumstance if that party caused the delay in completing the merger.

     In addition, National City may terminate the merger agreement if Allegiant does not hold a shareholders' meeting by a certain date, if Allegiant's board of directors does not recommend that the shareholders approve the merger or withdraws the recommendation, or if Allegiant's board of directors authorizes Allegiant to cooperate in certain respects with a competing proposal to acquire Allegiant.

     If the merger agreement is terminated (1) because Allegiant's shareholders do not approve the transaction or Allegiant breaches the agreement, and Allegiant subsequently agrees to be acquired by a third party within two years following the termination, or (2) when a competing proposal to acquire Allegiant is outstanding, then Allegiant will pay National City a termination fee of $25.0 million, in addition to any other costs or expenses arising from the termination.

WAIVER AND AMENDMENT (PAGE 33)

     Allegiant and National City may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. Neither party may do so, however, after Allegiant's shareholders approve the merger if the amendment or waiver reduces or changes the consideration that you will receive.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
     INTERESTS (PAGES 19-21)

     Some of the directors and officers of Allegiant have interests in the merger that may differ from, or that may be in addition to, the interests of other shareholders of Allegiant. These interests exist because of employment or severance agreements that the officers entered into with Allegiant or National City and rights that Allegiant officers and directors have, including under Allegiant's benefit plans. These employment and severance agreements provide the officers with severance benefits if their employment is terminated following the merger, and the merger causes the accelerated vesting of certain benefits under the plans.

     The members of each of Allegiant's and National City's board of directors knew about these additional interests and considered them when they agreed to the merger.

STOCK OPTIONS (PAGE 36)

     Under the merger agreement, each stock option to buy Allegiant common stock granted under Allegiant's stock option plans that is outstanding and not yet exercised immediately before completion of the merger will become an option to buy National City's common stock. The number of shares of National City's common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio in the merger.

MATERIAL DIFFERENCES IN THE RIGHTS OF ALLEGIANT SHAREHOLDERS AND NATIONAL CITY
     SHAREHOLDERS (PAGES 43-48)

     Currently, the rights of Allegiant shareholders are governed by Missouri law and by Allegiant's articles of incorporation and bylaws. Upon completion of the merger, the rights of the merged company's shareholders will be governed by Delaware law and the certificate of incorporation and bylaws of National City. As a result, there may be material differences in your rights as a shareholder if you receive National City common stock in the merger.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Allegiant common stock is traded on the Nasdaq National Market under the symbol "ALLE." The closing sale per share price reported for Allegiant common stock on November 19, 2003, the last trading date preceding the public announcement of the merger, was $23.40. National City common stock is traded on the New York Stock Exchange under the symbol "NCC." The closing per share price reported for National City common stock on November 19, 2003, the last date on which National City common stock traded preceding the public announcement of the merger, was $32.58.

     The following table sets forth for the periods indicated the high and low bid and sales prices per share, respectively, of Allegiant and National City common stock as reported on the Nasdaq National Market and New York Stock Exchange, respectively, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

                                                   ALLEGIANT                           NATIONAL CITY
                                       ----------------------------------   -----------------------------------
                                           BID PRICE                            SALE PRICE
                                       ------------------   CASH DIVIDEND   -------------------   CASH DIVIDEND
                                        HIGH       LOW        DECLARED       HIGH       LOW         DECLARED
                                       ------   ---------   -------------   ------   ----------   -------------
2002
-------------------------------------
First Quarter........................  $17.50    $13.45         $.065       $31.16     $26.31        $ .295
Second Quarter.......................   19.00     15.72          .065        33.75      29.60          .295
Third Quarter........................   18.80     15.02          .065        33.49      25.58          .305
Fourth Quarter.......................   18.24     15.99          .065        29.82      24.60          .305
2003
-------------------------------------
First Quarter........................  $18.49    $16.50         $ .07       $29.45     $26.53        $ .305
Second Quarter.......................   20.26     16.74           .09        34.97      27.72          .305
Third Quarter........................   22.50     19.06           .09        34.56      29.03          .32
Fourth Quarter.......................   28.71     20.21           .09        34.44      29.46          .32
2004
-------------------------------------
First Quarter (through February 5,
  2004)..............................  $29.32    $27.40             *       $35.30     $32.14        $ .32

---------------

* As of the date of this proxy statement/prospectus, Allegiant has not declared a dividend for the first quarter of 2004.

     The market value of the aggregate consideration that Allegiant shareholders
will receive in the merger is approximately $[     ] million based on [     ]
shares of Allegiant common stock outstanding at the date of this proxy statement/prospectus. This estimated market value of the aggregate consideration
is based on the closing price of National City's common stock of $[     ] per
share on February [     ], 2004 and assumes that all Allegiant shareholders
elect to receive National City common stock in exchange for their shares of Allegiant common stock. The actual market value of the merger consideration will vary based on the market value of National City common stock prior to completion of the merger and the combination of total consideration paid in National City common stock and cash.

     The closing prices of Allegiant and National City common stock on November
19, 2003 and February [     ], 2004, and the implied value to be received in the
merger by Allegiant shareholders who receive merged company common stock for each share of Allegiant common stock on these dates, were as follows:

                                                                          VALUE OF MERGER CONSIDERATION
                                                                           PER SHARE OF NATIONAL CITY
                                                          NATIONAL CITY     COMMON STOCK TO ALLEGIANT
                                            ALLEGIANT        COMMON         SHAREHOLDERS WHO RECEIVE
                                           COMMON STOCK       STOCK               COMMON STOCK
                                           ------------   -------------   -----------------------------
November 19, 2003........................     $23.40         $32.58                  $27.14
February [    ], 2004....................        [ ]            [ ]                     [ ]

     Of course, the market price of Allegiant and National City common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Allegiant common stock and National City common stock. Allegiant shareholders who receive cash will receive a fixed amount of $27.25 per share.

     Dividends may be paid on National City common stock, as and when declared by National City's board of directors, out of any of National City's funds legally available for the payment of such dividends, subject to all of the preferences and rights of any National City preferred stock or a series thereof. The amount of dividends payable will depend upon the earnings and financial condition of National City and other factors, including applicable regulations and policies.

                           COMPARATIVE PER SHARE DATA

     The following table presents at the date and for the period indicated (1) certain historical and pro forma combined per share data for National City common stock, and (2) certain historical and pro forma equivalent per share data for Allegiant common stock. The information is based upon and should be read in conjunction with the respective historical consolidated financial statements of National City and Allegiant incorporated by reference in this proxy statement/prospectus.

     The National City common stock pro forma combined data give effect to the merger but do not reflect anticipated expenses and nonrecurring charges that may result from the merger. The pro forma per share data also do not reflect estimated expense savings and revenue enhancements anticipated to result from the merger.

     Because Allegiant shareholders have the right to exchange each Allegiant common share into either 0.833 share of National City common stock, $27.25 in cash, or a combination of the two, subject to at least 51% of the value of the merger consideration being paid in the form of National City common stock, the pro forma combined per share amounts are presented under two scenarios: the first assumes that 100% of Allegiant's common shares outstanding immediately prior to the merger were exchanged for National City common stock, while the second assumes that only 51% of Allegiant's common shares outstanding immediately prior to the merger were exchanged for National City common stock, with the remainder exchanged for cash.

     The Allegiant common stock pro forma equivalent basic earnings per share, diluted earnings per share, and book value per share amounts were computed by multiplying the respective National City common stock pro forma combined amounts by the exchange ratio of 0.833. The Allegiant common stock pro forma equivalent cash dividends declared per common share was computed by multiplying the National City common stock historical cash dividends declared per common share by the exchange ratio of 0.833.

     The pro forma data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the merger been consummated during the period or as of the date for which the pro forma data is presented or which will be attained in the future.

NATIONAL CITY COMMON STOCK

                                                                AS OF/FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
Earnings per common share:
  Historical
     Basic..................................................        $3.46
     Diluted................................................         3.43
  Pro forma National City and Allegiant (unaudited)
     100% STOCK
       Basic................................................         3.41
       Diluted..............................................         3.38
     51% STOCK
       Basic................................................         3.45
       Diluted..............................................         3.42
Cash dividends declared per common share(1):
  Historical................................................         1.25
Book value per common share at period-end:
  Historical................................................        15.39
  Pro forma National City and Allegiant (unaudited)
     100% STOCK.............................................        15.83
     51% STOCK..............................................        15.62

ALLEGIANT COMMON STOCK

                                                                AS OF/FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
Earnings per common share:
  Historical
     Basic..................................................        $1.34
     Diluted................................................         1.32
  Pro forma equivalent National City and Allegiant
     (unaudited)
     100% STOCK
       Basic................................................         2.84
       Diluted..............................................         2.82
     51% STOCK
       Basic................................................         2.87
       Diluted..............................................         2.85
Cash dividends declared per common share(1):
  Historical................................................         0.34
  Pro forma equivalent National City and Allegiant
     (unaudited)
     100% STOCK.............................................         1.04
     51% STOCK..............................................         1.04
Book value per common share at period-end:
  Historical................................................        11.33
  Pro forma equivalent National City and Allegiant
     (unaudited)
     100% STOCK.............................................        13.19
     51% STOCK..............................................        13.01

---------------

(1) No assurance can be given that equivalent dividends will be declared in the future. The amount of future dividends payable by National City will depend upon the earnings and financial condition of National City, and other factors, including applicable regulations and policies.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial data for Allegiant and National City on a historical basis. This information was derived from Allegiant's and National City's audited financial statements for 1999 through 2003. This information is only a summary, and you should read this financial data in conjunction with Allegiant's and National City's consolidated financial statements and the related notes incorporated by reference in this proxy statement/prospectus. Please see the sections titled "Additional Information" and "Where You Can Find More Information" on pages 1 and 55, respectively.

        ALLEGIANT SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                        AS OF/FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------------
                                              2003          2002          2001          2000         1999
                                           -----------   -----------   -----------   ----------   ----------
STATEMENTS OF INCOME (In Thousands)
  Interest income........................  $   118,081   $   123,205   $    96,423   $   71,973   $   52,112
  Interest expense.......................       49,833        58,307        55,481       40,521       26,601
                                           -----------   -----------   -----------   ----------   ----------
    Net interest income..................       68,248        64,898        40,942       31,452       25,511
  Provision for loan losses..............        8,274         8,599         5,000        3,500        2,546
                                           -----------   -----------   -----------   ----------   ----------
    Net interest income after provision
      for loan losses....................       59,974        56,299        35,942       27,952       22,965
  Noninterest income.....................       26,901        23,321        14,803        6,462        4,843
  Noninterest expense....................       53,465        47,671        30,070       22,582       18,762
                                           -----------   -----------   -----------   ----------   ----------
    Income before taxes..................       33,410        31,949        20,675       11,832        9,046
  Income tax expense.....................       10,550        10,552         7,553        4,797        3,644
                                           ===========   ===========   ===========   ==========   ==========
  Net income.............................  $    22,860   $    21,397   $    13,122   $    7,035   $    5,402
                                           ===========   ===========   ===========   ==========   ==========
  Net income applicable to common
    stock................................  $    22,860   $    21,397   $    13,122   $    7,035   $    5,402
PER COMMON SHARE
  Net income:
    Basic................................  $      1.34   $      1.36   $      1.26   $     1.09   $      .84
    Diluted..............................         1.32          1.33          1.24         1.08          .83
  Dividends declared.....................          .34           .26           .24          .22          .20
  Book value.............................        11.33         10.36          9.08         8.75         7.73
  Average shares:
    Basic................................   17,045,432    15,767,619    10,447,845    6,460,250    6,450,639
    Diluted..............................   17,295,915    16,118,047    10,593,592    6,495,067    6,510,045
FINANCIAL RATIOS
  Return on average common equity........        12.11%        13.88%        13.59%       13.21%       10.60%
  Return on average total equity.........        12.11         13.88         13.59        13.21        10.60
  Return on average assets...............          .95           .96           .94          .83          .83
  Average shareholders' equity to average
    assets...............................         7.85          6.91          6.91         6.32         7.55
  Net interest margin....................         3.10          3.19          3.17         3.99         4.17
  Net charge-offs to average portfolio
    loans................................          .42           .51           .48          .19          .12
  Efficiency ratio.......................        56.19         54.04         53.94        59.56        61.81
AT PERIOD END (In Millions)
  Assets.................................  $     2,453   $     2,404   $     2,170   $    1,136   $      728
  Portfolio loans........................        1,839         1,703         1,420          814          615
  Loans held for sale or
    securitization.......................            9            41            61           89           --
  Securities at fair value...............          357           438           439          129           49
  Deposits...............................        1,709         1,768         1,688          858          548
  Other borrowings.......................          174            95            73           33           19
  Long-term debt.........................          365           362           253          159          110
  Shareholders' equity...................          199           167           138           78           48

      NATIONAL CITY SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                     AS OF/FOR THE YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------
                                        2003           2002           2001           2000           1999
                                    ------------   ------------   ------------   ------------   ------------
STATEMENTS OF INCOME (In
  Thousands)
  Interest income.................  $  5,997,822   $  5,915,920   $  6,414,752   $  6,566,583   $  5,912,609
  Interest expense................     1,629,816      1,910,541      2,975,903      3,608,221      2,912,587
                                    ------------   ------------   ------------   ------------   ------------
    Net interest income...........  $  4,368,006   $  4,005,379   $  3,438,849   $  2,958,362   $  3,000,022
  Provision for loan losses.......       638,418        681,918        605,295        286,795        249,674
                                    ------------   ------------   ------------   ------------   ------------
    Net interest income after
      provision for loan losses...     3,729,588      3,323,461      2,833,554      2,671,567      2,750,348
  Noninterest income..............     3,596,001      2,574,974      2,677,823      2,484,234      2,380,769
  Noninterest expense.............     4,088,123      3,729,634      3,344,876      3,183,909      2,982,504
                                    ------------   ------------   ------------   ------------   ------------
    Income before taxes...........     3,237,466      2,168,801      2,166,501      1,971,892      2,148,613
  Income tax expense..............     1,120,402        722,158        778,393        669,515        743,128
                                    ============   ============   ============   ============   ============
  Net income......................  $  2,117,064   $  1,446,643   $  1,388,108   $  1,302,377   $  1,405,485
                                    ============   ============   ============   ============   ============
  Net income applicable to common
    stock.........................  $  2,117,064   $  1,446,622   $  1,387,092   $  1,300,578   $  1,403,736
PER COMMON SHARE
  Net income:
    Basic.........................  $       3.46   $       2.37   $       2.30   $       2.14   $       2.25
    Diluted.......................          3.43           2.35           2.27           2.13           2.22
  Dividends declared..............          1.25           1.20           1.16           .855          1.085
  Book value......................         15.39          13.35          12.15          11.06           9.39
  Average shares:
    Basic.........................   611,205,682    610,186,786    603,611,073    607,378,801    623,623,811
    Diluted.......................   616,410,043    616,174,238    611,936,906    612,625,349    632,452,146
FINANCIAL RATIOS
  Return on average common
    equity........................         23.60%         18.14%         19.94%         21.29%         22.64%
  Return on average total
    equity........................         23.60          18.14          19.90          21.21          22.56
  Return on average assets........          1.79           1.40           1.49           1.52           1.67
  Average stockholders' equity to
    average assets................          7.58           7.71           7.49           7.18           7.39
  Net interest margin.............          4.11           4.34           4.09           3.85           3.99
  Net charge-offs to average
    portfolio loans...............           .80            .83            .68            .46            .43
  Efficiency ratio................         51.46          57.12          55.70          58.75          56.49
AT PERIOD END (In Millions)
  Assets..........................  $    113,933   $    118,021   $    105,817   $     88,535   $     87,121
  Portfolio loans.................        79,279         72,134         68,041         65,604         60,204
  Loans held for sale or
    securitization................        15,368         24,501         16,831          3,439          2,731
  Securities at fair value........         6,866          9,211          9,859          9,904         14,904
  Deposits........................        63,930         65,119         63,130         55,256         50,066
  Other borrowings................        13,309         18,022         15,172          6,581         14,955
  Long-term debt..................        23,666         22,730         17,316         18,145         15,038
  Stockholders' equity............         9,329          8,161          7,381          6,770          5,728

                                  RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, you should carefully consider the risk factors described below in determining whether to vote to approve the merger and the related transactions.

BECAUSE THE MARKET PRICE OF NATIONAL CITY COMMON STOCK MAY FLUCTUATE, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE NATIONAL CITY COMMON STOCK THAT YOU WILL RECEIVE IN THE MERGER IF YOU ELECT TO RECEIVE A FULL OR PARTIAL STOCK PAYMENT IN EXCHANGE FOR YOUR ALLEGIANT COMMON STOCK.

     You will have the right to elect to receive as merger consideration (a) cash in the amount of $27.25, (b) 0.833 shares of National City common stock or
(c) a combination of a cash payment and stock payment. The merger agreement does not provide for any adjustment to the exchange ratio if National City's stock price changes. If you elect to receive National City common stock in the merger, changes in the price of National City common stock from the date of the merger agreement and from the date of this proxy statement/prospectus will affect the value of the merger consideration that you receive in the merger. National City's stock price may change due to a variety of factors, including general market and economic conditions, changes in National City's businesses, operations and prospects and regulatory considerations. Many of these factors are beyond National City's control.

THE PRICE OF NATIONAL CITY COMMON STOCK MIGHT DECREASE AFTER THE MERGER.

     Following the merger, you will become a stockholder of National City if you receive a full or partial stock payment in exchange for your Allegiant common stock. National City's common stock could decline in value after the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in National City's businesses, operations and prospects and regulatory considerations. Many of these factors are beyond National City's control.

THE CASH PAYMENT AND STOCK ALLEGIANT'S SHAREHOLDERS WILL RECEIVE FOR THEIR SHARES OF ALLEGIANT COMMON STOCK WILL NOT BE ADJUSTED TO REFLECT POTENTIAL FLUCTUATIONS IN THE MARKET PRICES OF NATIONAL CITY COMMON STOCK AND ALLEGIANT COMMON STOCK FROM THE DATE OF THE MERGER AGREEMENT.

     The consideration you will receive for your shares of Allegiant common stock was based on the market conditions at the time the merger agreement was signed. Market conditions may change before the merger is completed, and the amount of cash, stock or both that you are entitled to receive for each share of your Allegiant common stock in the merger will not be adjusted to reflect changes in the market conditions or the market value of either company's common stock. As stated above, stock price changes may result from a variety of factors.

OFFICERS AND DIRECTORS OF ALLEGIANT HAVE POTENTIAL CONFLICTS OF INTEREST IN THE MERGER.

     You should be aware that some officers and directors of Allegiant have interests in the merger that may be different from, or in addition to, the interests of Allegiant shareholders generally. For example, certain executive officers have entered into agreements that provide for either severance payments or continued employment following the merger. These agreements may create potential conflicts of interest. These and certain other additional interests of Allegiant's officers and directors may cause some of these persons to view the proposed transaction differently than you view it. These interests are described in this proxy statement/ prospectus under the heading "The Merger - Interests of Certain Persons in the Merger."

NATIONAL CITY MAY EXPERIENCE DIFFICULTIES IN MANAGING ITS GROWTH AND EFFECTIVELY INTEGRATING ALLEGIANT.

     National City may not be able to adequately and profitably manage its growth and effectively integrate the operations of Allegiant. Acquiring Allegiant will involve risks commonly associated with acquisitions, including, without limitation, potential exposure to liabilities of Allegiant, difficulty and expense of integrating the operations and personnel of Allegiant, potential disruption to the business of Allegiant, potential diversion of the time and attention of management of Allegiant and impairment of relationships with, and the possible loss of, key employees and customers of Allegiant.

ALLEGIANT'S SHAREHOLDERS WILL NOT CONTROL NATIONAL CITY'S FUTURE OPERATIONS.

     Allegiant's shareholders collectively own 100% of Allegiant and, in the aggregate, have the power to approve or reject any matters requiring the adoption or approval of shareholders under Missouri law and Allegiant's articles of incorporation. Following the merger, if all of the Allegiant shareholders elect to receive National City common stock in exchange for all of their Allegiant common shares, Allegiant shareholders in the aggregate would become the owners of approximately 2.4% of the outstanding shares of National City common stock. Accordingly, the former Allegiant shareholders would not have a significant impact on whether future National City proposals are approved or rejected.

IF NATIONAL CITY DOES NOT ADJUST TO RAPID CHANGES IN THE FINANCIAL SERVICES INDUSTRY, ITS FINANCIAL PERFORMANCE MAY SUFFER.

     National City's ability to maintain its historical financial performance and return on investment to stockholders will depend in part on National City's ability to expand its scope of available financial services to its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, National City competitors offer one-stop financial services shopping to customers, which includes securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies. The increasingly competitive environment primarily is a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

FUTURE GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT NATIONAL CITY'S FUTURE GROWTH.

     National City and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of National City and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and deposit insurance funds. The impact of any changes to these laws may negatively impact National City's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on National City, these changes could be materially adverse to National City's stockholders.

CHANGES IN INTEREST RATES COULD REDUCE NATIONAL CITY'S INCOME AND CASH FLOWS.

     National City's income and cash flow depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on the interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond National City's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, and changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect National City.

SHAREHOLDERS MAY RECEIVE A FORM OF CONSIDERATION DIFFERENT FROM WHAT THEY ELECT.

     While each Allegiant shareholder may elect to receive all cash or all National City common stock, or a combination of the two, in the merger, if Allegiant shareholders elect to receive cash representing more than 49% of the total value of the merger consideration, the cash elections of Allegiant shareholders will be reallocated so that 51% of the value of the merger consideration is paid in the form of National City common stock. As a result, if you choose to receive cash as all or a portion of the consideration for your shares of Allegiant common stock, you might receive all or a portion of your consideration in National City common stock or more shares of National City common stock than you elected.

IF YOU TENDER SHARES OF ALLEGIANT COMMON STOCK TO MAKE AN ELECTION, YOU WILL NOT BE ABLE TO SELL THOSE SHARES UNTIL AFTER THE MERGER, UNLESS YOU REVOKE YOUR ELECTION PRIOR TO THE ELECTION DEADLINE.

     To make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) to the exchange agent. You will not be able to sell any shares of Allegiant common stock that you have delivered, unless you revoke your election before the deadline set forth in the election form by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Allegiant common stock for any reason, until you receive cash or National City common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price of Allegiant or National City common stock may decrease, and you might otherwise want to sell your shares of Allegiant to gain access to cash, make other investment opportunities, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events.

THE OPINION OBTAINED BY ALLEGIANT FROM ITS FINANCIAL ADVISOR WILL NOT REFLECT CHANGES IN CIRCUMSTANCES PRIOR TO THE MERGER.

     Legg Mason Wood Walker, Incorporated, the financial advisor to Allegiant, has delivered a "fairness opinion" to the board of directors of Allegiant. The opinion states that as of November 19, 2003, the consideration to be paid in the merger to Allegiant's shareholders is fair to Allegiant's shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after November 19, 2003, including changes to the operations and prospects of Allegiant or National City, changes in general market and economic conditions or other factors. Any such changes, or other factors on which the opinion is based, may alter the relative value of Allegiant and National City. Because Allegiant does not plan to ask Legg Mason to update its opinion, the November 19 opinion may not accurately address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed.

THE MERGER AGREEMENT LIMITS ALLEGIANT'S ABILITY TO PURSUE ALTERNATIVES TO THE MERGER.

     The merger agreement contains terms and conditions that make it more difficult for Allegiant to sell its business to a party other than National City. These "no shop" provisions impose restrictions on Allegiant that, subject to certain exceptions, limit Allegiant's ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Allegiant.

     In addition, Allegiant has agreed to pay a $25.0 million termination fee if a competing acquisition proposal has been made known to Allegiant and the merger agreement is subsequently terminated by National City because Allegiant fails to hold a meeting of its shareholders to approve the merger, because Allegiant's board of directors does not publicly recommend the merger with National City or withdraws or modifies its prior recommendation, or because Allegiant's board of directors approves or recommends the other business proposal and Allegiant's shareholders do not then approve the merger with National City. Allegiant also will be required to pay the $25.0 million termination fee if the merger agreement is terminated by National City because conditions to National City's obligation to close the merger have not been met or waived by National City and Allegiant enters into an agreement for an alternative acquisition transaction during the two years after the termination of the merger agreement.

     National City required Allegiant to agree to these provisions as a condition to National City's willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of Allegiant from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Allegiant than it might otherwise have proposed to pay.

PERSONS WHO RECEIVE ALL CASH IN THE MERGER WILL NOT BE ABLE TO PARTICIPATE IN FUTURE GROWTH OF NATIONAL CITY.

     If you elect to receive all cash in exchange for your Allegiant common stock, you will not become a stockholder of National City following the merger. You will then not have the opportunity to participate in future growth of National City as the surviving company or benefit from increases in National City's common stock which may occur after the merger.

ADDITIONAL RISKS AND UNCERTAINTIES COULD HAVE A NEGATIVE EFFECT ON NATIONAL CITY'S FINANCIAL PERFORMANCE.

     Additional factors could have a negative effect on the financial performance of National City and its subsidiaries and National City common stock. Such factors include, without limitation, changes in general economic and financial market conditions, changes in competitive conditions, continuing consolidation in the financial services industry, new litigation or changes in existing litigation, losses, customer bankruptcy, claims and assessments.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus include forward-looking statements by Allegiant and National City. Both Allegiant and National City have based these forward-looking statements on their respective current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; the ability to effectively executive business plans, new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting each company's business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

     We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus statement/prospectus might not occur.

                           ALLEGIANT SPECIAL MEETING

     This section contains information for Allegiant shareholders about the Allegiant special shareholders meeting that has been called to vote upon the merger agreement and the transactions it contemplates.

     Allegiant is mailing this proxy statement/prospectus to you, as an
Allegiant shareholder, on or about [               ], 2004. Together with this
document, Allegiant also is sending to you a notice of the Allegiant special meeting and a form of proxy that Allegiant's board of directors is soliciting for use at the special meeting. The special meeting will be held on
[               ], 2004, at 3:00 p.m., local time at 10401 Clayton Road, St.
Louis, Missouri 63131.

MATTERS TO BE CONSIDERED

     The purpose of the special meeting is to vote on the approval of the merger agreement and the transactions contemplated thereby. At the special meeting, Allegiant shareholders also may vote on any other matters that may properly be submitted to a vote at the special meeting. You also may be asked to vote on a proposal to adjourn or postpone the special meeting. Allegiant could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and the related transactions.

PROXIES

     The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to Allegiant's corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Allegiant proxies should be addressed to:

                                  Allegiant Bancorp, Inc.
                                  10401 Clayton Road
                                  St. Louis, MO 63131
                                  Attention: Corporate Secretary

     All shares represented by valid proxies which Allegiant receives through this solicitation prior to the special meeting, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your proxy card, your proxy will be voted "FOR" the proposal to approve the merger agreement and the transactions contemplated thereby. Allegiant's board of directors does not presently know of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, Allegiant intends that shares represented by proxies in the form accompanying this document will be voted by and at the discretion of the persons named in the proxies. However, proxies that direct votes against approval of the merger will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies.

SOLICITATION OF PROXIES

     Allegiant will bear the entire cost of soliciting proxies from you. In addition to soliciting proxies by mail, Allegiant will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Allegiant common stock and secure their voting instructions, if necessary. Allegiant will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, Allegiant also may use several of its regular employees or directors, who will not be specially compensated, to solicit proxies from Allegiant shareholders, either personally or by telephone, telegram, fax, letter or special delivery letter.

     In addition, Allegiant has retained Georgeson Shareholder Communications, Inc. to assist Allegiant in the solicitation of proxies from shareholders in connection with the special meeting. Georgeson will receive a fee, which Allegiant expects will not exceed $10,000, as compensation for its services and reimbursement of its out-of-pocket expenses.

RECORD DATE AND VOTING RIGHTS

     [               ], 2004 is the record date for determining the Allegiant
shareholders entitled to notice of and to vote at the special meeting. At that
time, there were approximately [     ] million shares of Allegiant common stock
outstanding that were held by approximately [       ] holders of record.

     To have a quorum that permits Allegiant to conduct business at the special meeting, there must be present at the meeting, whether in person or through return of proxy cards, holders of Allegiant common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Allegiant common stock you
held as of the close of business on [               ], 2004, the record date.

     Holders of shares of Allegiant common stock present in person at the special meeting but not voted, and shares of Allegiant common stock for which Allegiant has received proxies indicating that its holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

     Under Missouri law, approval of the merger by Allegiant requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Allegiant common stock. THUS, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. Accordingly, the Allegiant board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

     As of the record date, Allegiant's directors and executive officers had
sole voting power over approximately [   ] million shares of Allegiant common
stock, entitling them to exercise approximately [   ]% of the voting power of
the Allegiant common stock entitled to vote at the special meeting. Although no director or executive officer is obligated to vote shares of Allegiant common stock that they hold "FOR" approval of the merger, they have advised Allegiant that they intend to vote their shares to approve the merger.

RECOMMENDATION OF ALLEGIANT BOARD OF DIRECTORS

     The Allegiant board of directors has approved the merger agreement and the related transactions. The Allegiant board believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, Allegiant and Allegiant shareholders and recommends that Allegiant shareholders vote "FOR" approval of the merger and the related transactions.

                                   THE MERGER

     This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to such document. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and we incorporate the merger agreement into this summary by reference. The merger agreement is a complex document that is not easily summarized. We urge you to read the merger agreement in its entirety.

GENERAL DESCRIPTION OF THE MERGER

     Subject to satisfaction or waiver of all conditions in the merger agreement, on the closing date Allegiant will merge with and into National City. Upon completion of the merger, Allegiant's corporate existence will terminate and National City will continue as the surviving entity. As a result of the merger, each share of Allegiant common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive: (1) $27.25 in cash; (2) 0.833 shares of common stock of National City; or (3) a combination of cash and shares of National City common stock.

     National City may at any time change the method of effecting the merger with Allegiant, which may include providing for a merger of Allegiant into a wholly-owned subsidiary of National City. However, no change by National City in the method of effecting the combination with Allegiant may: (1) alter or change the amount or kind of consideration to be issued to Allegiant's shareholders in the merger; (2) adversely affect the tax treatment of Allegiant's shareholders as a result of receiving consideration in the merger; or (3) materially impede or delay completion of the merger.

     Each shareholder of Allegiant will have the opportunity to elect the proportion of cash and National City common stock the shareholder desires to receive in exchange for the shareholder's shares of Allegiant common stock. However, each shareholder's cash election may be reallocated in accordance with the procedure set forth in the merger agreement so that the value of shares of National City common stock issued to Allegiant shareholders as consideration for their shares of Allegiant common stock is at least 51% of the total value of all consideration paid to Allegiant shareholders in the merger.

     The amount and nature of the consideration was established through arm's-length negotiations between Allegiant and National City and their respective advisors and reflects the balancing of a number of countervailing factors. The total amount of the consideration reflects a price both parties concluded was appropriate. The parties have structured the merger, in part, to have the favorable tax attributes of a "reorganization" for federal income tax purposes.

     We cannot assure you that the current fair market value of National City common stock will be equivalent to the fair market value of National City common stock on the effective date of the merger. Allegiant shareholders who elect to receive National City common stock as consideration in the merger will receive
0.833 shares of National City common stock for each share of Allegiant common stock. Because this exchange ratio is fixed and because the market price of the National City common stock will fluctuate, the market value of National City common stock which Allegiant shareholders receive in the merger is not fixed. The market value of National City's common stock may be greater or less than the current market value of National City common stock due to numerous factors. Please see the section titled "Risk Factors."

RESALE OF NATIONAL CITY COMPANY STOCK

     The shares of National City common stock to be issued in the merger will be freely transferable except by certain directors, executive officers and shareholders of Allegiant who are deemed to be "affiliates" of National City after the merger. The shares of National City common stock issued to these affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the SEC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of Allegiant's executive officers and directors have certain interests in the merger that differ from the interests of Allegiant's shareholders generally. The board of directors of Allegiant was aware of these interests and considered them, among other matters, in approving the merger agreement.

     EXECUTIVE RETENTION AGREEMENTS. Under the merger agreement, National City will honor all of Allegiant's obligations under Allegiant's executive retention agreements, including those with the following Allegiant executive officers:
Jeffrey S. Schatz, Executive Vice President and Chief Financial/Operations Officer; Paul F. Glarner, Executive Vice President and Chief Lending Officer; Arthur E. Weiss, Senior Vice President of Wealth Management; Jeffrey R. Heutel, Senior Vice President of Risk Management; and James L. Schaller, Senior Vice President of Retail Banking. The executive retention agreements provide that the following benefits are to be paid to the executive if, during the three-year period following the merger, his employment with National City is terminated without cause (as defined in the agreement) or he terminates his employment for good reason (as defined in the agreement):

     - his base salary up to the date of termination and any previously deferred compensation and accrued vacation pay;

     - a severance amount equal to 12 months of pay of his highest salary times a multiplier;

     - continued health insurance coverage and other benefits; and

     - all outstanding stock options become immediately exercisable.

     For Messrs. Schatz and Glarner, the multiplier for severance pay is 2.25 and their health insurance coverage continues for 30 months. The multiplier for severance pay for Messrs. Weiss, Heutel and Schaller is 1.75, 1.0 and 1.0, respectively, with each receiving health insurance coverage for 12 months. Messrs. Schatz, Schaller, Glarner and Weiss each agrees not to compete with Allegiant or its successor in the St. Louis area for one year following the change of control date. Mr. Heutel also has agreed not to compete for a six-month period.

     In addition to the foregoing, if the payments of the benefits described above to Messrs. Schatz and Glarner constitute a "parachute payment" under Sections 280G and 4999 of the Internal Revenue Code, National City as the surviving company will be obligated to pay to each of Messrs. Schatz and Glarner a lump sum cash payment sufficient to put each of them in the same net after-tax position he would have been in had the benefit not been subject to the excise tax under Section 4999 of the Internal Revenue Code.

     HAYES EMPLOYMENT AGREEMENT. At the time the merger agreement was signed, Shaun R. Hayes, Allegiant's President and Chief Executive Officer, entered into an employment agreement, which will become effective on the date of the merger, with National City. Under the agreement, Mr. Hayes will serve as an Area President of National City Bank of Michigan/Illinois, directing the day-to-day management of the business and affairs of National City's operations in Missouri. Mr. Hayes will receive a base salary of at least $400,000 a year, will be eligible to receive an annual performance bonus of up to 75% of Mr. Hayes's base salary, and will be eligible to receive a long-term bonus at the end of a three-year plan cycle of no more than 40% of Mr. Hayes's average base salary over that period or part thereof. In addition, at the effective date of the merger Mr. Hayes will be granted restricted shares of National City common stock valued at $1.8 million subject to the terms of a National City restricted stock agreement. Mr. Hayes also will be eligible for stock options, vacation and insurance benefits equivalent to those provided to similarly situated employees of National City.

     The term of the employment agreement is three years, however, either party may terminate the agreement at any time. If Mr. Hayes's employment is terminated for cause (as defined in the agreement) or he resigns for any reason other than good reason (as defined in the agreement), he is entitled to his base salary earned through the termination date and any expense reimbursement then owed. If Mr. Hayes's employment is terminated due to his death or disability, he is entitled to his base salary earned through the termination date, expense reimbursement then owed and his long- and short-term bonuses prorated to the date of termination. If Mr. Hayes's employment is terminated without cause (as defined in the agreement) or he resigns for good reason, he is entitled to: (1) payment of any expense reimbursement then owed him; (2) a payment equal to his base salary and short-term bonus equal to 35% of his salary which he would have earned over the longer of one year or the remainder of the term of the agreement; and (3) his welfare benefits, or the cash value thereof, for the longer of one year or the remainder of the term of the agreement.

     The agreement includes non-competition and non-solicitation provisions prohibiting Mr. Hayes from competing with National City or soliciting its employees or customers in the greater St. Louis area for the longer of the term of the agreement or one year following the termination of Mr. Hayes's employment. The agreement also includes covenants regarding confidentiality.

     Mr. Hayes currently is party to an executive retention agreement with Allegiant similar to those of Allegiant's other executive officers described above. However, under the terms of his employment agreement that executive retention agreement will terminate upon consummation of the merger.

     Upon the closing of the merger, National City has agreed to offer, and Mr. Hayes has agreed to execute, a National City severance agreement that will provide Hayes severance benefits in the event of a change in control of National City, as defined in such agreement. The agreement will provide for salary continuation for three years upon termination as a result of a change in control.

     DISCUSSIONS WITH GLARNER. National City is currently discussing with Mr. Glarner terms for a potential employment agreement between National City and Mr. Glarner.

     ALLEGIANT STOCK OPTIONS. Under the merger agreement, as of the effective date of the merger, each outstanding and unexercised option granted under Allegiant's current stock option plans will be converted into an option to purchase shares of the common stock of National City upon the same terms and conditions under the stock option plan which it was originally issued. After the merger, the number of shares subject to each option will equal the number of shares of Allegiant common stock subject to the original option multiplied by
0.833. The exercise price of the converted option will equal the exercise price per share under the original option divided by 0.833 and rounded to the nearest cent.

     The following table sets forth information as to the outstanding options as of December 31, 2003 of the following directors and executive officers of Allegiant as of the date of this proxy statement/prospectus:

                                                             SHARES INTO WHICH OPTIONS ARE CONVERTIBLE
                                                       -----------------------------------------------------
                                                           ALLEGIANT SHARES          NATIONAL CITY SHARES
                                                       -------------------------   -------------------------
                                                                    VESTED AS A                 VESTED AS A
                                         NUMBER OF     CURRENTLY   RESULT OF THE   CURRENTLY   RESULT OF THE
NAME                                    OPTIONS HELD    VESTED        MERGER        VESTED        MERGER
----                                    ------------   ---------   -------------   ---------   -------------
Marvin S. Wool........................        49,495     49,495                0      41,229               0
Shaun R. Hayes........................       109,798    109,798                0      91,462               0
Robert L. Chambers....................        26,766     24,702            2,064      20,577           1,719
Leland B. Curtis......................        24,900     24,900                0      20,742               0
Kevin R. Farrell......................        10,000     10,000                0       8,330               0
Richard C. Fellhauer..................        28,411     23,011            5,400      19,168           4,498
Leon A. Fellman.......................             0          0                0           0               0
Douglas P. Helein.....................        10,000     10,000                0       8,330               0
Michael R. Hogan......................        17,500     17,500                0      14,578               0
C. Virginia Kirkpatrick...............        15,000     15,000                0      12,495               0
Nancy C. Pechloff.....................         5,000      5,000                0       4,165               0
Robert E. Wallace, Jr.................        10,000     10,000                0       8,330               0
John L. Weiss.........................        23,130     23,094               36      19,237              30
Lee S. Wielansky......................        24,900     24,900                0      20,742               0
Jeffrey S. Schatz.....................        34,500     22,200           12,300      18,493          10,246
Paul F. Glarner.......................        43,500     39,000            4,500      32,487           3,749
Arthur E. Weiss.......................        22,500     11,000           11,500       9,163           9,580
Jeffrey R. Heutel.....................        20,500     18,100            2,400      15,078           2,000
James L. Schaller.....................        13,800     11,400            2,400       9,496           1,999

     INDEMNIFICATION RIGHTS. Under the merger agreement, National City has agreed to assume any obligation that Allegiant had prior to the merger to indemnify Allegiant's directors and officers and that National City will provide certain continuing insurance coverage for officers and directors of Allegiant.

BACKGROUND OF THE MERGER

     Allegiant's board of directors regularly reviews the organization's business and strategic plans and objectives to determine ways to enhance shareholder value. Alternatives reviewed generally have included internal growth and possible growth through strategic business combinations. Shaun R. Hayes, Allegiant's President and Chief Executive Officer, from time to time informally discusses with senior management of other financial institutions industry trends, particularly in the St. Louis market, and possible combinations of various financial institutions, including Allegiant. At various times, Mr. Hayes and other members of Allegiant's management also have received and considered unsolicited informal expressions of interest from parties interested in pursuing a possible business combination with Allegiant.

     In August 2003, Mr. Hayes met with Timothy J. Lathe, an Executive Vice President of National City, to discuss loan participation transactions between Allegiant and National City. At that meeting, Mr. Lathe raised the possibility of National City's interest in discussing a business combination with Allegiant.

     In early September 2003, Mr. Hayes met with senior executives of another bank holding company that is considerably larger than Allegiant and headquartered outside of St. Louis. The parties discussed this other interested party's desire to expand into the St. Louis market and its potential interest in discussing a business combination with Allegiant. During those discussions, Mr. Hayes indicated that Allegiant would not be interested in pursuing a transaction that valued Allegiant's common stock at less than $25.00 a share.

Although they did not arrive at consensus concerning the principal terms, the parties agreed to hold further discussions in the near future.

     On September 11, 2003, Mr. Hayes met with David A. Daberko, National City's Chairman and Chief Executive Officer, William E. MacDonald III, National City's Vice Chairman, and Mr. Lathe. They discussed National City's interest in a business combination with Allegiant. Mr. Hayes indicated that Allegiant would not be interested in a transaction that valued Allegiant's common stock at less than $25.00 a share. Although no agreement was reached, National City's representatives indicated that National City was interested in discussing a transaction at that price and that it would be willing to consider paying cash or stock consideration in the transaction.

     In early October 2003, Mr. Hayes met again with the representative of the other interested party that expressed interest in moving forward and discussing a possible business combination with Allegiant.

     On October 10, 2003, Mr. Hayes reported his discussions with National City and the other interested party to the executive committee of Allegiant's board of directors. It was decided that the indications of interest would be further discussed at the next meeting of Allegiant's board of directors.

     On October 16, 2003, the indications of interest of the two companies were discussed at Allegiant's board of directors meeting. The Allegiant board confirmed the advisability of pursuing negotiations for a possible transaction and approved the formation of an ad hoc strategic opportunities committee of the board, consisting of Messrs. Wool, Farrell, Kirkpatrick, Wielansky and Curtis, with Mr. Hayes serving as a non-voting member. The committee was directed to evaluate Allegiant's strategic options, including a potential business combination with either of the two interested parties.

     On October 20, 2003, the strategic opportunities committee met with a representative of Legg Mason Wood Walker, Incorporated to review and assess possible merger candidates, and develop a plan for proceeding. At that meeting, the indications of interest from National City and the other interested party were discussed, and it was decided that Mr. Hayes and representatives from Legg Mason would contact the other interested party to indicate Allegiant's interest in negotiating a possible transaction. The committee also approved the engagement of Legg Mason as Allegiant's financial advisor.

     On October 22, 2003, the other interested party indicated an interest in a business combination with Allegiant for consideration per share of Allegiant stock comprised of $25.00 in cash, shares of that company's stock, at a fixed exchange ratio, which valued each share of Allegiant stock at $26.01, based on the closing price of that company's stock on that date, or a combination of cash and stock. The other interested party and its advisors performed due diligence on Allegiant in St. Louis from October 30 through November 2.

     On October 31, 2003, Allegiant formalized its engagement of Legg Mason.

     Over the week of November 3rd, Allegiant and the other interested party continued negotiations and that company raised its proposed consideration to $25.50 per share in cash, shares of the company's stock which valued each share of Allegiant stock at $26.37, based on the closing price of the that company's stock on that date, or a combination of the cash and stock.

     On November 7, 2003, Allegiant's strategic opportunities committee met and Mr. Hayes and a representative from Legg Mason updated the committee on the status of negotiations with the other interested party, including the increased consideration offered. The committee voted to proceed to continue to negotiate with the other interested party.

     On November 11, 2003, National City was contacted and advised that Allegiant intended to negotiate exclusively with another party (i.e., the other interested party). The following day, National City sent a letter to Mr. Hayes and Legg Mason indicating an interest in a business combination with Allegiant for consideration of $27.00 a share in cash, 0.825 shares of National City stock for each share of Allegiant stock or a combination of the cash and stock. The proposal was subject to due diligence and other contingencies.

     Allegiant's strategic opportunities committee met on November 13th with Allegiant's financial advisor and counsel and directed Allegiant's management to conduct further discussions with National City. The parties executed a confidentiality agreement, dated November 14, 2003, under which, respectively, the parties agreed to preserve the confidentiality of the information exchanged during the discussions. Allegiant did not agree to negotiate exclusively with National City. National City personnel conducted due diligence on Allegiant in St. Louis from November 14th through November 16th.

     On November 14, 2003, the other interested party delivered a draft merger agreement to Allegiant. On November 17th Allegiant's senior officers and its advisors traveled to the other interested party's offices to perform due diligence on that company. Late in the day on November 17th, Allegiant received a letter from National City indicating its interest in a business combination with Allegiant for consideration consisting of $27.25, an exchange ratio of
0.833 shares of National City common stock for each share of Allegiant stock or a combination or cash and stock.

     On November 18, 2003, National City delivered a draft merger agreement to Allegiant. Allegiant, National City and their respective counsel negotiated the merger agreement throughout the day. On the evening of November 18th, the other interested party was informed that Allegiant had received a proposal from another party (i.e., National City) that had superior financial terms. The other interested party determined that it would cease negotiations with Allegiant regarding a possible transaction.

     Allegiant, National City and their respective counsel continued to negotiate the merger agreement through the day on November 19th. Advisors of Allegiant also conducted due diligence at National City's offices and telephonically. A draft of the merger agreement was distributed to members of the board on the afternoon of November 19th.

     In the evening of November 19, 2003, the Allegiant board held a special meeting to further consider the merger agreement and the transactions contemplated thereby, including the consideration to be received by Allegiant shareholders. Legg Mason representatives presented a financial analysis of the consideration to be received by Allegiant's shareholders in the merger. Legg Mason orally advised the Allegiant board that it was Legg Mason's opinion that the consideration payable in the merger was fair, from a financial point of view, to Allegiant's shareholders. Legg Mason subsequently confirmed its opinion in writing. Allegiant's counsel reviewed the terms of the transaction documents and other relevant legal considerations with the board. The board also reviewed the interests of certain persons in the transaction, including the terms of the proposed employment agreements between Mr. Hayes and National City and Mr. Glarner and National City. Thereafter, the board discussed the advisability of the proposed merger, the merger agreement and the transactions contemplated thereby. At the conclusion of the discussion, the Allegiant board unanimously approved the merger agreement and the transactions contemplated thereby, including the merger consideration to be received by Allegiant's shareholders, subject to the negotiation of certain other terms of the definitive agreement by Allegiant's management and legal counsel, and determined to recommend that the shareholders vote to approve the merger agreement and related transactions.

     Final negotiations for the definitive merger agreement continued late into the evening on November 19, 2003, and the merger agreement was executed by the parties in the early morning of November 20th. Shortly thereafter National City and Allegiant jointly announced the proposed merger before the stock market opened on the morning of November 20, 2003.

     FINDERS' FEE CLAIM BY GENEVA CAPITAL CORPORATION. Geneva Capital Corporation, a securities broker-dealer located in New York, New York, filed a Complaint on December 3, 2003, in the Federal District Court for the Eastern District of Missouri, in which Geneva Capital asserted that Allegiant owes Geneva Capital a finders' fee in connection with the merger between Allegiant and National City. Geneva Capital demanded judgment in the amount of 2% of the value of the transaction, or in excess of $9.4 million or, alternatively, if the Court concludes there is no valid contract between Allegiant and Geneva Capital, the reasonable value of the services allegedly provided by Geneva Capital which it estimated to exceed $18.0 million. Geneva Capital's claims are based upon alleged breach of contract, promissory estoppel, quantum meruit and unjust enrichment.

     Allegiant has advised Geneva Capital that Allegiant's position is that Allegiant has no obligation to Geneva Capital in respect of the merger and that Allegiant will defend its interests in the litigation vigorously.

ALLEGIANT'S BOARD RECOMMENDATION AND REASONS FOR THE MERGER

     Allegiant's board believes that the merger is fair to, and in the best interests of, Allegiant and its shareholders. Accordingly, Allegiant's board of directors unanimously approved the merger agreement and unanimously recommends that its shareholders vote "FOR" the merger and the transaction it contemplates.

     Allegiant's board of directors believes that the merger presents a unique opportunity to combine two financial institutions to create a banking and financial services company with the capability to offer a full range of financial products and services through a powerful distribution network in the greater St. Louis area.

     In reaching its decision to approve the merger agreement, Allegiant's board consulted with Allegiant's management, as well as with Allegiant's financial and legal advisors. Allegiant's board considered a variety of factors, including the following:

     - the fact that, based on the closing price of National City common stock on November 17, 2003, the value of the cash and stock merger consideration to be received by Allegiant shareholders in the merger represented a premium of approximately 20.8% and 20.9%, respectively, over the closing price of Allegiant common stock on that date, and a premium of approximately 24.9% over the weighted average closing price of Allegiant common stock on the Nasdaq National Market for the 30 trading days before the approval of the transaction by the Allegiant board;

     - the fact that the cash/stock election feature of the merger consideration offers Allegiant shareholders both the opportunity to benefit from the significantly greater dividend yield and potential capital appreciation from future growth in the value of National City through the stock component and to realize cash for the value of their shares through the cash component, subject to the possible reallocation of cash elections as provided in the merger agreement;

     - its knowledge of Allegiant's business, operations, financial condition, earnings and prospects, including the costs and risks of seeking to further grow Allegiant's commercial banking business in the St. Louis market and, possibly, other geographic markets;

     - its knowledge of National City 's business, operations, financial condition, earnings and prospects, taking into account the results of Allegiant's due diligence review of National City;

     - its knowledge of the current environment in the financial services industry, including continued consolidation, evolving trends in technology, increasing nationwide and global competition and the competitive effects of these factors on financial institutions such as Allegiant;

     - the presentations by Allegiant's senior management regarding the strategic advantages of combining with National City, including, among other things, the opportunities that the merger could present for cost savings and the opportunity to provide additional services offered by National City to Allegiant's customers;

     - the current financial market conditions and the historical market prices of Allegiant's and National City's common stock;

     - the likelihood that the merger would be consummated, given the regulatory and other approvals required in connection with the merger, and the experience, reputation and financial resources of National City;

     - the expected treatment of the merger as a "reorganization" for U.S. federal income tax purposes, which would generally allow Allegiant shareholders to avoid recognizing gain or loss upon the conversion of shares of Allegiant common stock into shares of National City common stock;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

     - the termination fee of up to $25.0 million to be paid by Allegiant to National City if the merger agreement is terminated under certain circumstances, including the risk that the termination fee might discourage third parties from offering to acquire Allegiant by increasing the cost to a third party of a competing bid;

     - that the value of the merger consideration is determined by an exchange ratio, and the possibility that the market value of National City common stock might decrease, resulting in less aggregate value being paid to Allegiant shareholders;

     - that, although the merger agreement does not contain a so-called "collar" which would relieve Allegiant of its obligations to complete the merger or increase the exchange ratio if there is a significant decline in the market price of National City common stock, the merger agreement does not contain corresponding provisions in the agreement that would limit the value of National City's common stock payable to Allegiant shareholders if the market price of National City's common stock increased significantly;

     - the fact that some of Allegiant's directors and executive officers have interests in the merger that are in addition to their interests as Allegiant shareholders (see "-- Interests of Certain Persons in the Merger"); and

     - the risk that the merger will not be completed.

     This discussion of the information and factors considered by Allegiant's board of directors is not intended to be exhaustive but includes all material factors the board considered. In reaching the determination to approve and recommend the merger, Allegiant's board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Allegiant's board of directors is unanimous in its recommendation that Allegiant shareholders vote "FOR" the merger agreement and the transactions contemplated by it.

NATIONAL CITY'S REASONS FOR THE MERGER

     National City's acquisition strategy includes the expansion into major markets where a significant presence can be established. Adding the St. Louis market to National City's customer base is a logical and attractive expansion into territory that is culturally and demographically similar to National City's existing markets. It also allows National City to follow its growth strategy by further increasing its services throughout the Midwest.

OPINION OF ALLEGIANT'S FINANCIAL ADVISOR

     On October 31, 2003, Allegiant retained Legg Mason Wood Walker, Incorporated as its sole and exclusive agent for the purpose of assisting Allegiant's board of directors in its review of various alternatives available to Allegiant. The engagement also provided that in the event of Allegiant's consideration of a possible business combination, such as a merger with National City, Legg Mason would render an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to Allegiant's shareholders in the merger.

     On November 19, 2003, Allegiant's board of directors held a meeting to evaluate the proposed merger with National City. At this meeting, Legg Mason rendered its oral opinion, subsequently confirmed in writing as of the same date, that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received in the merger was fair, from a financial point of view, to Allegiant's shareholders.

     The full text of Legg Mason's written opinion, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference. Shareholders are urged to read the opinion in its entirety. Legg Mason's opinion was directed to Allegiant's board of directors and related only to the fairness, from a financial point of view, of the amount of consideration to be received by Allegiant's shareholders in the merger. Legg Mason's opinion did not address any other aspect of the merger, did not constitute a recommendation of the merger over any other alternative and did not constitute a recommendation to any shareholder as to how that shareholder should vote at the special meeting or the form of consideration any shareholder should request to receive in the merger. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

     In rendering its opinion, Legg Mason, among other things:

     - reviewed a draft copy of the merger agreement;

     - reviewed and analyzed the audited consolidated financial statements of Allegiant contained in its Form 10-K filed with the SEC for the year ended December 31, 2002 and the unaudited consolidated financial statements of Allegiant contained in its Form 10-Q for the quarter ended September 30, 2003;

     - reviewed and analyzed the audited consolidated financial statements of National City contained in its Form 10-K filed with the SEC for the year ended December 31, 2002 and the unaudited consolidated financial statements of National City contained in its Form 10-Q for the quarter ended September 30, 2003;

     - reviewed the reported prices and trading activity of the publicly traded common equity securities of Allegiant and National City;

     - reviewed and analyzed certain other publicly available information concerning Allegiant and National City;

     - reviewed certain non-publicly available information concerning Allegiant, including financial projections, furnished to Legg Mason by the senior management of Allegiant;

     - held meetings and discussions with members of senior managements of Allegiant and National City regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the operations, financial condition and future prospects of their respective companies;

     - participated in certain discussions and negotiations between representatives of Allegiant and National City;

     - analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Legg Mason considered relevant to its analysis;

     - reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Legg Mason deemed relevant to its inquiry; and

     - conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate for purposes of its opinion.

     In connection with its review, Legg Mason relied upon and assumed the accuracy and completeness of all financial and other information supplied to it by Allegiant and National City or that was publicly available, and did not independently verify the information. Legg Mason further relied upon the assurances of the managements of Allegiant and National City that they were unaware of any facts that would make that information incomplete or misleading. Legg Mason also relied upon the management team of Allegiant as to the reasonableness and achievability of any financial projections (and the assumptions and basis therein) furnished to Legg Mason by Allegiant and National City, and Legg Mason assumed that the projected financial information had been reasonably prepared on basis reflecting the best currently available estimates and judgments of the management teams as to the future operating performance of Allegiant and National City. Actual results could vary significantly from those set forth in such projected financial information because projected financial information of this nature is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic conditions. Legg Mason further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     The opinion was necessarily based upon prevailing market conditions and other circumstances and conditions existing and information disclosed to Legg Mason on the date of the opinion.

     Legg Mason did not express any opinion as to the prices or volumes at which National City common stock will trade following the announcement or consummation of the merger.

ANALYSIS BY LEGG MASON

     The following summary describes the primary analyses performed by Legg Mason in reaching its opinion. You should understand that the order of analyses (and the results of those analyses) described does not represent relative importance or weight given to such analyses by Legg Mason.

     TRANSACTION OVERVIEW. Legg Mason noted that the total value of the consideration to be paid in the merger as of November 17, 2003 was approximately $489.6 million, which will be paid in 0.833 shares of National City common stock, $27.25 of cash per share of Allegiant stock or a combination of the two. Each Allegiant shareholder will be entitled to elect the form of consideration to be received, subject to at least 51% of the total consideration being paid in stock in order to preserve the anticipated tax-free status of the National City shares of stock issued in the merger. Legg Mason determined that the $27.25 per Allegiant share represented the following multiples:

ALLEGIANT BASIS                                                MULTIPLE
---------------                                                --------
Last twelve month earnings per share........................    19.60x
Book value per share........................................     2.43x
Tangible book value per share...............................     3.38x

     SELECTED MERGER TRANSACTIONS. Legg Mason compared certain implied ratios in the merger to comparable ratios in a series of other bank merger transactions. The ratios used were based upon the acquisition price of these transactions relative to: GAAP earnings per share over the previous twelve months; book value; tangible book value; implied core deposit premium; and premium to seller's stock price 30 days before announcement of the transaction. The information analyzed was compiled from both public filings with the SEC and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The data used for the comparable transactions was as of the announcement date of those transactions.

     Legg Mason analyzed five sets of comparable merger transactions utilizing the following parameters:

     - All bank holding company mergers and acquisitions in the United States involving targets with total assets of $1 billion to $5 billion announced since (a) January 1, 2000, which are referred to as the "U.S. 2000 Transactions" in the table below, and (b) January 1, 1994, which are referred to as the "U.S. 1994 Transactions" in the table below;

     - All bank holding company mergers and acquisitions in the Central Region of the United States, defined as Arkansas, Illinois, Iowa, Kansas, Kentucky, Missouri, Nebraska, Oklahoma and Tennessee, involving targets with total assets of $1 billion to $10 billion announced since (a) January 1, 2000, which are referred to as the "Central 2000 Transactions" in the table below, and (b) January 1, 1994, which are referred to as the "Central 1994 Transactions" in the table below; and

     - All bank holding company mergers and acquisitions in Missouri announced since January 1, 1990, which are referred to as the "Missouri Transactions" in the table below.

     The table below compares the implied ratios of the merger to the medians of those in comparable merger transactions:

                                                                U.S. 2000      U.S. 1994     CENTRAL 2000
                                              NATIONAL CITY/   TRANSACTIONS   TRANSACTIONS   TRANSACTIONS
TRANSACTION RATIO                               ALLEGIANT         MEDIAN         MEDIAN         MEDIAN
-----------------                             --------------   ------------   ------------   ------------
Price/last twelve month earnings per
  share.....................................      19.60x          18.52x         19.34x         15.81x
Price/book value per share..................       2.43x           2.08x          2.32x          1.92x
Price/tangible book value per share.........       3.38x           2.48x          2.54x          1.97x
Core deposit premium........................      23.81%          18.06%         17.85%         16.34%
30-day stock price premium..................      24.94%          40.98%         29.34%         20.21%

                                                              NATIONAL    CENTRAL 1994     MISSOURI
                                                                CITY/     TRANSACTIONS   TRANSACTIONS
TRANSACTION RATIO                                             ALLEGIANT      MEDIAN         MEDIAN
-----------------                                             ---------   ------------   ------------
Price/last twelve month earnings per share..................    19.60x       17.17x         15.07x
Price/book value per share..................................     2.43x        2.02x          1.65x
Price/tangible book value per share.........................     3.38x        2.34x          1.66x
Core deposit premium........................................    23.81%       16.71%          6.77%
30-day stock price premium..................................    24.94%       17.58%         25.71%

     SELECTED PEER GROUP ANALYSIS. Legg Mason reviewed the historical financial and recent stock market performance of Allegiant and its peer groups based on measures of market performance, including price to book value, price to tangible book value and price to last twelve month earnings, as well as financial measures, including earnings performance, efficiency ratio (defined as the quotient of non-interest expense over the sum of net interest income and non-interest income), capital adequacy and asset quality. The information analyzed was compiled from both public filings with the SEC and a data firm that monitors and publishes financial and market information for companies in the financial services industry. Legg Mason used these measurements to estimate relative values of the companies.

     Legg Mason analyzed the following sets of comparable companies for the peer group analysis:

     - All publicly traded bank holding companies in the Central Region, as defined in "Selected Merger Transactions," with total assets between $1 billion and $5 billion, referred to as the "Central Group" in the table below;

     - All publicly traded bank holding companies in the United States with total assets between $1 billion and $5 billion, referred to as the "U.S. Asset Group" in the table below; and

     - All publicly traded bank holding companies in the United States, referred to as the "U.S. Group" in the table below.

     The following table compares the historical financial performance ratios of Allegiant to its peer groups:

                                                                       CENTRAL   U.S. ASSET    U.S.
                                                                        GROUP      GROUP      GROUP
MARKET PERFORMANCE (1)                                     ALLEGIANT   MEDIAN      MEDIAN     MEDIAN
----------------------                                     ---------   -------   ----------   ------
Price/last twelve month earnings per share...............    16.22x     15.76x     16.72x     16.46x
Price/book value per share...............................     2.01x      2.07x      2.07x      1.90x
Price/tangible book value per share......................     2.80x      2.52x      2.48x      2.04x

FINANCIAL RATIOS
---------------------------------------------------------

Return on average assets.................................     0.99%      1.15%      1.21%      1.08%
Return on average equity.................................    13.09%     14.61%     13.95%     12.43%
Net interest margin......................................     3.25%      3.78%      4.02%      4.03%
Efficiency ratio (2).....................................    49.81%     56.90%     58.21%     62.28%
Total equity/total assets................................     7.97%      8.18%      8.52%      8.65%
Total loans/total deposits...............................   102.37%     85.31%     84.61%     84.11%
Non-performing assets/total assets.......................     0.63%      0.55%      0.44%      0.41%

---------------

(1) Market performance data based on closing prices on November 17, 2003.

(2) Efficiency ratio is the quotient of Allegiant's non-interest expense over the sum of its net interest income and non-interest income.

     Legg Mason also compared the implied valuation in the merger to the peer groups. The analysis showed a price to last twelve month earnings per share multiple implied in the merger of 19.60x versus a range of 15.76x to 16.72x for the peer groups. The price to book value and price to tangible book value multiples implied in the merger of 2.43x and 3.38x, respectively, compared with ranges of 1.90x to 2.07x book value and 2.04x to 2.52x tangible book value.

     DIVIDEND DISCOUNT ANALYSIS. Legg Mason performed a dividend discount analysis for the purpose of estimating fully diluted equity value per share for Allegiant's common stock. Legg Mason calculated the distributable capital based upon an estimated stream of cash flows that would be derived from Allegiant on a stand-alone basis. The analysis was based on assumptions including:

     - Projected 2003 and 2004 net income of Allegiant based on management estimates, with assumed average annual net income growth of approximately 10.00% for calendar years 2005 through 2009;

     - Terminal multiples of 11.9x to 13.9x; and

     - Discount rates of 9.8% to 11.8%.

     Based on those assumptions, Legg Mason's analysis implied the following theoretical range of values for Allegiant:

PRESENT EQUITY VALUE PER SHARE
------------------------------
  Low valuation.............................................   $19.38
  Mid-point valuation.......................................   $21.82
  High valuation............................................   $24.46

     Legg Mason then reviewed the proposed cash per share acquisition price of $27.25 relative to the values implied by the dividend discount analysis.

     Legg Mason stated that the dividend discount analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual value or expected value of Allegiant common stock.

     ACCRETION/DILUTION ANALYSIS. As Allegiant shareholders would be receiving a substantial amount of National City common stock in the merger, Legg Mason analyzed the pro forma financial impact of the merger, on a GAAP basis, on National City's fully diluted earnings per share. For purposes of these analyses, Legg Mason assumed that the merger would close during the first quarter of 2004 and utilized earnings per share projections provided by First Call and the management of Allegiant for 2003 and 2004. Legg Mason performed this analysis using Allegiant management's assumptions with respect to operating synergies, including the phase-in period for achieving those synergies. Legg Mason's analyses showed that the merger, compared to continued operation of National City on a stand-alone basis, would be non-dilutive to National City's estimated GAAP earnings in 2004.

     The summary contained herein provides a description of the material analyses prepared by Legg Mason in connection with the rendering of its opinion. The preparation of the fairness opinion is not necessarily susceptible to partial analysis or summary description. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analysis without considering all analyses would create an incomplete view of the processes underlying the overall analysis set forth in Legg Mason's presentation and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Legg Mason's view of the actual value of Allegiant common stock. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

     Legg Mason is engaged in the business of providing a range of investment banking services to its clients and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, Legg Mason has provided investment banking services to Allegiant and received customary fees for its services. In the ordinary course of its business, Legg Mason makes a market in the equity and trust preferred securities of Allegiant and may at any time hold a long or short position in those securities. Legg Mason is familiar with National City and Legg Mason may provide investment banking services to National City in the future.

     Under its engagement letter with Legg Mason, Allegiant agreed to pay Legg Mason a total fee equal to 0.81% of the total consideration paid to Allegiant shareholders if the merger is consummated. The amount of this fee to be paid at closing of the merger is estimated to be approximately $3.2 million (net of the $750,000 opinion fee discussed below) based on the closing price of National City's common stock on November 17, 2003. Allegiant also agreed to pay a non-refundable fee of $750,000 upon delivery of Legg Mason's fairness opinion, and Legg Mason's fee upon consummation of the merger would be reduced by the amount of this opinion fee. Allegiant has also agreed to reimburse Legg Mason for its out-of-pocket expenses incurred performing services under the engagement letter, and to indemnify Legg Mason and certain affiliated parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Legg Mason.

CONDITIONS OF THE MERGER

     Before National City and Allegiant are obligated to complete the merger, various conditions, including the following, must be satisfied:

     - holders of at least two-thirds of the outstanding shares of Allegiant's common stock must approve the merger;

     - each company must have obtained all material authorizations, orders and approvals required by any federal and/or state regulatory agency or other governmental authority, including The Federal Reserve Board and the Missouri Division of Finance, which are necessary for the consummation of the merger, and all applicable waiting periods imposed by those governmental authorities must expire;

     - the registration statement, of which this proxy statement/prospectus is a part, registering shares of National City common stock to be issued in the merger, must be declared effective and not be subject to a stop order;

     - National City and Allegiant must not be subject to any restraining order, preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the merger;

     - the National City common stock issued in the merger must have been authorized for listing on the New York Stock Exchange, upon official notice of issuance;

     - each company must have performed in all material respects its obligations required to be performed under the merger agreement prior to the effective time of the merger, and each company must have received a certificate of the chief executive officer and chief financial officer of the other company to that effect;

     - the representations and warranties of each company made in the merger agreement must be true and correct as of the effective time of the merger, and each company must have received a certificate of the chief executive officer and chief financial officer of the other company to that effect; and

     - Thompson Coburn LLP, Allegiant's legal counsel, must have delivered to both companies an opinion, dated as of the effective date of the merger, that:

        - the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code;

        - both National City and Allegiant (or any wholly-owned subsidiary of National City to the extent Allegiant is merged into that subsidiary) will be considered parties to the reorganization under Section 368(b) of the Internal Revenue Code;

        - no gain or loss will be recognized by National City or Allegiant as a result of the merger; and

        - no gain or loss will be recognized by the shareholders of Allegiant as a result of the merger, except with respect to cash received: (1) from a shareholder's election, or deemed election, for cash, (2) as a result of the exercise of dissenter's rights or (3) in lieu of fractional shares of National City common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains extensive representations and warranties by National City and Allegiant. These include, among other things, representations and warranties by National City and Allegiant to each other as to:

     - the organization and good standing of each company and its subsidiaries;

     - each company's authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

     - each company's capital structure;

     - the accuracy of the information supplied by each company for inclusion in this proxy statement/ prospectus and in the registration statement on Form S-4 filed by National City with the SEC registering shares of its common stock to be issued in the merger;

     - the absence of material conflicts between each company's obligations under the merger agreement and its charter documents and material contracts to which it is a party or by which it is bound;

     - consents and approvals required to consummate the merger;

     - the documents, including financial statements and other reports, filed by each company with the SEC;

     - taxes and tax regulatory matters;

     - employee benefit plans and related matters;

     - loans, commitments and contracts and the absence of material defaults;

     - the absence of material adverse changes since December 31, 2002;

     - pending or threatened material litigation;

     - compliance with laws, orders and permits;

     - agreements with regulatory agencies;

     - the absence of actions that would keep the merger transaction from qualifying as a reorganization under the Internal Revenue Code;

     - the approval of the merger and the transactions contemplated as part of the merger by the board of directors of each company;

     - environmental liabilities; and

     - the existence of material interests of certain persons in the merger.

     National City made additional representations and warranties to Allegiant as to the absence of ownership by National City of, or of any agreement to acquire or hold, 5% or more of Allegiant's common stock.

     Allegiant also made additional representations and warranties to National City as to:

     - Allegiant's obligations to brokers and finders;

     - the shareholder vote required to approve the merger and the transactions contemplated in connection with the merger; and

     - labor matters.

TERMINATION OF THE MERGER AGREEMENT

     Allegiant's and National City's boards of directors may mutually agree to terminate the merger agreement at any time before the date the merger becomes effective, whether before or after approval of the merger by Allegiant's shareholders.

     Allegiant or National City may each unilaterally terminate the merger agreement at any time after September 30, 2004, if the merger is not completed by that date, except a party that caused a delay may not terminate the agreement.

     National City also may terminate the merger agreement

     - if the shareholders of Allegiant do not approve the merger;

     - if Allegiant's obligations which are conditions to National City's obligation to close the merger have not been performed or waived by National City at such time as the condition can no longer be satisfied, provided that Allegiant must be given at least 15 days' prior written notice and an opportunity to cure any breach of its representations, warranties or covenants if the breach is capable of being cured;

     - if Allegiant fails to call and hold within 40 days after the approval for use of this proxy statement/ prospectus a meeting of its shareholders to consider and approve the merger;

     - if Allegiant's board of directors does not publicly recommend in this proxy statement/prospectus that Allegiant's shareholders approve the merger or, if after making this recommendation, the board of directors of Allegiant withdraws or modifies its recommendation in any manner adverse to National City; or

     - if Allegiant's board of directors authorizes, approves or publicly recommends any different form of business combination for Allegiant or its subsidiaries involving a third party in which Allegiant or its subsidiaries are acquired or any transaction resulting in a third party beneficially owning 10% or more of Allegiant's or its subsidiaries' common stock, other than the merger with National City.

     In addition, Allegiant may terminate the merger agreement if obligations which are conditions to Allegiant's obligation to close the merger have not been performed or waived by Allegiant at such time as the condition can no longer be satisfied, provided that National City must be given at least 15 days' prior written notice and an opportunity to cure any breach of its representations, warranties or covenants if the breach is capable of being cured.

EFFECT OF TERMINATION

     If the merger agreement is terminated, it will become void and other than as describe below there will be no liability on the part of any party or their respective officers and directors, except that:

     - the confidentiality obligations of each of National City and Allegiant survive termination; and

     - neither Allegiant nor National City will be released from any liabilities or damages arising from an intentional breach of the merger agreement.

BREAK-UP FEE AND EXPENSES

     If the merger agreement is terminated by National City because Allegiant's shareholders fail to approve the merger, then Allegiant will reimburse National City for reasonable expenses incurred in connection with the merger. In addition, if the merger agreement is terminated by National City because conditions to National City's obligation to close the merger have not been met or waived by National City and Allegiant has failed to cure any breach of its representations, warranties or covenants after prior written notice, then Allegiant will indemnify National City from costs, expenses and damages suffered by National City as a result of the termination. In each of these cases, if Allegiant agrees within two years of the date the merger agreement is terminated to any business combination in which Allegiant or its subsidiaries will be acquired by any third party, or any transaction resulting in a third party beneficially owned 10% or more of Allegiant's or its subsidiaries' common stock, then Allegiant will pay National City $25.0 million as a break-up fee, less amounts previously paid to National City for reasonable expenses or as indemnification.

     Allegiant also will be obligated to pay $25.0 million to National City as a break-up fee if, before Allegiant's shareholders have approved the merger, another business proposal is made involving the acquisition of Allegiant by a third party and the merger agreement is terminated by National City because:

     - Allegiant fails to call and hold within 40 days after the approval for use of this proxy statement/prospectus a meeting of its shareholders to consider and approve the merger;

     - Allegiant's board of directors does not publicly recommend that Allegiant's shareholders approve the merger, or, if after making this recommendation, the board of directors of Allegiant withdraws or modifies its recommendation in any manner adverse to National City; or

     - Allegiant's board of directors authorizes, approves or recommends the other business combination for Allegiant and the shareholders of Allegiant do not thereafter approve the merger.

WAIVER AND AMENDMENT

     Subject to compliance with applicable law, the merger agreement may be amended by approval of each company's board of directors, at any time before or after approval of the shareholders of Allegiant. However, after approval of the merger by Allegiant's shareholders, any amendment to the merger agreement that reduces or changes the consideration to be delivered to the Allegiant shareholders requires the further approval of Allegiant's shareholders. Any amendment to the merger agreement requires an instrument in writing signed on behalf of both Allegiant and National City.

     Any term, condition or provision of the merger agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

ACQUISITION PROPOSALS

     Allegiant has agreed that it will not, and it will not authorize its representatives, to solicit or initiate any offers or proposals to acquire the stock or assets of Allegiant or any of its subsidiaries, or participate in negotiations or discussions or provide information to any third party in connection with any offer or proposal to acquire the stock or assets of Allegiant or any of its subsidiaries. However, if Allegiant's board of directors is instructed, by a written opinion of Allegiant's legal counsel, that failing to participate in any discussions or negotiations with respect to a proposal or failing to furnish information to a party, would be inconsistent with its fiduciary duties under applicable law, Allegiant may so participate in negotiations concerning a proposal or furnish necessary information to a third party. Allegiant is required to notify National City immediately if any inquiries or proposals are received by Allegiant, or if Allegiant participates in any negotiations or discussions or provides any information to third parties in connection with an inquiry or proposal.

CLOSING DATE

     The merger will be completed and become effective upon the later to occur of: (1) the filing of articles of merger with the Missouri Secretary of State;
(2) the filing of a certificate of merger with the Delaware Secretary of State; or (3) a later time specified in those filings. Under the merger agreement, unless the parties agree otherwise and subject to the satisfaction or waiver of the conditions to the merger, the closing date of the merger will occur after the later of: (1) the first date on which the merger may be completed in accordance with approvals received by governmental authorities; and (2) the date Allegiant's shareholders approve the merger.

SURRENDER OF NATIONAL CITY STOCK CERTIFICATES, ELECTION FORM AND RECEIPT OF MERGER CONSIDERATION

     At the effective time of the merger, each outstanding share of common stock of Allegiant will be converted into the right to receive: (1) 0.833 shares of the common stock of National City; (2) $27.25 in cash; or (3) a combination of cash and National City common stock.

     Each Allegiant shareholder will have the opportunity to elect to receive National City common stock, cash or a combination of National City common stock and cash. However, if and to the extent necessary, the cash elections of the Allegiant shareholders will be reallocated so that 51% of the value of the merger consideration is paid in the form of National City common stock.

     Within 15 days after the date of Allegiant's special shareholders meeting at which its shareholders approve the merger, National City will cause an election form to be mailed to each Allegiant shareholder of record as of a date as close as practicable to the date of mailing. Using this form, each Allegiant shareholder should choose whether the shareholder wishes to receive:

     (1) $27.25 in cash;

     (2) 0.833 shares of National City common stock; or

     (3) a combination of cash and shares of National City common stock specified by the shareholder for each share of Allegiant stock held. Allegiant shareholders should fill out the election forms and mail them to the exchange agent. Instructions for completing and returning the election forms will accompany the election forms. The deadline for returning the election forms will be set forth on the form. If an election form is not received by the deadline, a shareholder will be deemed to have elected cash as consideration for its shares.

     The exchange agent also will provide, along with the election form, a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the Allegiant common stock and the receipt of the merger consideration to be distributed to the shareholder. An election by a shareholder of Allegiant will be validly made only if the exchange agent receives, with the returned election form, the certificate or certificates representing all Allegiant common stock owned by the shareholder or a guaranty of delivery of those certificates by an appropriate authorized party. A shareholder's stock certificates must be endorsed in blank. It will be the responsibility of each holder of shares of Allegiant common stock to submit all certificates formerly evidencing such holder's shares of Allegiant common stock to the exchange agent. If a shareholder does not return an election form, that shareholder will be treated as having elected to receive cash, subject to reallocation according to the procedures described below.

     Promptly after the merger is effective, the exchange agent will mail to each former Allegiant shareholder from whom no election form was received a notice and letter of transmittal advising that shareholder that the merger is effective and the procedures to surrender stock certificates for exchange. No dividends or other distributions will be paid to a former Allegiant shareholder with respect to shares of National City common stock, nor will that shareholder be entitled to vote the shares of National City common stock, until that shareholder's properly completed letter of transmittal and stock certificates formerly representing Allegiant common stock, or, in lieu of the certificates, evidence of a lost, stolen or destroyed certificate and/or insurance bond as the exchange agent may reasonably require, are delivered to the exchange agent. All dividends or other distributions on National City common stock declared between the closing date of the merger and the date of the surrender of a stock certificate will be held for the benefit of the shareholder and will be paid to the shareholder, without interest, upon the surrender of such stock certificate(s) or documentation and/or insurance bond in lieu of the certificate(s). The stock transfer books of Allegiant will be closed at the close of business on the business day preceding the date the merger is effective. If a transfer of Allegiant common stock has not been registered on Allegiant's stock transfer books before the stock transfer books are closed, then the new transferee of the Allegiant shares may receive the merger consideration if a certificate is presented to the exchange agent, accompanied by all documents required to evidence the transfer and any transfer taxes.

REALLOCATION OF MERGER CONSIDERATION

     Under the procedures described below, the merger consideration payable to Allegiant shareholders who elect to receive cash in the merger will be reallocated if Allegiant's shareholders elect, in the aggregate, to receive cash which represents more than 49% of the total value of all consideration to be paid to Allegiant shareholders in the merger. The total value of the merger consideration will be calculated by adding the amount of cash to be paid to Allegiant shareholders, including payments for fractional shares and assuming a payment of $27.25 per share for all dissenting shares, to the value of National City common stock elected to be issued to Allegiant's shareholders. The value of National City common stock issued will be determined based on the average of the closing prices of National City common stock for the ten consecutive trading days preceding the second trading day prior to the completion of the merger. Allegiant shareholders who elect to receive all National City common stock or a combination of cash and National City common stock in the merger will receive the amount of shares of National City common stock designated by them on the election form.

     Reallocation of the form of merger consideration elected by Allegiant shareholders that have requested or are deemed to have requested to receive in cash all or a portion of the consideration payable to them in the merger, will be necessary if the aggregate of such cash consideration requested exceeds 49% of the total value of the merger consideration. In that event, the following reallocation steps will be applied until the total value of shares of National City common stock issued as consideration in the merger is at least 51% of the total value of all merger consideration:

     - first, to the extent necessary, shares held by shareholders who do not submit election forms or who do not indicate any preference on the election forms they submit, will be converted into the right to receive National City common stock, with the balance of the consideration, if any, payable to them in the form of cash;

     - then, to the extent necessary, shares held by shareholders who elect to receive a combination of cash and National City common stock as merger consideration will be converted into the right to receive National City common stock, with the balance of the consideration, if any, payable to them in the form of cash; and

     - finally, to the extent necessary, shares held by shareholders who elect to receive only cash consideration will be converted into the right to receive National City common stock, with the balance of the consideration, if any, payable to them in the form of cash.

     In accordance with these procedures, shareholders who elect a combination of cash and common stock could receive all of their merger consideration in the form of National City common stock, depending on the elections made by the other shareholders. In addition, even those Allegiant shareholders who actively elect to receive cash may nevertheless receive a mix of cash and stock.

     Any shares of Allegiant common stock owned by National City or its subsidiaries will be cancelled and retired in the merger and will cease to exist, and no consideration will be delivered in exchange for those shares, excluding those shares held by National City in trust accounts, managed accounts or in any similar manner and excluding shares acquired by National City in satisfaction of debts previously contracted. Shares of Allegiant common stock held in treasury will be cancelled and no consideration will be delivered in respect of them.

STOCK OPTIONS

     Upon completion of the merger, all outstanding stock options issued under an Allegiant stock plan representing a right to receive Allegiant common stock, whether or not those stock options are exercisable or vested, will be cancelled and converted into the right to receive from National City that number of shares of National City common stock equal to: (a) the number of shares of Allegiant common stock subject to an unexercised option, multiplied by (b) 0.833. After the merger, the exercise price per share of National City common stock under the option will be equal to: (a) the exercise price per share of Allegiant common stock which could be purchased under the option, divided by (b) 0.833. This procedure will be followed as necessary to assure that the benefits to an Allegiant option holder will not be increased or decreased as a result of the merger. Each option which is an "incentive stock option" as defined in the Internal Revenue Code will be adjusted so as not to constitute a modification, extension or renewal of the operation within the meaning of the Code. Upon completion of the merger, all Allegiant stock option plans will be terminated with respect to granting any additional options or option rights.

FRACTIONAL SHARES

     No fractional shares of National City common stock will be issued to the shareholders of Allegiant in connection with the merger. Each holder of Allegiant common stock who otherwise would be entitled to receive a fraction of a share of common stock of National City will receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by $27.25. Cash received by Allegiant shareholders in lieu of fractional shares may give rise to taxable income.

DISSENTERS' RIGHTS

     Each of Allegiant's shareholders who elect to dissent from the merger and who follow the procedures set forth in Section 351.455 of The General and Business Corporation Law of Missouri will be entitled to receive a payment in cash for his or her shares in lieu of any merger consideration. The following summary of Section 351.455 is not intended to be a complete statement of the law and is qualified in its entirety by reference thereto, the full text of which is set forth as Annex C to this proxy statement/prospectus. Allegiant does not intend to send to its shareholders notifications of deadlines or other applicable dates under Missouri law with respect to dissenters' rights. Shareholders that receive cash upon exercise of dissenters' rights may recognize gain for federal income tax purposes.

     Shareholders who hold Allegiant common stock on [          ], 2004, the
record date for the meeting for the merger, may assert dissenters' rights only by complying with all of the following requirements:

     - Allegiant shareholders asserting dissenters' rights must deliver to Allegiant prior to or at their special meeting a written objection to the merger agreement. The objection should be delivered or mailed in time to arrive before the special meeting to Allegiant, 10401 Clayton Road, St. Louis, Missouri 63131, Attention: Corporate Secretary. The written objections must be made in addition to, and separate from, any proxy or other vote against adoption of the merger agreement. Neither a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered by a shareholder to Allegiant before the vote is taken. Unless a shareholder files the written objection as provided above, he or she will not have any dissenters' rights of appraisal;

     - The shareholder must not vote in favor of approval of the merger agreement; and

     - The shareholder must deliver to National City within 20 days after the effective time of the merger a written demand for payment of the fair value of his or her shares of Allegiant common stock as of the day prior to the date of Allegiant's special shareholders meeting. That demand must include a statement of the number of shares of Allegiant common stock owned. The demand must be mailed or delivered to National City at 1900 East Ninth Street, Cleveland, Ohio 44114, Attention: General Counsel. Any shareholder who fails to make a written demand for payment within the 20-day period after the effective time of the merger will be conclusively presumed to have consented to the merger agreement and will be bound by its terms. Neither a vote against the merger agreement nor the written objection prior to the meeting referred above satisfies this written demand requirement.

     A beneficial owner of shares of Allegiant common stock who is not the record owner of that common stock may not assert dissenters' rights. If the shares of Allegiant common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee or are held in "street name" by a brokerage firm or bank, the written demand asserting dissenters' rights must be executed by the fiduciary, nominee, broker or bank. If the shares of the dissenting shareholder's common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

     If within 30 days of the effective time of the merger the value of a dissenting shareholder's shares of Allegiant common stock is agreed upon between the shareholder and National City, National City will make payment to the shareholder within 90 days after the effective time, upon the shareholder's surrender of his or her certificates to National City. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in National City, as the merged company.

     If the dissenting shareholder and National City do not agree on the fair value of the shares within 30 days after the effective time of the merger, the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in St. Louis County Circuit Court asking for a finding and a determination of the fair value of the shares. The dissenting shareholder is entitled to judgment against National City for the amount of such fair value as of the day prior to the date on which such vote was taken adopting the merger agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to National City of the certificates representing said shares. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in such shares or in National City. Unless the dissenting shareholder files the petition within the 60-day period, the shareholder and all persons claiming under such shareholder will be conclusively presumed to have adopted and ratified the merger agreement, and will be bound by the terms thereof.

     The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of
Section 351.455 or if the merger agreement is terminated for any reason.

     When a dissenting shareholder is entitled to a remedy under this procedure, that remedy will be the exclusive remedy of the shareholder with respect to the merger, except in the case of fraud or if the merger has not received proper authorization.

     Shareholders of Allegiant considering demanding the purchase of their shares at fair value should keep in mind that the fair value of their shares determined under Section 351.455 could be more, the same or less than the merger consideration to which they are entitled to under the merger if they do not demand the purchase of their shares at fair value.

     The summary set forth above does not purport to be a complete statement of the provisions of Section 351.455 relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Section 351.455, which is included as Annex C to this proxy statement/prospectus. Allegiant shareholders intending to exercise their dissenters' rights are urged to review carefully the provisions set forth in Annex C and to consult with legal counsel so as to assure compliance with the required procedures.

REGULATORY APPROVALS

     In addition to approval by Allegiant's shareholders, the Federal Reserve Board must approve the merger. As a bank holding company and as a financial holding company, respectively, Allegiant and National City are subject to regulation under the Bank Holding Company Act of 1956, as amended. Application was made to the Board of Governors of the Federal Reserve System for approval of the merger of Allegiant with and into National City. The merger was approved by
the Board of Governors of the Federal Reserve System on [       ], 2004.

     Under the Bank Holding Company Act, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board is required to consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board also is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization, for example, would have inadequate capital.

     After the Federal Reserve Board approves a merger, 30 days must pass before the merger can be completed. During that time, the United States Department of Justice may challenge the merger.

     In addition, Allegiant Bank, Allegiant's subsidiary bank, is regulated and examined by the Missouri Department of Economic Development, Division of Finance. Thus, the merger also requires the approval of the Missouri Department of Economic Development, Division of Finance which has reviewed the merger application without objection.

     The required approvals to complete the merger have been received on
[          ] , 2004 and the parties are awaiting the expiration of the 30-day
Department of Justice waiting period.

     Allegiant and National City are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. We cannot assure you that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if a challenge is brought, as to the result of a possible challenge, or that any approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the merger agreement, Allegiant has agreed that, prior to closing it and its subsidiaries will:

     - conduct their businesses in the ordinary course consistent with past practices;

     - use reasonable efforts to maintain and preserve the business organization of Allegiant and each of its subsidiaries; and

     - keep available the services of key officers and to preserve the goodwill of those having business relationships with Allegiant and its subsidiaries.

     Without the written consent of National City, Allegiant has agreed not to and agreed not to permit its subsidiaries to take any of the following actions prior to closing:

     - incur any indebtedness for borrowed money, assume or guarantee obligations of a third party and make any loan or advance, except for actions which are in the ordinary course of business consistent with past practice;

     - make any material change or amendment to its charter documents;

     - issue or sell any securities, options, warrants or rights to subscribe for securities or make other changes to its capital structures, other than in connection with outstanding stock options or purchases pursuant to Allegiant's dividend reinvestment plan;

     - declare or make any dividend or other distribution, or purchase or redeem, any shares of capital stock, other than regular quarterly cash dividends not exceeding $0.11 per share, intercompany dividends paid by Allegiant's subsidiaries, or dividends paid on Allegiant's trust preferred securities;

     - adopt or amend any bonus, compensation, severance, stock option, retirement, employment or other employee benefit agreement or plan;

     - increase the compensation or fringe benefits of any director, officer or employee, except for normal merit increases in the ordinary course not to exceed 20% for any individual;

     - modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies prior to the effective time of the merger, except changes to make Allegiant's policies consistent with National City's policies;

     - take or cause, or permit any of its subsidiaries to take, any action that would prevent the merger from qualifying as a tax-free reorganization; or

     - take any action, except to the extent required by law, that would make the representations and warranties of Allegiant contained in the merger agreement to be untrue or incorrect in any material respect.

     National City has agreed that, without the prior written consent of Allegiant prior to closing, it will not: (1) declare or pay any special dividend on National City's common stock; (2) take any action that would delay or adversely effect National City obtaining any governmental approvals required to complete the merger; or (3) take any action that would materially and adversely affect National City's ability to perform its obligations under the merger agreement.

ACCOUNTING TREATMENT

     National City will account for the merger using the purchase method of accounting. Under the purchase method, National City will record, at fair value, the acquired assets and assumed liabilities of Allegiant. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, National City will record goodwill. National City will include in its consolidated results of operations the results of Allegiant's operations after the merger is completed. Due to the size of the proposed transaction in relation to National City, pro forma financial information, except for certain per share data, is not required to be included in this proxy statement/prospectus.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     BOARD OF DIRECTORS AND MANAGEMENT. Once the merger is completed, the board of directors of National City immediately prior to the effective time of the merger will be the board of directors of the merged company, and those directors will hold office in accordance with the merged company's bylaws and applicable law. In addition, the current officers and management of National City will be the officers and management of the merged company. After the merger, Shaun R. Hayes, current President and Chief Executive Officer of Allegiant, will serve as an Area President of National City Bank of Michigan/Illinois, a subsidiary of National City.

     ARTICLES OF INCORPORATION AND BYLAWS. The charter and bylaws of the merged company will be the current certificate of incorporation and bylaws of National City.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     In the opinion of Thompson Coburn LLP, tax counsel to Allegiant, subject to the qualifications set forth below, the following summary sets forth the material U.S. federal income tax consequences to the holders of Allegiant common stock who receive (1) an amount of cash equal to $27.25 per share for their Allegiant common stock, (2) 0.833 shares of common stock of National City per share for their Allegiant common stock or (3) a combination of cash and National City common stock.

     The following summary addresses only such shareholders who hold their Allegiant common stock as a capital asset, and does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, partnerships and other pass-through entities (or investors therein), insurance companies, dealers in securities or foreign currencies, regulated investment companies, foreign holders, persons that hold shares as a position in a "straddle," as a hedge against currency risk or a constructive sale or conversion transaction, or holders who acquired their shares due to the exercise of employee stock options or otherwise as compensation, or the application of the alternative minimum tax. In addition, the following summary does not address the tax consequences of the merger to holders of Allegiant common stock options or stock warrants or debt instruments. The following summary is based upon the Internal Revenue Code of 1986, as amended, laws, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

     No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. It is a condition to the consummation of the merger that National City and Allegiant receive an opinion from Thompson Coburn LLP to the effect that, among other things, based upon relevant facts, representations and reasonable assumptions, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of the opinion is conditioned on, among other things, such tax counsel's receipt of representation letters from National City and Allegiant, in each case, in form and substance reasonably satisfactory to counsel. The opinion is not binding on the Internal Revenue Service.

     Consequences to Allegiant Shareholders. Based on the above assumptions and qualifications, in the opinion of Thompson Coburn LLP, (a) the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code with respect to those holders of Allegiant common stock who receive either the stock consideration or the combination of cash and National City common stock,
(b) both Allegiant and National City (including any wholly-owned subsidiary of National City, to the extent Allegiant is merged into such subsidiary) will be parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, (c) neither Allegiant nor National City will recognize any gain or loss as a result of the merger, and (d) shareholders of Allegiant who exchange their Allegiant common stock solely for National City common stock in the merger will not recognize income, gain or loss for U.S. federal income tax purposes, except in the case of cash received by any shareholder of Allegiant in lieu of fractional shares of National City common stock.

     A holder of Allegiant common stock who exchanges all of his or her Allegiant common stock solely for National City's common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares of National City's common stock. This may affect the federal income tax consequences to you.

     A holder of Allegiant common stock who receives cash in lieu of fractional shares of National City's common stock in the merger generally will be treated as if the fractional shares of National City's common stock had been distributed to them as part of the merger and then redeemed by National City in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption qualifying as an "exchange" under Section 302 of the Internal Revenue Code, as described below. Consequently, the holder generally will recognize capital gain or loss with respect to the cash payments received in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

     A holder of Allegiant common stock who exchanges his or her Allegiant common stock actually owned solely for cash, while any Allegiant common stock owned constructively by that holder under Section 318 of the Internal Revenue Code, as described below, is also exchanged solely for cash, will recognize capital gain or loss measured by the difference between the holder's adjusted basis for the Allegiant common stock exchanged and the cash received by that holder.

     A holder of Allegiant common stock who exchanges his or her Allegiant common stock actually owned for a combination of cash and common stock of National City in the merger will recognize income or gain in an amount equal to the lesser of (a) the amount of cash received or (b) the gain realized on the exchange. The gain realized on the exchange equals the fair market value of the National City common stock received, plus the amount of cash received, less the holder's adjusted tax basis in the shares of Allegiant common stock exchanged by the holder. That income or gain will either be treated as an "exchange" resulting in capital gain or as a dividend to the holder. The proper result will be determined under the tests of Section 302 of the Internal Revenue Code described below.

     A holder of Allegiant common stock who exchanges his or her Allegiant common stock actually owned solely for cash, while any Allegiant common stock owned constructively by that holder under Section 318 of the Internal Revenue Code, as described below, is exchanged in full or part for common stock of National City, will be treated as if the Allegiant common stock exchanged for cash was exchanged for National City common stock which was then redeemed by National City in return for such cash. That redemption will be treated either as an "exchange" resulting in capital gain to the holder or as a dividend under the tests of Section 302 of the Internal Revenue Code described below.

     Whether the income or gain realized by a holder, as described in the immediately preceding two paragraphs, will be treated as capital gain or as ordinary dividend income is determined by treating that holder as if shares of National City common stock having a fair market value equal to the cash paid to the holder had been distributed by National City to the holder and then the shares of the National City common stock were redeemed by National City in return for the cash, under the tests of Section 302 of the Internal Revenue Code, as described below. If this hypothetical redemption constitutes an "exchange" under Section 302 of the Internal Revenue Code, taking into account the holder's actual and constructive ownership of Allegiant common stock under
Section 318 of the Code, the holder of Allegiant common stock who receives cash will recognize capital gain measured by the difference between that holder's adjusted basis for the Allegiant common stock exchanged and the cash received. If the hypothetical redemption does not qualify as an "exchange," the gain realized by the holder will be treated as ordinary dividend income (but not in excess of the cash received by the holder in the merger).

     In general, whether this hypothetical redemption constitutes an "exchange" will depend upon whether and to what extent the hypothetical redemption reduces the holder's percentage of stock of National City owned actually and constructively. The hypothetical redemption will be treated as an "exchange" under Section 302 of the Internal Revenue Code if the hypothetical redemption is
(a) "substantially disproportionate" or (b) "not essentially equivalent to a dividend."

     In general, the determination of whether the hypothetical redemption will be "substantially disproportionate" will require a comparison of (x) the percentage of the outstanding voting stock of National City that the holder of Allegiant common stock actually and constructively owned immediately before the hypothetical redemption by National City and (y) the percentage of the outstanding voting stock of National City actually and constructively owned by the holder immediately after the hypothetical redemption by National City. Generally, the hypothetical redemption will be substantially disproportionate to a holder of Allegiant common stock if the percentage described in (y) above is less than 80% of the percentage described in (x) above.

     Whether the hypothetical redemption is "not essentially equivalent to a dividend" with respect to the holder will depend on the holder's particular facts and circumstances. In order for the hypothetical redemption to qualify as "not essentially equivalent to a dividend," the hypothetical redemption must result in a "meaningful reduction" in the holder's percentage of National City common stock owned actually and constructively. The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's percentage stock ownership. A holder of Allegiant common stock should consult his or her tax advisor as to the applicability of the ruling.

     For purposes of applying the above tests, an Allegiant shareholder's actual and constructive ownership before and after the merger by the shareholder must be taken into account. In applying the constructive ownership provisions of
Section 318 of the Internal Revenue Code, a holder of Allegiant common stock may be deemed to own stock that is owned by other persons, such as a family member or by other entities, such as a partnership, trust or corporation. Since the constructive ownership provisions are complex, a holder of Allegiant common stock should consult his or her tax advisor as to the applicability of these provisions.

     A holder of Allegiant common stock who exercises dissenters' rights and exchanges Allegiant common stock solely for cash will generally be treated in the same manner as a holder who exchanges his or her Allegiant common stock solely for cash in accordance with the above discussion, which includes taking into account Allegiant common stock owned actually and constructively.

     Any capital gain recognized by any holder of Allegiant common stock under the above discussion will be long-term if the holder has held the Allegiant shares for more than one year at the time of the merger. In the case of a non-corporate holder, long-term capital gain will be subject to a maximum federal income tax rate of 15%. The deductibility of capital losses may be limited for both corporate and non-corporate holders.

     Any dividend recognized by any non-corporate holder of Allegiant common stock under the above discussion will be subject to a maximum federal income tax rate of 15% on the gross amount of the dividend, subject to certain limitations and restrictions.

     No loss may be recognized by any holder of Allegiant common stock in the merger from the receipt of solely National City common stock or the receipt of a combination of cash and National City common stock.

     Each holder's aggregate tax basis in the National City common stock received in the conversion will be the same as the holder's aggregate tax basis in the Allegiant common stock exchanged, decreased by the amount of cash received in the merger and by the amount of any tax basis allocable to any fractional share interest for which cash is received and increased by any amount that was treated as a dividend and by any gain recognized in the merger (not including any portion of the gain treated as a dividend). The holding period of National City common stock received by a holder of Allegiant common stock in the merger will include the holding period of the Allegiant common stock exchanged in the merger to the extent the Allegiant common stock exchanged is held as a capital asset at the time of the merger.

     If the cash received in the merger is treated to any extent as an ordinary dividend to a corporate holder of Allegiant common stock, the amount of the dividend should generally be eligible for the 70% dividends received deduction, subject to the limitations of Sections 246 and 246A of the Internal Revenue Code.

     In addition, the amount of any taxable dividend to a corporate shareholder may be an "extraordinary dividend" as defined in Section 1059 of the Internal Revenue Code. Under that section, if a corporate shareholder receives an extraordinary dividend with respect to any stock that has been held for two years or less, the nontaxed portion of the dividend (generally the portion eligible for the dividends received deduction) would reduce the shareholder's tax basis with respect to that stock at the time of any disposition thereof, thereby increasing any taxable gain recognized on a subsequent disposition. If the nontaxed portion exceeds the corporate shareholder's tax basis in such stock, the corporate shareholder must treat the excess as additional gain in the taxable year in which the extraordinary dividend is received. In the case of any redemption of stock, including a hypothetical redemption in connection with the merger, any amount treated as a taxable dividend to a corporate shareholder will be treated as an extraordinary dividend without regard to the holding period of the stock or the magnitude of the taxable dividend.

     We strongly urge corporate holders of Allegiant common stock to consult their tax advisors concerning the application of Section 1059 of the Internal Revenue Code to any dividend income recognized as a result of the merger.

     Backup Withholding. Holders of Allegiant common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter or (b) otherwise establishes that the holder is exempt from backup withholding.

     Allegiant shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

     Specific Identification of Blocks of Stock. A shareholder of Allegiant common stock who originally acquired the common stock in different blocks on different dates and who either exchanges his or her Allegiant common stock solely for National City common stock or for a combination of cash and National City common stock in the merger should be entitled to specifically identify the cost and date of acquisition of each block of Allegiant common stock surrendered in the merger. Consequently, the Allegiant shareholder should be able to refer to that cost and date of acquisition of the Allegiant common stock for purposes of determining gain or loss on any subsequent disposition of National City common stock received in the merger or for purposes of determining the amount of any gain recognized in the case of any hypothetical redemption of National City common stock for cash in the case of a shareholder who receives a combination of cash and National City common stock. Holders of Allegiant common stock who wish to specifically identify Allegiant common stock in connection with the merger should consult their tax advisors to determine an adequate and acceptable method of specific identification.

     THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER OF ALLEGIANT COMMON STOCK. WE STRONGLY ENCOURAGE SHAREHOLDERS OF ALLEGIANT TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of Allegiant shareholders are governed by The General and Business Corporation Law of Missouri, and Allegiant's articles of incorporation and bylaws. As a result of the merger, the shareholders of Allegiant will become stockholders of National City, whose rights are governed by The Delaware General Corporation Law and by National City's certificate of incorporation and bylaws. The following discussion is intended only to highlight certain differences between the rights of corporate shareholders under Missouri law and Delaware law generally and specifically with respect to the shareholders of Allegiant and National City. The discussion is not intended as a complete statement of all the differences, and Allegiant shareholders are referred to those laws and governing documents for a definitive treatment of the subject matter.

CERTAIN DIFFERENCES BETWEEN MISSOURI AND DELAWARE CORPORATION STATUTES

     Shareholder Approval of Certain Corporate Transactions. The Delaware law requires that a merger, consolidation, disposition of all or substantially all the assets or voluntary dissolution of a corporation be approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon (except as indicated below). The Missouri law requires that such transactions be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote thereon. Both the Delaware law and the Missouri law require that mergers be approved by the board of directors, but only the Delaware law requires board of director approval of dispositions of all or substantially all of the corporation's assets. Under the Delaware law, shareholder approval is not required for mergers in which:

     - the certificate of incorporation of the surviving corporation is not amended;

     - shares of the surviving corporation outstanding before the merger are unchanged; and

     - new shares to be issued in the merger do not exceed 20% of the shares outstanding before the merger.

     Amendment of Charter. Under the Missouri law, proposed amendments to the articles of incorporation may be submitted directly to the shareholders for approval without the prior approval of the board of directors. Amendments to the articles of incorporation must be approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote on the amendment.

     The Delaware law requires that an amendment to a Delaware corporation's certificate of incorporation first be adopted by the board of directors before the amendment is submitted to the shareholders for approval by the affirmative vote of holders of a majority of the outstanding shares entitled to vote on the amendment.

     Dissenter's Appraisal Rights. The Missouri law grants appraisal rights to dissenting shareholders in connection with mergers, consolidations and dispositions of all or substantially all of the assets of the corporation. The Delaware law grants appraisal rights only in connection with mergers and consolidations, and grants no appraisal rights with respect to mergers in which:

     - dissenting shares are:

        - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

        - held of record by more than 2,000 shareholders; or

     - the corporation is the surviving corporation in the merger and no vote of its shareholders is required under the Delaware law, with certain exceptions.

     Anti-takeover Statutes. The Missouri law contains a control share acquisition statute and a business combination "moratorium" statute. Both statutes apply only to Missouri corporations that meet certain tests with respect to their presence in Missouri. The Delaware law contains a business combination "moratorium" statute that generally prohibits a Delaware corporation from engaging in mergers or other business combinations with any person who is an "interested shareholder" for a period of three years after the person becomes an "interested shareholder," unless certain conditions are satisfied.

     Other Constituency Statute. The Missouri law expressly authorizes directors to consider "non-monetary factors" when analyzing takeover bids. The board of directors is authorized to consider a number of factors in exercising its business judgment concerning an acquisition proposal, including, without limitation, the following:

     - the adequacy of the consideration offered in relation to the board's estimate of the current value of the corporation in a freely-negotiated sale, the liquidation value of the corporation, and the future value of the corporation over a period of years as an independent entity, discounted to current value;

     - existing political, economic and other factors bearing on security prices;

     - whether the acquisition proposal might violate federal, state or local laws;

     - social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and on the communities in which the corporation conducts its business;

     - the financial condition and earnings prospects of the bidder; and

     - the competence, experience and integrity of the bidder.

The Delaware law does not contain a similar provision.

     Shareholder Action by Written Consent. The Delaware law permits shareholders to act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken are signed by the holders of outstanding stock having the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote with respect to the subject matter thereof were present and voted. The Missouri law permits shareholder action without a meeting only if written consents setting forth the action so taken are signed by all of the shareholders entitled to vote on the matter.

     Amendment of Bylaws. Under the Missouri law, the power to make, alter, amend or repeal the bylaws of the corporation is vested in the shareholders, unless and to the extent that such power is vested in the board of directors by the articles of incorporation. Under the Delaware law, the stockholders have the power to adopt, amend or repeal bylaws, provided that the corporation may in its certificate of incorporation confer that authority on the board of directors as well. Under the Delaware law, the fact that such power has been conferred on the board of directors does not limit the power of the stockholders to adopt, amend or repeal bylaws.

     Inspection of Books and Records. The Missouri law grants shareholders the right to inspect the shareholders' list and books of the corporation under regulations prescribed by the corporation's bylaws. The Delaware law allows holders to inspect the stock list and books of the corporation for a purpose reasonably related to such person's interest as a stockholder.

     Payment of Dividends. Under the Missouri law, the board of directors of a corporation may declare and the corporation may pay dividends so long as the net assets of the corporation are not less than its stated capital and the payment of the dividend would not reduce the net assets of the corporation below its stated capital. Under the Delaware law, a corporation generally may pay dividends out of the corporation's surplus or, if the corporation has no available surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

CERTAIN DIFFERENCES BETWEEN ALLEGIANT'S AND NATIONAL CITY'S RESPECTIVE CHARTERS AND BYLAWS

     Cumulative Voting for Directors. Allegiant's shareholders have the right to cumulative voting in the election of directors. Unlike straight voting, where a shareholder casts all of his or her votes for or against a nominee for director, cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of its votes for one nominee or distribute them among two or more nominees. The result is that holders of less than a majority of the outstanding shares of voting stock may have the ability to elect one or more members of the board. Where cumulative voting is not permitted, the holders of a majority of outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation. This prevents the election of any directors by the holders of less than a majority of the votes.

     Holders of National City common stock have no cumulative voting rights for the election of directors. This means the holders of a majority of outstanding shares of voting stock of a corporation may elect the entire board of directors of the corporation.

     Classes of Directors. Both Missouri and Delaware law provide that a corporation may divide its directors into classes so that each director stands for election once every two or three years. Allegiant's articles of incorporation and bylaws provide that Allegiant's board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.

     National City has a single class of directors, and each director is elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

     Filling Vacancies on the Board. Allegiant's bylaws provide that Allegiant's shareholders will fill a vacancy on Allegiant's board by election at any shareholders meeting. However, if at least two-thirds of the directors remain in office, those directors may, by an affirmative majority vote, fill the vacancies until the shareholders fill the vacancies at a special or annual meeting.

     National City's bylaws provide that vacancies in the office of any director due to death, resignation, disqualification, removal or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify. If there are no directors in office, then an election of directors may be held in the manner provided by Delaware law.

     Notice of Shareholder Proposals and Director Nominations. Allegiant's bylaws permit shareholders entitled to vote to nominate candidates for election to Allegiant's board of directors and to introduce other business that is a proper matter for shareholder action in connection with any annual or special meeting. In either case, the shareholder must provide notice to Allegiant's secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meetings, except that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the prior year meeting, notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Allegiant or, with respect to an election to be held at a special meeting of shareholders, not earlier than the 90th day prior to that special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the public announcement of the special meeting.

     Allegiant's bylaws require the shareholder's notice of proposal to set forth:

     - the name and address of the shareholder who intends to present the proposal for a vote;

     - a representation that the shareholder is a holder of record of shares entitled to vote at the meeting;

     - a description of all agreements, arrangements or understandings between the shareholder and any other shareholder relating to the proposal to be voted on and any financial or contractual interest of either shareholder in the outcome of the vote; and

     - all other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of the proposal according to the proxy rules of the SEC.

     National City's bylaws provide that at an annual meeting of the stockholders, only business properly brought before the meeting will be conducted. For a stockholder to properly nominate a director for election at an annual meeting or request that a proposal be brought before an annual meeting, the stockholder must:

     - be a stockholder of record of National City at the time of the giving of the notice for an annual meeting;

     - be entitled to vote at such meeting; and

     - have given timely notice thereof in writing to the Secretary of National City.

     To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of National City not less than 60 calendar days prior to the annual meeting; provided, however, that if public announcement of the date of the annual meeting is not made at least 75 calendar days before the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

     A stockholder's notice to the Secretary of National City must set forth as to each matter the stockholder proposes to bring before the annual meeting:

     - a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

     - the name and address, as they appear on National City's books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

     - the class and number of shares of National City stock that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made; and

     - any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

     A stockholder's written notice to National City of a nomination of a person for election as director must include:

     - the name and address, as they appear on National City's books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

     - a representation that the stockholder giving the notice is a holder of record of shares of stock of National City entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

     - the class and number of shares of stock National City owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;

     - a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

     - such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board of directors; and

     - the signed consent of each nominee to serve as a director of National City if so elected.

     At a special meeting of the stockholders of National City, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be specified in the notice of the meeting given by or at the direction of the chairman of the board or a majority of the board of directors or otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the board of directors.

     Anti-Takeover Provisions - Business Combinations. Allegiant's articles of incorporation provide that, in addition to any shareholder vote required by law, the affirmative vote of the holders of not less than 80% of the common shares of Allegiant then entitled to vote generally in the election of directors is required to approve a business combination transaction involving Allegiant except, that any business combination may be approved by the holders of at least two-thirds of the outstanding shares of Allegiant's stock, if the business combination is approved by not less than 75% majority of the entire board of directors of Allegiant.

     Allegiant's articles define a business combination to include:

     - any merger or consolidation of Allegiant or any of its subsidiaries with any person or entity that beneficially owns 5% or more of the outstanding shares of Allegiant common stock, referred to as a substantial shareholder;

     - any sale of all or substantially all of the assets of Allegiant or its subsidiaries to a substantial shareholder;

     - the adoption of any plan for the liquidation of Allegiant proposed by a substantial shareholder; or

     - any recapitalization of Allegiant that would increase a substantial shareholder's proportionate share of any class of outstanding Allegiant securities.

     National City's organizational documents do not have any similar anti-takeover provisions for business combinations.

     Calling Special Meetings of Shareholders. Under Allegiant's bylaws, special meetings can be called by the secretary upon the request of the president or a majority of the board of directors or upon the written request of holders of not less than 80% of all of the outstanding shares of Allegiant common stock.

     Under National City's bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the Chairman of the

Board and shall be called by the Chairman of the Board or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of National City issued and outstanding and entitled to vote. The request must state the purpose or purposes of the proposed meeting.

     Notice of Meetings. Allegiant's bylaws require that notice of any special meeting be served on each shareholder, personally or by mail, not less than ten nor more than 60 days before the meeting.

     National City's bylaws required that written notice of the annual and any special meeting, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

     Amendment of Charter. Allegiant's articles of incorporation provide for amendments as prescribed by law. Under Missouri law, shareholders must approve a proposed amendment to the articles of incorporation by a vote of the holders of a majority of the outstanding shares entitled to vote. In addition, any amendment, alteration or repeal of certain provisions of Allegiant's articles of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding shares of stock generally entitled to vote at meetings. These include the provisions regarding:

     - election and terms of directors;

     - vote required for business combinations; and

     - amending, altering, changing or repealing the foregoing provisions in the articles of incorporation.

     National City's certificate of incorporation provides that National City reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by law, and all rights and powers conferred therein on stockholders, directors and officers are subject to such reserved power.

     Amendment of Bylaws. Allegiant's articles of incorporation vest the power in the Allegiant board of directors to make, alter, amend or repeal the bylaws.

     National City's bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by a majority vote of the members of the board of directors at any regular or special meeting duly convened, after notice to the directors of that purpose, or by the stockholders at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting.

                           SUPERVISION AND REGULATION

     The following discussion briefly describes the material regulation governing bank holding companies, financial holding companies and their subsidiaries, referred to collectively in this discussion of supervision and regulation as holding companies, and provides specific information relevant to Allegiant and National City. These regulations are intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Allegiant or National City or their respective subsidiaries may have a material adverse effect on Allegiant or National City.

     As holding companies, Allegiant and National City are subject to regulation under the Bank Holding Company Act of 1956, as amended, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System. Under the Bank Holding Company Act, holding companies may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank or another holding company, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage only in non-banking and other activities that are determined by the Federal Reserve Board to be closely related to banking, while financial holding companies may engage in activities that are not only closely related to banking but also those activities that are determined to be complementary to banking.

     Allegiant Bank is subject to primary federal regulation and examination by the FDIC. In addition, Allegiant Bank is regulated and examined by the Missouri Department of Economic Development, Division of Finance. Allegiant and National City and their respective subsidiaries also are affected by general economic conditions, the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

     Under current Federal Reserve Board policy, a holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the holding company may not have the resources to provide it. In the event of a holding company's bankruptcy, any commitment by the holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee, and such commitment would be entitled to priority of payment.

     Allegiant Bank and the National City bank subsidiaries are FDIC-insured depository institutions. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same parent holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same parent holding company and that is in danger of default. "Default" generally means the appointment of a conservator or receiver. "In danger of default" generally means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

     General. The Federal Reserve Board imposes risk-based capital requirements and guidelines on Allegiant and National City which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board and the FDIC on the depository institutions under their jurisdictions. For this purpose, the Federal Reserve Board assigns a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, to various risk categories. A depository institution's or holding company's qualifying total capital, in turn, is classified in one of two tiers, depending on type:

        CORE ("TIER 1") CAPITAL                    SUPPLEMENTARY ("TIER 2") CAPITAL
----------------------------------------       ----------------------------------------
     - common shareholders' equity                  among other items:
     - qualifying non-cumulative                    - allowances for loan and lease
       perpetual preferred stock,                   losses, subject to limitations
       including related                            - perpetual preferred stock and
      surplus                                       related surplus
     - minority interests in equity                 - hybrid capital instruments
       accounts of consolidated                     mandatory convertible debt
       subsidiaries                                 securities
     - less: goodwill and most                      - term subordinated debt and
     intangible assets                                intermediate term preferred stock
                                                      and related surplus, subject to
                                                      limitations
                                                    - unrealized holding gains on
                                                    equity securities, subject to
                                                      limitations

     Allegiant and National City currently are required to maintain Tier 1 capital and "total capital" (the sum of Tier 1 and Tier 2 minus required deductions) equal to at least 4% and 8%, respectively, of their total risk-weighted assets, including various off-balance sheet items, such as standby letters of credit. For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be at least 6% and 10% on a risk-adjusted basis, respectively. At December 31, 2003, Allegiant was well capitalized for Tier 1 capital purposes, with Tier 1 capital to total risk-based assets of 10.05%, and well capitalized for total capital purposes, with total capital to total risk-weighted assets of 11.03%. At December 31, 2003, National City was also well capitalized for Tier 1 capital purposes, with Tier 1 capital to total risk-based assets of 8.80%, and well capitalized for total capital purposes with total capital to total risk-weighted assets of 13.12%.

     The Federal Reserve Board and FDIC regulations require Allegiant and National City to incorporate market and interest rate risk components into their risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires holding companies to maintain a minimum "leverage ratio," i.e., Tier 1 capital to average total consolidated assets, of at least 3% if the holding company has the highest regulatory rating and meets other requirements, or of at least 4% if the holding company does not meet these requirements. At December 31, 2003, Allegiant's leverage ratio was 8.47%, and National City's ratio was 7.43%.

     The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio," deducting all intangibles and other indications of capital strength in evaluating proposals for expansion or new activities.

     Allegiant Bank and National City's bank subsidiaries are subject to similar risk-based and leverage capital requirements adopted by the FDIC. Allegiant Bank and National City's bank subsidiaries were in compliance with the applicable capital requirements as of December 31, 2003.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described below under "--Federal Deposit Insurance Corporation Improvement Act of 1991."

     Federal Deposit Insurance Corporation Improvement Act of 1991. The FDICIA, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

     As of December 31, 2003, Allegiant Bank and National City's subsidiary banks were well capitalized, based on the guidelines described above. However, a bank's capital category is determined solely for the purpose of applying the FDIC's prompt corrective action regulations and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

DIVIDEND RESTRICTIONS

     Federal and state laws limit the amount of dividends National City's subsidiary banks can pay to National City without regulatory approval. At January 1, 2004, the subsidiary banks could pay dividends of approximately $1.2 billion, plus an additional amount equal to their net profits for 2004, as defined by statute, up to the date of any such dividend declaration, without prior regulatory approval.

     In addition, federal bank regulatory authorities have authority to prohibit National City from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of National City, could be deemed an unsafe or unsound practice. The ability of the merged company to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of Allegiant Bank and the National City subsidiary banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund and/or the Savings Association Insurance Fund administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

SUPERVISORY ASSESSMENTS

     All Missouri chartered banks are required to pay supervisory assessments to the Missouri Department of Economic Development, Division of Finance to fund the operations of the Missouri Department of Economic Development, Division of Finance. The amount of the assessment is calculated based on a formula established by the Missouri Department of Economic Development, Division of Finance which takes into account the institution's total assets.

DEPOSITOR PREFERENCE STATUTE

     In the "liquidation or other resolution" of an insured depository institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it is well capitalized, or is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or, unless it provides certain notice to affected depositors, offering "pass through" deposit insurance on certain employee benefit plan accounts.

INTERSTATE BANKING AND BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to certain concentration limits and other requirements:

     - holding companies, such as Allegiant and National City, can acquire banks and holding companies located in any state, subject to certain permitted state restrictions for age and deposit concentrations;

     - any subsidiary bank of a holding company can receive deposits, renew time deposits, close loans, service loans and receive loan payments on existing accounts as an agent for any other bank subsidiary of that holding company; and

     - banks can acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 5% or more of a class of voting stock of a holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as Allegiant or National City, would, under the circumstances set forth in the presumption, constitute acquisition of control of the holding company.

GRAMM-LEACH-BLILEY

     Enacted in 1999, the Gramm-Leach-Bliley Financial Services Modernization Act authorizes affiliations between banking, securities and insurance firms and authorizes financial holding companies and national banks to engage in a variety of new financial activities. Among the new activities that are permitted to financial holding companies are expanded securities and insurance brokerage, a full range of securities underwriting, insurance underwriting and merchant banking. The Federal Reserve Board, in consultation with the Department of Treasury, may approve additional financial activities. National bank subsidiaries are permitted to engage in similar financial activities but only on an agency basis unless they are one of the 50 largest banks in the United States. National bank subsidiaries at this time are prohibited from insurance underwriting, real estate development and merchant banking. Although the Gramm-Leach-Bliley Act limits the range of companies with which National City and Allegiant may affiliate, it does permit affiliations with companies in the financial services industry.

FUTURE LEGISLATION

     Various legislation is from time to time introduced in the U.S. Congress and state legislatures that may change banking statutes and the operating environment of Allegiant, National City and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of Allegiant, National City or any of their subsidiaries.

                        INFORMATION ABOUT NATIONAL CITY

     National City is a financial holding company headquartered in Cleveland, Ohio. National City operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Indiana, Kentucky and Illinois and also conducts selected consumer lending businesses and other financial services on a nationwide basis. National City's primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing and payment processing. Operations are primarily conducted through more than 1,100 branch banking offices located within a six-state footprint and over 330 retail mortgage offices located throughout the United States. Including its subsidiaries, National City had 33,331 full-time-equivalent employees at December 31, 2003. As of December 31, 2003, National City's consolidated total assets were $113.9 billion and its total stockholders' equity was $9.3 billion. Based on asset size, National City is one of the largest commercial banking organizations in the United States.

     National City's principal banking subsidiaries are National City Bank, National City Bank of Michigan/Illinois, National City Bank of Pennsylvania, National City Bank of Kentucky and National City Bank of Indiana. National City Corporation is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. A substantial portion of National City's cash revenue is received from its subsidiary banks in the form of cash dividends. Federal law limits the manner and amount of funding that National City's subsidiary banks may provide to it. The bank subsidiaries are limited as to the dividends they are allowed to pay. The type and amount of any security required to be pledged for any loans from National City's subsidiary banks to it is dictated by Section 23A of the Federal Reserve Act and Federal Reserve Board Regulation W. The Office of the Comptroller of the Currency is the primary federal regulator for National City's national bank subsidiaries.

     National City and its banking subsidiaries are required to meet various capital requirements. Failure to meet the minimum capital requirements can result in its being denied the right to acquire existing companies or establish new companies, its subsidiary banks being limited in their ability to pay dividends, its subsidiary banks being required to raise additional capital, an increase in the deposit insurance premiums payable to the FDIC and the potential loss of deposit insurance. National City and its subsidiary banks have consistently maintained capital levels at or above the "well-capitalized" level. The "well-capitalized" standard is the highest regulatory standard.

     For National City to maintain its financial holding company status, all of its subsidiary banks must be "well-capitalized" and "well managed" and have a Community Reinvestment Act rating of "satisfactory or above" as determined by their federal regulator, which is the Office of the Comptroller of the Currency for National City's national banks and the FDIC for Madison Bank and Trust, an Indiana chartered bank subsidiary of National City. As of this time, all of these requirements have been met by National City's subsidiary banks.

                   DESCRIPTION OF NATIONAL CITY CAPITAL STOCK

     National City is authorized to issue a total of 1,405,000,000 shares of all classes of stock. Of the total number of authorized shares of stock, 1,400,000,000 shares are common stock, par value $4.00 per share, and 5,000,000 shares are preferred stock without par value. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that stock, or of the authority of National City's board of directors to fix by resolution those designations and other terms, is as follows:

PREFERRED STOCK

     Shares of preferred stock may be issued from time to time in one or more series. National City's board of directors is authorized, within the limitations and restrictions stated in the fourth article of National City's certificate of incorporation, to fix by resolution the designation of each series of preferred stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting; provided, however, that in no event shall any holder of any series of preferred stock be entitled to more than one vote for each share of such preferred stock held by such person, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of National City's board of directors under the General Corporation Law of the State of Delaware.

COMMON STOCK

     Subject to all of the preferences and rights of the preferred stock or a series thereof that National City's board of directors may fixed by resolution,
(1) dividends may be paid on the common stock as and when declared by the board of directors, out of any funds of National City legally available for the payment of such dividends, and (2) each share of common stock will be entitled to one vote on all matters.

                                 LEGAL MATTERS

     Thompson Coburn LLP, St. Louis, Missouri, will opine as to the qualification of the merger as a reorganization and the tax treatment of the National City stock received in connection with the merger under the Internal Revenue Code. National City's Law Department will opine as to certain legal matters with respect to the validity of the National City common stock to be issued in the merger. Members of National City's Law Department beneficially own shares of National City common stock.

                                    EXPERTS

     The consolidated financial statements of Allegiant Bancorp, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this proxy statement/prospectus from Allegiant Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of National City Corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this proxy statement/prospectus from National City Corporation's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

     Allegiant does not currently expect to hold a 2004 annual meeting of shareholders because Allegiant will not be a separate public company if the merger has been completed by the time it ordinarily would hold its annual meeting. If the merger is not consummated and such a meeting is held, shareholders may propose matters to be presented at the 2004 annual meeting of shareholders and may also nominate persons to be directors.

     Under applicable SEC regulations, all proposals of shareholders to be considered for inclusion in Allegiant's Proxy Statement for a 2004 Annual Meeting of Shareholders, if one were to be held, must have been received at Allegiant, c/o corporate secretary, 10401 Clayton Road, St. Louis, Missouri 63131 by not later than November 22, 2003. In addition to satisfying the notice provisions of the proxy rules, a proposal by a shareholder must also meet the notice provisions set forth in Allegiant's bylaws. Allegiant's bylaws provide that shareholder proposals, including nominations of directors, may be considered at a meeting of shareholders only if written notice of the proposal is received by Allegiant's corporate secretary not less than 60 days and not more than 90 days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not later than the 10th day prior to such annual meeting and not earlier than the 60th day prior to such annual meeting or not later than the 10th day following the day on which public announcement of the date of such meeting is first made by Allegiant. Although Allegiant does not anticipate holding a shareholders meeting in 2004, under Allegiant's bylaws and based upon the originally scheduled date for the meeting, the date by which written notice of a proposal would be required to be received by Allegiant to be considered at the 2004 annual meeting of shareholders is no earlier than February 8, 2004 and no later than March 8, 2004.

     Any written notice of a shareholder proposal must include the following information: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made,
(1) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, and (2) the class and number of shares of our common stock which are owned beneficially and of record by such shareholder and such beneficial owner.

                                 OTHER MATTERS

     Allegiant's board of directors is not aware of any business to come before the special shareholder meeting, other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, the proxy holders intend to vote on those matters with their reasonable business judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

     National City and Allegiant are subject to the information reporting requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. National City and Allegiant public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at "http://www.sec.gov." National City's common stock is listed on The New York Stock Exchange under the symbol NCC. You can also read and copy any reports, proxy statements and other information that National City files with the SEC at the offices of The New York Stock Exchange located at 20 Broad Street, New York, NY 10005. National City also includes its SEC filings on its corporate web site at www.NationalCity.com. The information on National City's web site does not constitute part of this proxy statement/prospectus.

     National City has filed a registration statement on Form S-4 to register with the SEC the shares of National City common stock to be issued to Allegiant shareholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of National City and a proxy statement of Allegiant for the Allegiant special meeting.

     The SEC allows National City and Allegiant to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC rather than providing the information in this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that National City and Allegiant have previously filed with the SEC. These documents contain important information about the companies.

ALLEGIANT SEC FILINGS (FILE NO. 000-10849)                        PERIOD
------------------------------------------                        ------
Annual Report on Form 10-K................   For the year ended December 31, 2003

NATIONAL CITY SEC FILINGS (FILE NO. 1-10074)                        PERIOD
--------------------------------------------                        ------
Annual Report on Form 10-K.................    For the year ended December 31, 2003
Current Reports on Form 8-K................    Filed or furnished on January 15 and January 26,
                                               2004
Proxy Statement............................    For the 2003 Annual Meeting of Stockholders

     National City and Allegiant incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Each document or report that National City or

Allegiant files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and until the offering of the securities terminates will be incorporated by reference into this proxy statement/prospectus and will be a part of this proxy statement/prospectus from the date of filing of that document.

     Allegiant has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Allegiant, and National City has supplied all such information relating to National City.

     You may obtain any of the documents incorporated by reference through Allegiant or National City, as the case may be, or the SEC or the SEC's web site, as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Shareholders of Allegiant or National City may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Allegiant Bancorp, Inc.                National City Corporation
10401 Clayton Road                     1900 East Ninth Street
St. Louis, Missouri 63131              Cleveland, Ohio 44114
Attention: Corporate Secretary         Attention: Investor Relations
Telephone: (314) 692-8800              Telephone: (216) 222-2000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [       ], 2004 IN
ORDER TO RECEIVE THEM BEFORE THE ALLEGIANT SPECIAL SHAREHOLDER MEETING. IF YOU REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE FROM US, WE WILL MAIL THEM TO YOU PROMPTLY BY FIRST-CLASS MAIL, OR SIMILAR MEANS.

     Neither Allegiant nor National City has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement/prospectus about Allegiant has been supplied by Allegiant and information about National City has been supplied by National City. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                           NATIONAL CITY CORPORATION
                                      AND
                            ALLEGIANT BANCORP, INC.
                         DATED AS OF NOVEMBER 19, 2003

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 I.     THE MERGER
        1.1   Merger......................................................   A-1
        1.2   Effective Time..............................................   A-1
        1.3   Effect of Merger............................................   A-1
        1.4   Certificate of Incorporation and By-laws....................   A-1
        1.5   Directors and Officers......................................   A-2
        1.6   Additional Actions..........................................   A-2
 II.    CONVERSION OF SHARES
        2.1   Conversion of Shares........................................   A-2
              (a) Conversion Options......................................   A-2
              (b) Election of Common Stock Payment and Cash Payments......   A-2
              (c) Procedure of Election...................................   A-3
              (d) Allocation..............................................   A-4
        2.2   Assumption of Stock Options.................................   A-6
        2.3   Exchange of Certificates....................................   A-6
              (a) Exchange Agent..........................................   A-6
              (b) Notice of Exchange......................................   A-7
              (c) Transfer................................................   A-7
              (d) Right to Merger Consideration...........................   A-7
              (e) Distribution with Respect to Unexchanged Certificates...   A-7
              (f) Lost or Destroyed Exchanged Certificates................   A-7
              (g) Voting With Respect to Unexchanged Certificates.........   A-8
              (h) No Fractional Shares....................................   A-8
        2.4   Closing of Allegiant's Transfer Books.......................   A-8
        2.5   Changes in National City Common Stock.......................   A-8
        2.6   Tax Consequences............................................   A-8
 III.   REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY
        3.1   Corporate Organization......................................   A-8
        3.2   Authority...................................................   A-9
        3.3   Capitalization..............................................   A-9
        3.4   Subsidiaries................................................   A-9
        3.5   Information in Disclosure Documents, Registration Statement,
              Etc.........................................................  A-10
        3.6   Consents and Approvals; No Violation........................  A-10
        3.7   Reports and Financial Statements............................  A-10
        3.8   Taxes.......................................................  A-11
        3.9   Employee Plans..............................................  A-11
        3.10  Material Contracts..........................................  A-12
        3.11  Absence of Certain Changes or Events........................  A-12
        3.12  Litigation..................................................  A-13
        3.13  Compliance with Laws and Orders.............................  A-13
        3.14  Agreements with Bank Regulators, Etc........................  A-13
        3.15  National City Ownership of Stock............................  A-13
        3.16  Tax Treatment...............................................  A-13

                                                                            PAGE
                                                                            ----
        3.17  Fees........................................................  A-13
        3.18  National City Action........................................  A-13
        3.19  Material Interests of Certain Persons.......................  A-14
        3.20  Environmental Matters.......................................  A-14
        3.21  National City Disclosure Letter.............................  A-15
        3.22  Notice of Breach of Potential Breach........................  A-15
        3.23  Disclosure..................................................  A-15
 IV.    REPRESENTATIONS AND WARRANTIES OF ALLEGIANT
        4.1   Corporate Organization......................................  A-15
        4.2   Authority...................................................  A-16
        4.3   Capitalization..............................................  A-16
        4.4   Subsidiaries................................................  A-16
        4.5   Information in Disclosure Documents, Registration Statement,
              Etc.........................................................  A-16
        4.6   Consent and Approvals; No Violation.........................  A-17
        4.7   Reports and Financial Statements............................  A-17
        4.8   Taxes.......................................................  A-17
        4.9   Employee Plans..............................................  A-18
        4.10  Material Contracts..........................................  A-19
        4.11  Absence of Certain Changes or Events........................  A-19
        4.12  Litigation..................................................  A-19
        4.13  Compliance with Laws and Orders.............................  A-19
        4.14  Agreements with Bank Regulators, Etc........................  A-20
        4.15  Tax Treatment...............................................  A-20
        4.16  Fees........................................................  A-20
        4.17  Allegiant Action............................................  A-20
        4.18  Vote Required...............................................  A-20
        4.19  Environmental Matters.......................................  A-20
        4.20  Labor.......................................................  A-21
        4.21  Material Interests of Certain Persons.......................  A-21
        4.22  Allegiant Disclosure Letter.................................  A-21
        4.23  Notice of Breach or Potential Breach........................  A-21
        4.24  Disclosure..................................................  A-21
 V.     COVENANTS
        5.1   Acquisition Proposals.......................................  A-21
        5.2   Interim Operations of Allegiant.............................  A-22
              (a) Conduct of Business.....................................  A-22
              (b) Articles and By-laws....................................  A-22
              (c) Capital Stock...........................................  A-22
              (d) Dividends...............................................  A-22
              (e) Employee Plans, Compensation, Etc.......................  A-23
              (f) Certain Policies........................................  A-23
        5.3   Interim Operations of National City.........................  A-23
        5.4   Employee Matters............................................  A-23
              (a) Benefit Agreements......................................  A-23

                                                                            PAGE
                                                                            ----
              (b) Retirement and Benefit Plans............................  A-23
              (c) Transition..............................................  A-24
        5.5   Access and Information......................................  A-24
        5.6   Certain Filings, Consents and Arrangements..................  A-24
        5.7   State Takeover Statutes.....................................  A-24
        5.8   Indemnification.............................................  A-24
        5.9   Additional Agreements.......................................  A-25
        5.10  Publicity...................................................  A-25
        5.11  Registration Statement......................................  A-25
        5.12  Proxy.......................................................  A-25
        5.13  Stock Exchange Listings.....................................  A-25
        5.14  Shareholders' Meeting.......................................  A-25
        5.15  Tax-Free Reorganization Treatment...........................  A-25
        5.16  Provisions of Shares........................................  A-26
        5.17  Adverse Action..............................................  A-26
 VI.    CLOSING MATTERS
        6.1   The Closing.................................................  A-26
        6.2   Documents and Certificates..................................  A-26
 VII.   CONDITIONS
        7.1   Conditions to Each Party's Obligations to Effect the
              Merger......................................................  A-26
        7.2   Conditions to Obligation of Allegiant to Effect the
              Merger......................................................  A-27
        7.3   Conditions to Obligation of National City to Effect the
              Merger......................................................  A-28
 VIII.  MISCELLANEOUS
        8.1   Termination.................................................  A-28
        8.2   Non-Survival of Representations, Warranties and
              Agreements..................................................  A-29
        8.3   Waiver and Amendment........................................  A-29
        8.4   Entire Agreement............................................  A-29
        8.5   Applicable Law; Consent to Jurisdiction.....................  A-29
        8.6   Certain Definitions; Headlines..............................  A-29
        8.7   Notices.....................................................  A-30
        8.8   Counterparts................................................  A-31
        8.9   Parties in Interest; Assignment.............................  A-31
        8.10  Effect of Termination; Expenses and Breakup Fee.............  A-31
        8.11  Enforcement of the Agreement................................  A-32
        8.12  Severability................................................  A-32
        8.13  Update and Supplement to Disclosure Letters.................  A-33
        Signatures........................................................  A-33

                              INDEX TO DEFINITIONS

DEFINITIONS                                                        SECTIONS
-----------                                                        --------
Acquisition Transaction.....................................  Section 5.1
Affiliate...................................................  Section 8.6(a)(i)
Agreement...................................................  Preamble
Allegiant...................................................  Preamble
Allegiant Common Stock......................................  Section 1.1
Allegiant Contracts.........................................  Section 4.10
Allegiant Disclosure Letter.................................  Section 4.3
Allegiant Employee Plans....................................  Section 4.9
Allegiant Meeting...........................................  Section 5.14
Allegiant Option Plans......................................  Section 2.2
Allegiant Reports...........................................  Section 4.7
Allegiant Subsidiaries......................................  Section 4.4
Allocation Date.............................................  Section 2.1(d)
Benefit Agreements..........................................  Section 3.10
BHCA........................................................  Section 3.1
Breakup Fee.................................................  Section 8.10(b)
Cash Election Shares........................................  Section 2.1(b)(i)
Cash Payments...............................................  Section 2.1(a)(i)
Certificate.................................................  Section 2.3(a)
Closing.....................................................  Section 6.1
Closing Date................................................  Section 6.1
Combined Election Shares....................................  Section 2.1(b)(iii)
Combined Payment............................................  Section 2.1(a)(iii)
Commission..................................................  Section 2.2
Common Stock Election Shares................................  Section 2.1(b)(ii)
Common Stock Payment........................................  Section 2.1(a)(ii)
Competing Proposal..........................................  Section 8.1(f)
Code........................................................  Preamble
Consents....................................................  Section 7.1(c)
Constituent Corporations....................................  Section 1.2
Control.....................................................  Section 8.6(a)(ii)
Conversion Ratio............................................  Section 2.1(a)(ii)
Delaware Certificate of Merger..............................  Section 1.2
Dissenting Shares...........................................  Section 2.1(d)(i)
DGCL........................................................  Section 1.1
DPC Shares..................................................  Section 2.1(a)
Effective Time..............................................  Section 1.2
Election Deadline...........................................  Section 2.1(c)
Election Form...............................................  Section 2.1(b)
Environmental Law...........................................  Section 3.20
ERISA.......................................................  Section 3.9
Exchange Act................................................  Section 3.5
Exchange Agent..............................................  Section 2.1(c)

DEFINITIONS                                                        SECTIONS
-----------                                                        --------
FDIA........................................................  Section 3.14
Fed Approval Date...........................................  Section 8.6(a)(iii)
FRB.........................................................  Section 3.6
Governmental Entity.........................................  Section 3.6
Hazardous Substance.........................................  Section 3.20
HSR Act.....................................................  Section 3.6
Indemnitees.................................................  Section 5.8
IRS.........................................................  Section 3.9
Loan Portfolio Properties, Trust Properties and Other
  Properties Owned..........................................  Section 3.20
Losses......................................................  Section 8.10(b)(ii)
Major Deal..................................................  Section 8.10(b)(i)
Market Price................................................  Section 8.6(a)(iv)
Material Adverse Effect.....................................  Section 8.6(a)(v)
MDF.........................................................  Section 3.6
MGBL........................................................  Section 1.1
Merger......................................................  Section 1.1
Merger Consideration........................................  Section 2.1(a)(iii)
Missouri Articles of Merger.................................  Section 1.2
National City...............................................  Preamble
National City Common Stock..................................  Section 2.1(a)(ii)
National City Contracts.....................................  Section 3.10
National City Disclosure Letter.............................  Section 1.4
National City Employee Plans................................  Section 3.9
National City Out Of Pocket Expenses........................  Section 8.10(b)(i)
National City Reports.......................................  Section 3.7
No-Election Shares..........................................  Section 2.1(b)
PBGC........................................................  Section 3.9
PCBs........................................................  Section 3.20
Person......................................................  Section 8.6(a)(vi)
Post-Termination Period.....................................  Section 8.10(b)(i)
Proxy Statement.............................................  Section 3.5
Registration Statement......................................  Section 3.5
SBIA........................................................  Section 3.6
Securities Act..............................................  Section 3.5
Significant Subsidiaries....................................  Section 8.6(a)(i)
State Entities..............................................  Section 3.6
Stock Conversion Shares.....................................  Section 2.1(d)(i)
Subsidiary..................................................  Section 8.6(a)(vii)
Surviving Corporation.......................................  Section 1.3
Trust Account Shares........................................  Section 2.1(a)
Unexercised Options.........................................  Section 2.2

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2003 ("Agreement"), is made by and between National City Corporation, a Delaware corporation ("National City"), and Allegiant Bancorp, Inc., a Missouri corporation ("Allegiant").

     WHEREAS, National City and Allegiant have each determined that it is in the best interests of their respective stockholders and shareholders for Allegiant to merge with and into National City upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of National City and Allegiant have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                 I. THE MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), Allegiant will be merged with and into National City and the separate corporate existence of Allegiant will thereupon cease (the "Merger") in accordance with the applicable provisions of The Missouri General and Business Corporation Law ("MGBL") and the Delaware General Corporation Law ("DGCL").

     National City may at any time change the method of effecting the combination with Allegiant (including, without limitation, the provisions of this Article I) if and to the extent it reasonably deems such change to be desirable, including, without limitation, to provide for a merger of Allegiant into a wholly-owned subsidiary of National City; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of shares of common stock, par value $0.01 per share ("Allegiant Common Stock"), of Allegiant as provided for in this Agreement, (B) adversely affect the tax treatment of Allegiant's shareholders as a result of receiving the Merger Consideration (as hereinafter defined) or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger and immediately prior to the Closing (as defined below) which shall occur at the time set forth in Section 6.1 below, National City and Allegiant (sometimes together referred to herein as the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of the DGCL (the " Delaware Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and Articles of Merger complying with the requirements of the MGBL to be filed with the Secretary of State of the State of Missouri (the "Missouri Articles of Merger"). The Merger will become effective at the time the later of the following to occur: (a) the filing of the Delaware Certificate of Merger; (b) the filing of the Missouri Articles of Merger; or (c) such later time as shall be specified in such filings ("Effective Time").

     1.3 Effect of Merger. The Merger will have the effects specified in MGBL and DGCL. Without limiting the generality of the foregoing, National City will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

     1.4 Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of National City in effect immediately prior to the Effective Time, which shall be in the form set forth in a disclosure letter executed by National City and dated and delivered by National City to Allegiant as of the date hereof (the "National City Disclosure Letter"), shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until amended in accordance with applicable law.

     1.5 Directors and Officers. The directors and officers of National City immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Certificate of Incorporation and By-laws and the DGCL.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Allegiant, or (ii) otherwise carry out the purposes of this Agreement, Allegiant and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Allegiant or (b) otherwise carry out the purposes of this Agreement, Allegiant and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Allegiant or otherwise to take any and all such action.

                            II. CONVERSION OF SHARES

     2.1 Conversion of Shares.

     2.1 (a) Conversion Options. Subject to Section 2.2 below, at the Effective Time, each then outstanding share of Allegiant Common Stock not owned by National City or any direct or indirect wholly-owned subsidiary of National City (except for any such shares of Allegiant Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Shares")), excluding those shares of Allegiant Common Stock held in the treasury of Allegiant, and excluding shares with respect to which a written demand for payment of fair value has been made pursuant to Section 2.1(c)(v) below and not withdrawn or waived will be canceled, retired and converted into one of the following as hereinafter provided (subject to the provisions of Section 2.1(d) below):

        (i) a right to receive cash in the amount of Twenty-Seven and 25/100 Dollars ($27.25) ("Cash Payment");

        (ii) a right to receive 0.833 shares of common stock (the "Conversion Ratio"), par value $4.00 per share ("National City Common Stock"), of National City ("Common Stock Payment"); or

        (iii) a right to receive a combination of a portion of Cash Payment and a portion of Common Stock Payment ("Combined Payment", which along with the Cash Payment and Common Stock Payment is referred to as "Merger Consideration").

     (b) Election of Common Stock Payment and Cash Payments. Not more than fifteen (15) days after the Allegiant Meeting (as hereinafter defined) where the Merger has been approved, National City will cause to be sent to each record holder of shares of Allegiant Common Stock (as of a record date as close as practicable to the date of mailing) an election form (an "Election Form") and other appropriate materials providing for such holders (subject to the provisions of Section 2.1(d) below):

        (i) to elect to receive the Cash Payment with respect to all of their shares of Allegiant Common Stock as hereinabove provided (the "Cash Election Shares"),

        (ii) to elect to receive the Common Stock Payment with respect to all of their shares of Allegiant Common Stock (the "Common Stock Election Shares"), or

        (iii) to elect to receive the Combined Payment with respect to their shares of Allegiant Common Stock (the "Combined Election Shares"). If the holder chooses a Combined Payment, then the holder shall specify on the Election Form the percentage of the Combined Payment requested to be received as a Common Stock Payment and the holder shall be deemed to have elected that the balance of his Combined Election Shares shall be converted into the right to receive Cash Payment.

As of the Election Deadline (as hereinafter defined) any shares of Allegiant Common Stock with respect to which there shall not have been an election submission to the Exchange Agent (as hereinafter defined) of an effective, properly completed Election Form, shall be deemed to be "No-Election Shares." Except as specifically provided herein, all No-Election Shares shall be deemed to be Cash Election Shares and references to Cash Election Shares shall be deemed to include No-Election Shares. The Exchange Agent will use reasonable efforts to make Election Forms available to all persons who become record holders of Allegiant Common Stock after the record date set for the mailing of Election Forms and before the Election Deadline.

     (c) Procedure for Election. Any election to receive Common Stock Payment, Cash Payment or Combined Payment shall have been validly made only if National City Bank, as Exchange Agent, or such other national or state bank with which National City may enter into an agreement whereby such bank shall agree to act as agent for purposes of mailing and receiving Election Forms, tabulating the results, determining any allocation and distributing consideration to Allegiant's shareholders (the "Exchange Agent"), shall have received by 4:00 P.M. Cleveland Time on a day (which must be a business day) selected by National City, but not less than twenty (20) days after the initial mailing of the Election Forms (the "Election Deadline"), an Election Form properly completed. An election by a holder of Allegiant Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed as required by the Election Form) by such shareholder accompanied either by the certificate or certificates representing all Allegiant Common Stock owned by such shareholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Allegiant, or by an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States. National City shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to validity of Election Forms.

        (i) Two or more holders of Allegiant Common Stock who are determined to constructively own the shares of Allegiant Common Stock owned by each other by virtue of Section 318(a) of the Code and who so certify to National City's satisfaction, and any single holder of shares of Allegiant Common Stock who holds his shares in two or more different names and who so certifies to National City's satisfaction, may submit a joint Election Form covering the aggregate shares of Allegiant Common Stock owned by all such holders or by such single holder as the case may be. For all purposes of this Agreement (including any lottery), each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of Allegiant Common Stock.

        (ii) Record holders of Allegiant Common Stock who are nominees only may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that on the request of National City, such record holder shall certify to the satisfaction of National City that such record holder holds such Allegiant Common Stock as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of Allegiant Common Stock, subject, however, to the immediately preceding sub-paragraph (i) dealing with joint Election Forms.

        (iii) Any holder of Allegiant Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of Allegiant Common Stock may at any time prior to the Election Deadline revoke his election and withdraw his certificates for Allegiant Common Stock deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.

        (iv) In the event of the termination of this Agreement after holders of Allegiant Common Stock have deposited their shares with the Exchange Agent, National City and Allegiant shall promptly instruct the Exchange Agent to return all Allegiant Common Stock to the persons who deposited the same. Holders of Allegiant Common Stock shall continue to have the right to vote and to receive all dividends paid on Allegiant Common Stock deposited by them with the Exchange Agent until the Effective Time.

        (v) No holder of Allegiant Common Stock who at the Election Deadline is entitled to relief as a dissenting shareholder in compliance with Section
     351.455 of the MGBL, shall be entitled to submit an Election Form and any Election Form submitted by such a dissenting shareholder shall be invalid. In the event, that subsequent to the Election Deadline, such shareholder ceases to be a dissenting shareholder, the shareholder shall be treated the same as a non-dissenting shareholder who failed to submit a valid Election Form and shall be deemed to hold No-Election Shares.

     (d) Allocation. As soon as practicable after the Election Deadline, but not more than ten (10) business days after the Effective Time (the "Allocation Date"), the Exchange Agent shall effectuate the allocation among holders of Allegiant Common Stock of rights to receive Common Stock Payment, Cash Payment or Combined Payment in the Merger as follows:

        (i) If the aggregate number of shares of National City Common Stock that the holders of the Stock Election Shares and the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares are entitled to receive in the Merger is equal to or greater than the Stock Conversion Shares, then no reallocation is to be made. The "Stock Conversion Shares" means the number of shares of National City Common Stock which, when multiplied by the Market Price, is equal to 51% of the value of the Merger Consideration (including payments for fractional shares) and an assumed payment of $27.25 per share for the number of shares (the "Dissenting Shares") held by any shareholder who is a dissenting shareholder pursuant to Section 2.1(c)(v).

        (ii) If the aggregate number of shares of National City Common Stock that the holders of the Stock Election Shares and the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares are entitled to receive in the Merger is less than the Stock Conversion Shares, then the following reallocation steps shall be used (in the order presented) until the number of shares of National City Common Stock to be issued in the Merger equals the Stock Conversion Shares:

           (A) First, all of the Common Stock Election Shares and the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares shall be converted into the right to receive the number of shares of National City Common Stock elected pursuant to the applicable Election Forms;

           (B) Second, the Exchange Agent shall reallocate the portion of the Cash Payment deemed specified by holders of No-Election Shares such that the Allegiant Common Stock held by the holders of No-Election Shares will be converted into the right to receive in the aggregate the lesser of (a) the total number of shares of National City Common Stock into which all No-Election Shares are convertible, and (b) the number of shares of National City Common Stock which, when added to the number of shares of National City Common Stock issuable in the Merger in respect of the Common Stock Election Shares and the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares, will equal the number of Stock Conversion Shares, such shares to be allocated to each holder of No-Election Shares based upon the amount of Cash Payment deemed requested by such holder compared to the total amount of Cash

        Payments deemed requested by all holders of No-Election Shares. The Allegiant Common Stock held by such holders of No-Election Shares shall receive cash for the balance of the Merger Consideration, if any, to which each such holder is entitled (determined by (x) dividing the total Common Stock Payment to be received by such holder after giving effect to the reallocation described in this Section 2.1(d)(ii)(B) by 0.833,
        (y) subtracting the result in (x) from the number of shares of Allegiant Common Stock owned by such holder at the Effective Time, and (z) multiplying the difference determined in (y) by $27.25 per share); and

           (C) Third, the Exchange Agent shall reallocate the Cash Payment portion specified in the Election Forms by holders of Combined Election Shares such that the Allegiant Common Stock held by the holders of Combined Election Shares will be converted into the right to receive in the aggregate the lesser of (a) the total number of shares of National City Common Stock into which all Combined Election Shares are convertible, and (b) the number of shares of National City Common Stock which, when added to the number of shares of National City Common Stock issuable in the Merger in respect of the Common Stock Election Shares, the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares and the No-Election Shares converted pursuant to Section 2.1(d)(ii)(B) above, will equal the number of Stock Conversion Shares, such shares to be allocated to each holder of Combined Election Shares based upon the total amount of Cash Payment requested by such holder compared to the total amount of Cash Payments requested by all holders of Combined Election Shares. The Allegiant Common Stock held by such holders shall receive cash for the balance of the Merger Consideration, if any, to which each such holder is entitled to receive pursuant to the Merger (determined by (x) dividing the total Common Stock Payment to be received by such holder after giving effect to the reallocation described in this Section 2.1(d)(ii)(C) by 0.833,
        (y) subtracting the result in (x) from the number of shares of Allegiant Common Stock owned by such holder at the Effective Time, and (z) multiplying the difference determined in (y) by $27.25 per share); and

           (D) Fourth, the Exchange Agent shall reallocate the portion of the Cash Payment payable to each holder of Cash Election Shares (other than No-Election Shares and Dissenting Shares) based upon the number of Cash Election Shares (other than No-Election Shares and Dissenting Shares) owned by such holder compared to the total number of Cash Election Shares (other than No-Election Shares and Dissenting Shares) owned by all such holders, such that the Allegiant Common Stock held by the holders of Cash Election Shares will be converted into the right to receive in the aggregate the number of shares of National City Common Stock which will equal the number of shares of National City Common Stock which, when added to the number of shares of National City Common Stock issuable in the Merger in respect of the Common Stock Election Shares, the portion of the Common Stock Payment specified on the Election Forms by holders of Combined Election Shares, the No-Election Shares converted pursuant to Section 2.1(d)(ii)(B) above, and the Combined Election Shares converted pursuant to Section 2.1(d)(ii)(C) above, will equal the number of Stock Conversion Shares, and such holders of Cash Election Shares shall receive in cash the balance of the Merger Consideration, if any, to which each such holder is entitled pursuant to the Merger (determined by (x) dividing the total Common Stock Payment to be received by such holder after giving effect to the reallocation described in this Section 2.1(d)(ii)(D) by 0.833, (y) subtracting the result in (x) from the number of shares of Allegiant Common Stock owned by such holder at the Effective Time, and (z) multiplying the difference determined in (y) by $27.25 per share).

        National City shall have the right to make reasonable determinations and to establish reasonable procedures in connection with the allocation contemplated by this Section 2.1(d)(ii).

        (iii) As soon as practicable, after completion of the allocation procedure described above, the Exchange Agent shall distribute the Common Stock Payments and the Cash Payments as provided herein. Each share of Allegiant Common Stock for which such distribution is made shall be canceled. National City will deliver to the Exchange Agent the number of shares of National City Common Stock and the amount of Cash Payments payable in the Merger in sufficient time for the Exchange Agent to make such distribution. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     (e) Each holder of Allegiant Common Stock who would otherwise have been entitled to receive a fraction of a share of National City Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of National City Common Stock multiplied by a ratio, the numerator of which is $27.25, and the denominator of which is the Conversion Ratio.

     (f) At the Effective Time each share of Allegiant Common Stock held in Allegiant's treasury immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof be cancelled.

     (g) At the Effective Time, each then-outstanding share of Allegiant Common Stock owned by National City or any direct or indirect wholly-owned subsidiary of National City (except for any shares that are Trust Account Shares or DPC Shares) will be canceled and retired.

     (h) Each share of National City Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $4.00 per share, of the Surviving Corporation from and after the Effective Time.

     2.2 Assumption of Stock Options.  Except as expressly provided in this
Section 2.2 and subject to any required consents by individual option holders, all rights under any stock option granted by Allegiant or its predecessors pursuant to Allegiant's existing stock option plans (collectively, the "Allegiant Option Plans") that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time ("Unexercised Options") shall cease to represent a right to acquire shares of Allegiant Common Stock and shall be converted into the right to acquire that number of shares of National City Common Stock equal to (a) the number of shares of Allegiant Common Stock subject to the Unexercised Option, multiplied by (b) the Conversion Ratio (rounded to the nearest whole share). The exercise price per share of National City Common Stock under the new option shall be equal to the exercise price per share of Allegiant Common Stock which was purchasable under each Unexercised Option divided by the Conversion Ratio (rounded to the nearest whole cent) necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of this Section 2.2, and, in addition, each option which is an "incentive stock option" as defined in
Section 422 of the Code shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. On or before the Effective Time, National City shall file, and maintain the effectiveness of, a registration statement with the Securities and Exchange Commission (the "Commission") covering such options and the sale of the National City Common Stock issued upon exercise of such options. At the Effective Time all Allegiant Option Plans shall be terminated with respect to the granting of any additional options or option rights. The duration and other terms and conditions of the new options shall be the same as the original Allegiant options, except that reference to Allegiant shall be deemed to be references to National City.

     2.3 Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, National City shall designate National City Bank to act as Exchange Agent in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Allegiant Common Stock ("Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Allegiant Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock which constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

     (b) Notice of Exchange. Promptly after the Effective Time, National City and the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate for which no Election Form was received a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefore. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration for each share of Allegiant Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

     (c) Transfer. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

     (d) Right to Merger Consideration. Subject to Section 2.3(e) below, until surrendered and exchanged in accordance with Section 2.1 or 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, payable to the holder of the shares of Allegiant Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f) below, and shall have no other rights. From and after the Effective Time, National City and Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the right to receive the aggregate Merger Consideration into which the shares of Allegiant Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty
(180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any shares of National City Common Stock and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the shares of National City Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of Allegiant Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Distributions with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by National City on National City Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to National City Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of National City Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Allegiant on Allegiant Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

     (f) Lost or Destroyed Exchanged Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger

Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Allegiant, National City or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     (g) Voting With Respect to Unexchanged Certificates. Holders of unsurrendered Certificates will not be entitled to vote at any meeting of National City stockholders.

     (h) No Fractional Shares. No certificates or scrip representing fractional shares of National City Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of National City shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of National City. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of National City Common Stock to which such holder would otherwise be entitled multiplied by a ratio, the numerator of which is $27.25, and the denominator of which is the Conversion Ratio.

     2.4 Closing of Allegiant's Transfer Books. The stock transfer books of Allegiant shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Allegiant Common Stock which is not registered in the transfer records of Allegiant, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of Allegiant to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Allegiant Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

     2.5 Changes in National City Common Stock. If between the date of this Agreement and the Effective Time, the shares of National City Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted proportionately such that the holders entitled to receive a Common Stock Payment will receive the same form and amount of National City Common Stock as if the National City Common Stock issuable pursuant to the Merger had been outstanding at the record date for such reclassification, recapitalization, split-up, combination, exchange of shares, or dividend.

     2.6 Tax Consequences. This Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code. National City and Allegiant agree to file any and all tax returns in a manner consistent with the qualification as such.

              III. REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

     National City hereby represents and warrants to Allegiant that:

     3.1 Corporate Organization. National City is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as defined below). National City is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has heretofore delivered to Allegiant true and complete copies of its Certificate of Incorporation and By-laws as currently in effect.

     3.2 Authority. National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of National City and no other corporate or stockholder proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of National City enforceable against National City in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     3.3 Capitalization. As of the date hereof, the authorized capital stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on November 18, 2003 (i) 607,647,267 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) no shares of preferred stock were issued and outstanding. As of the date hereof, except as set forth in this Section 3.3, pursuant to the exercise of employee stock options under National City's various stock option plans in effect, National City's dividend reinvestment plan and stock grants made pursuant to the National City's various restricted stock plans or set forth in the National City Disclosure Letter, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock issuable in exchange for Allegiant Common Stock at the Effective Time in accordance with this Agreement and all of the shares of National City Common Stock issuable upon exercise of Unexercised Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

     3.4 Subsidiaries. The name and state of incorporation of each Significant Subsidiary (as defined below) of National City is set forth in the National City Disclosure Letter. Each of the Significant Subsidiaries is a bank, a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the National City Disclosure Letter, all outstanding shares of capital stock of each Significant Subsidiary are owned by National City or another of National City's subsidiaries and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. Except as set forth in the National City Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     3.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to National City or any of National City's subsidiaries provided by National City for inclusion in (i) the registration statement to be filed with the Commission by National City on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of National City Common Stock to be issued in the Merger (the "Registration Statement") and (ii) any proxy statement of Allegiant ("Proxy Statement") required to be mailed to Allegiant's shareholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Allegiant Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

     3.6 Consents and Approvals; No Violation. Except as set forth in the National City Disclosure Letter, neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Certificate of Incorporation or By-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of National City or any of National City's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any of National City's subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (a "Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger pursuant to the DGCL, (iii) filing the Missouri Articles of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) filings with, and approval by, the Federal Reserve Board (the "FRB"), (vii) filings with, and approvals by the State of Missouri Department of Economic Development, Division of Finance ("MDF"), (viii) filings with, and approvals by, the Ohio Superintendent of Banks, the Arizona Director of Insurance and such other state regulatory agencies as may be required (collectively, the "State Entities"), (ix) filings and approvals pursuant to any applicable state takeover law, (x) filings and approvals under the Small Business Investment Act of 1958 and the rules and regulations thereunder ("SBIA") or (xi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     3.7 Reports and Financial Statements. Since January 1, 1998, National City and each of National City's subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "National City Reports"). National City has previously furnished or will promptly furnish Allegiant with true and complete copies of each of National City's annual reports on Form 10-K for the years 1998 through 2002 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. As of their respective dates, the National City Reports complied in all material respects with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of National City and National City's subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the National City Reports. National City's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     3.8 Taxes. National City will promptly make available to Allegiant, upon request by Allegiant, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by National City and any of National City's subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. National City and each National City subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. National City and each of its subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's subsidiaries is a party to any action or proceeding, nor to the best of National City's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by National City or any of National City's subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges.

     3.9 Employee Plans. Except as set forth in the National City Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or its subsidiaries ("National City Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each National City Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the Internal Revenue Service ("IRS") to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither National City nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) no reportable event described in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has occurred, (e) except as disclosed in the National City Disclosure Letter, no defined benefit plan has been terminated, nor has the Pension Benefit

Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (f) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither National City nor any of its subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Except as set forth in the National City Disclosure Letter, there is no basis for any person to assert that National City or any of its subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any National City Employee Plan, (A) there is no liability on the part of National City or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of National City, no such proceeding with respect to any such insurer is imminent. Except as set forth in the National City Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (y) constitute a stated triggering event under any National City Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from National City or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (z) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither National City nor any of its subsidiaries has any obligations for retiree health and life benefits under any National City Employee Plan, except as set forth in the National City Disclosure Letter. There are no restrictions on the rights of National City or its subsidiaries to amend or terminate any such National City Employee Plan without incurring any liability thereunder.

     3.10 Material Contracts. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports, neither National City nor any of its subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") providing for aggregate payments to any person in any calendar year in excess of $1,000,000,
(b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any of its subsidiaries or the guarantee by National City or any of its subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the Commission as of the date of this Agreement (collectively, the "National City Contracts"). Neither National City nor any of National City's subsidiaries is in default under any of the National City Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither National City nor any of National City's subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is National City or any of National City's subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

     3.11 Absence of Certain Changes or Events. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, since December 31, 2002, there has not been any change in the financial condition, results of operations or business of National City and its subsidiaries which would or in the future will have a Material Adverse Effect.

     3.12 Litigation. Except as disclosed in the National City Disclosure Letter or the National City Reports filed by National City with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of National City, threatened against or affecting National City or any of National City's subsidiaries which, if decided adversely to National City, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against National City or any of National City's subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.

     3.13 Compliance with Laws and Orders. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, the businesses of National City and of National City's subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of National City's subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the National City Disclosure Letter, no investigation or review by any Governmental Entity with respect to National City or any of National City's subsidiaries is pending or, to the knowledge of National City, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     3.14 Agreements with Bank Regulators, Etc. Except as set forth in the National City Disclosure Letter, neither National City nor any National City subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither National City nor any of National City's subsidiaries is required by
Section 32 of the Federal Deposit Insurance Act ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. National City knows of no reason why the regulatory approvals referred to in
Section 3.6(c) above should not be obtained.

     3.15 National City Ownership of Stock. As of the date of this Agreement, neither National City nor any of its affiliates or "associates" (as such term is defined in Rule 14a-1 under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Allegiant Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of Allegiant Common Stock.

     3.16 Tax Treatment. As of the date hereof, National City is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date hereof and through the Effective Date, National City will not have taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

     3.17 Fees. Neither National City nor any of National City's subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     3.18 National City Action. The Board of Directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of National City and its stockholders and (b) approved this Agreement and the transactions contemplated hereby, including the Merger. The Board of Directors of National City has approved the transactions contemplated by this Agreement and the Allegiant Option Agreement such that the provisions of Section 203 of the DGCL and any other applicable state business combination or anti-takeover provisions of National City Certificate of Incorporation or By-laws shall not be triggered by the Merger, execution of this Agreement or the Allegiant Option Agreement or any transaction contemplated by such Agreements.

     3.19 Material Interests of Certain Persons. Except as disclosed in National City's Proxy Statement for its 2003 Annual Meeting of Stockholders, no officer or director of National City, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of National City or any of its subsidiaries.

     3.20 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meanings:

        "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any governmental entity relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C.
     Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

        "Hazardous Substance" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil," as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance;
     (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes;
     (vi) industrial, nuclear or medical by-products; (vii) any lead based paint or coating and (viii) any underground storage tank(s).

        "Loan Portfolio Properties, Trust Properties and Other Properties" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by National City or

     Allegiant, as the case may be, or any of their subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

     Except as set forth in the National City Disclosure Letter, (a) to the best of National City's knowledge, neither National City nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) to the best of National City's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or its subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of National City's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or its subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

     3.21 National City Disclosure Letter. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the National City Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation or warranty.

     3.22 Notice of Breach or Potential Breach. National City shall promptly notify Allegiant of any change, circumstance or event which would cause any of the representations or warranties made by National City pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents National City from complying with any of its obligations hereunder. There is no fact or development known to National City which would have a Material Adverse Effect, or which might in the future, in National City's reasonable judgment, have a Material Adverse Effect, on National City's or its Subsidiaries' continuing business, which has not been set forth in this Agreement.

     3.23 Disclosure. No representation or warranty by National City in this Agreement after giving effect to the disclosures set forth in the National City Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Allegiant for a breach of representation, warranty, covenant, agreement or obligation of Allegiant hereunder will not be affected by any investigation conducted by Allegiant with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

                IV. REPRESENTATIONS AND WARRANTIES OF ALLEGIANT

     Allegiant hereby represents and warrants to National City that:

     4.1 Corporate Organization. Allegiant is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Allegiant is registered as a bank holding company under the BHCA. Allegiant has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Allegiant has heretofore delivered to National City true and complete copies of its Articles of Incorporation and By-laws as currently in effect.

     4.2 Authority. Allegiant has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Allegiant's shareholders, to consummate the transactions contemplated by such. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Allegiant and no other corporate proceedings on the part of Allegiant are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Allegiant as provided in Section 5.14 below. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of Allegiant, enforceable against Allegiant in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of Allegiant consists of 30,000,000 shares of Allegiant Common Stock. As of the close of business on November 18, 2003, 17,496,778 shares of Allegiant Common Stock were validly issued and outstanding, fully paid and nonassessable and no shares of preferred stock were issued or outstanding. As of the date of this Agreement except as set forth in this Section 4.3, pursuant to Allegiant's Option Plans, pursuant to the Allegiant Option Agreement or set forth in a disclosure letter executed by Allegiant and dated and delivered by Allegiant to National City as of the date hereof (the "Allegiant Disclosure Letter"), there are no shares of capital stock of Allegiant authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Allegiant obligating Allegiant to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Allegiant or obligating Allegiant to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Allegiant Disclosure Letter, there are no voting trusts or other agreements or understandings to which Allegiant or any of Allegiant's subsidiaries is a party with respect to the voting of the capital stock of Allegiant. As of the date of this Agreement, there were outstanding under Allegiant Option Plans options to purchase 1,016,603 shares of Allegiant Common Stock, which Allegiant stock options had a weighted average exercise price of $14.20 and for which adequate shares of Allegiant Common Stock have been reserved for issuance under Allegiant Option Plans.

     4.4 Subsidiaries. The Allegiant Disclosure Letter sets forth the name and state of incorporation of each subsidiary of Allegiant (collectively, "Allegiant Subsidiaries" and each an "Allegiant Subsidiary"). Each Allegiant Subsidiary is a bank, a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Allegiant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Allegiant Subsidiary is owned by Allegiant or another Allegiant Subsidiary and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Allegiant Subsidiary obligating any Allegiant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Allegiant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     4.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Allegiant or any Allegiant Subsidiary provided by Allegiant for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Allegiant Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     4.6 Consent and Approvals; No Violation. Except as set forth in the Allegiant Disclosure Letter, neither the execution and delivery of this Agreement by Allegiant nor the consummation by Allegiant of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Amended and Restated Articles of Incorporation or By-laws of Allegiant, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Allegiant or any Allegiant Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Allegiant or any Allegiant Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger, (iii) filing the Missouri Articles of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filing under the HSR Act, (vi) filings with, and approval by, the FRB, (vii) filings with, and approval by, the MDF, (viii) filings with, and approvals by, the State Entities, (ix) filings and approvals pursuant to any applicable state takeover law, (x) filings and approvals under the SBIA or (xi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     4.7 Reports and Financial Statements. Since January 1, 1998, Allegiant and each Allegiant Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Allegiant Reports"). Allegiant has previously furnished or will promptly furnish National City with true and complete copies of each of Allegiant's annual reports on Form 10-K for the years 1998 through 2002 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. As of their respective dates, the Allegiant Reports complied in all material respects with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Allegiant included in the Allegiant Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Allegiant and Allegiant Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Allegiant and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Allegiant Reports. Allegiant's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     4.8 Taxes. Allegiant will promptly make available to National City, upon request by National City, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns filed by Allegiant and any of Allegiant Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Except as set forth in the Allegiant Disclosure Letter, Allegiant and each Allegiant Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Except as set forth in the Allegiant Disclosure Letter, Allegiant and each Allegiant Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the Allegiant Disclosure Letter, neither Allegiant nor any of Allegiant's Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the Allegiant Disclosure Letter, neither Allegiant nor any of Allegiant Subsidiaries is a party to any action or proceeding, nor to the best of Allegiant's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Allegiant or any of Allegiant Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

     4.9 Employee Plans. Except as set forth in the Allegiant Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Allegiant or Allegiant Subsidiaries ("Allegiant Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. Except as set forth in the Allegiant Disclosure Letter, with respect to each Allegiant Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the Allegiant Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (i) has been determined by the IRS to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed,
(b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither Allegiant nor any of the Allegiant Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) no reportable event described in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has occurred, (e) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (f) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code. Neither Allegiant nor any Allegiant Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Allegiant nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. There is no basis for any person to assert that Allegiant or any of its subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Allegiant Employee Plan, (A) there is no liability on the part of Allegiant or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, not would there be any such liability if such insurance policy was terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Allegiant, no such proceeding with respect to any such insurer is imminent. Except as set forth in the Allegiant Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Allegiant Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Allegiant or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither Allegiant nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Allegiant Employee Plan, except as set forth in the Allegiant Disclosure Letter. Except as set forth in the Allegiant Disclosure Letter, there are no restrictions on the rights of Allegiant or Allegiant Subsidiaries to amend or terminate any such Allegiant Employee Plan without incurring any liability thereunder.

     4.10 Material Contracts. Except as set forth in the Allegiant Disclosure Letter or disclosed in the Allegiant Reports, neither Allegiant nor any Allegiant Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any person in any calendar year in excess of $50,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Allegiant or any Allegiant Subsidiary or the guarantee by Allegiant or any Allegiant Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Allegiant with the Commission as of the date of this Agreement (collectively, the "Allegiant Contracts"). Neither Allegiant nor any Allegiant Subsidiary is in default under any Allegiant Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in Allegiant Disclosure Letter, neither Allegiant nor any Allegiant Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Allegiant or any Allegiant Subsidiary the subject of a proceeding asserting that is or any Allegiant Subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Allegiant Subsidiary pending or threatened.

     4.11 Absence of Certain Changes or Events. Except as set forth in the Allegiant Disclosure Letter or disclosed in the Allegiant Reports filed by Allegiant with the Commission prior to the date of this Agreement, since December 31, 2002, there has not been any change in the financial condition, results of operations or business of Allegiant or any Allegiant Subsidiary which would or in the future will have a Material Adverse Effect.

     4.12 Litigation. Except as disclosed in the Allegiant Reports filed by Allegiant with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Allegiant, threatened against or affecting Allegiant or any Allegiant Subsidiary which, if determined adversely to Allegiant, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Allegiant or any Allegiant Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect on the banking industry generally.

     4.13 Compliance with Laws and Orders. Except as set forth in the Allegiant Disclosure Letter or as disclosed in the Allegiant Reports filed by Allegiant with the Commission prior to the date of this Agreement, the businesses of Allegiant and each Allegiant Subsidiary are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of an Allegiant Subsidiary that is a bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Allegiant Disclosure Letter, no investigation or review by any Governmental Entity with respect to Allegiant or any Allegiant Subsidiary is pending or, to the knowledge of Allegiant threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     4.14 Agreements with Bank Regulators, Etc. Neither Allegiant nor any Allegiant Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Allegiant Disclosure Letter, nor has Allegiant been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Allegiant Disclosure Letter. Neither Allegiant nor any Allegiant Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. Allegiant knows of no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

     4.15 Tax Treatment. As of the date hereof, Allegiant is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date hereof and through the Effective Date, Allegiant will not have taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

     4.16 Fees. Except for fees paid and payable to Legg Mason Wood Walker, Inc., neither Allegiant nor any Allegiant Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other person in connection with, or as a result of, the transactions contemplated by this Agreement.

     4.17 Allegiant Action. The Board of Directors of Allegiant (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of Allegiant and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by Allegiant's shareholders at the Allegiant Meeting. The Board of Directors of Allegiant has approved the transactions contemplated by this Agreement and the Allegiant Option Agreement and taken all steps necessary to exempt (i) the execution of this Agreement, the Allegiant Stock Option, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from, any statute of the MGBL that purports to limit or restrict business combinations or the ability to acquire or to vote shares and any other applicable state business combination or anti-takeover provisions of Allegiant's Amended and Restated Articles of Incorporation or Amended and Restated By-laws as currently in effect.

     4.18 Vote Required. The affirmative votes of holders of at least two-thirds of the outstanding shares of Allegiant Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Allegiant capital stock necessary to approve this Agreement and the transactions contemplated by the Agreement.

     4.19 Environmental Matters. (i) To the best of Allegiant's knowledge, neither Allegiant nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(ii) to the best of Allegiant's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Allegiant or any Allegiant Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and
(iii) to the best of Allegiant's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of

Environmental Law, which would impose a liability upon Allegiant or any Allegiant Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

     4.20 Labor. (a) Allegiant or its Subsidiaries are not engaged in, and have not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting Allegiant or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the best of Allegiant's and its Subsidiaries knowledge, are threatened; (e) no collective bargaining agreement exists which is binding on Allegiant and/or its Subsidiaries; (f) neither Allegiant nor its Subsidiaries have experienced any material work stoppage or other material labor difficulty; and (g) neither Allegiant nor its Subsidiaries are delinquent in any payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

     4.21 Material Interests of Certain Persons. Except as disclosed in Allegiant's Proxy Statement for its 2003 Annual Meeting of Stockholders, no officer or director of Allegiant, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Allegiant or any of its subsidiaries.

     4.22 Allegiant Disclosure Letter. The Allegiant Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the Allegiant Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation or warranty.

     4.23 Notice of Breach or Potential Breach. Allegiant shall promptly notify National City of any change, circumstance or event which would cause any of the representations or warranties made by Allegiant pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents Allegiant from complying with any of its obligations hereunder. There is no fact or development known to Allegiant which would have a Material Adverse Effect, or which might in the future, in Allegiant's reasonable judgment, have a Material Adverse Effect, on Allegiant's or its Subsidiaries' continuing business, which has not been set forth in this Agreement.

     4.24 Disclosure. No representation or warranty by Allegiant in this Agreement after giving effect to the disclosures set forth in the Allegiant Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by National City for a breach of representation, warranty, covenant, agreement or obligation of Allegiant hereunder will not be affected by any investigation conducted by National City with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

                                  V. COVENANTS

     5.1 Acquisition Proposals. Allegiant and each Allegiant Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly,
(i) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of (other than purchases or sales of loans or securities in the ordinary course of business consistent with past practice), or any securities of, or any merger, consolidation or business combination with, Allegiant or any Allegiant Subsidiary (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the Board of Directors of Allegiant is required, in a written opinion of counsel to the Board of Directors of Allegiant, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussion or negotiation regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure by Allegiant that is required in any document to be filed with the Commission after the date of this Agreement or any disclosure that, in the written opinion of counsel to the Board of Directors of Allegiant, is otherwise required under applicable law. Allegiant will, and cause each Allegiant Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Allegiant will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiation or discussion are sought to be initiated or continued with Allegiant or any Allegiant Subsidiary with respect to a proposed Acquisition Transaction.

     5.2 Interim Operations of Allegiant. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Allegiant Disclosure Letter or as otherwise approved expressly in writing by National City (which approval will not be unreasonably withheld or delayed):

        (a) Conduct of Business. Allegiant shall, and shall cause each Allegiant Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Allegiant shall use reasonable efforts to preserve intact the business organization of Allegiant and each Allegiant Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Allegiant or any Allegiant Subsidiary. Other than in the ordinary course of business consistent with past practice, Allegiant shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance.

        (b) Articles and By-laws. Allegiant shall not and shall not permit any Allegiant Subsidiary to make any change or amendment to their respective Articles of Incorporation or By-laws (or comparable governing instruments) in a manner that would materially and adversely effect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

        (c) Capital Stock. Allegiant shall not, and shall not permit any Allegiant Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to one of Allegiant Option Plans or open-market purchases pursuant to Allegiant's dividend reinvestment plans) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than open-market purchases pursuant to Allegiant Option Plans) or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Allegiant nor any Allegiant Subsidiary shall grant any additional stock options after the date hereof.

        (d) Dividends. Allegiant shall not, and shall not permit any Allegiant Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) regular quarterly cash dividends in an amount not to exceed $0.11 per share of Allegiant Common Stock payable on the regular historical payment dates, (ii) dividends paid by any Allegiant Subsidiary to

     Allegiant or another Allegiant Subsidiary with respect to its capital stock between the date hereof and the Effective Time and (iii) dividends paid by Allegiant Capital Trust I or Allegiant Capital Trust II with respect to issued and outstanding Trust Preferred Securities. It is agreed by the parties hereto that they will cooperate to assure that, during any quarter, there shall not be a duplication of nor omission of payment of dividends to shareholders of Allegiant in connection with consummation of the Merger.

        (e) Employee Plans, Compensation, Etc. Except as otherwise provided in this Agreement, Allegiant shall not, and shall not permit any Allegiant Subsidiary to, adopt or amend (except as required by law or other contractual obligations existing on the date hereof) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice not to exceed 2.0% for any individual) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (f) Certain Policies. Allegiant will modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and generally accepted accounting principles, at the earlier of (i) such time as National City acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 below have been waived or satisfied or (ii) immediately prior to the Effective Time. Allegiant's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

     5.3 Interim Operations of National City. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Allegiant, National City will not declare or pay any extraordinary or special dividend on the National City Common Stock or take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

     5.4 Employee Matters.

        (a) Benefit Agreements. Surviving Corporation and National City shall honor, maintain and perform on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits of any person under all existing plans or agreements.

        (b) Retirement and Benefit Plans. For purposes of all employee benefit plans, programs or arrangements maintained or contributed to by National City or Surviving Corporation, National City shall credit or shall cause Surviving Corporation to credit employees of Allegiant and Allegiant Subsidiaries who become employees of National City or Surviving Corporation as a result of the Merger with all service with Allegiant; any Allegiant Subsidiaries; or any predecessor employer (to the extent such service has been recognized by Allegiant under Allegiant Employee Plans) for purposes of eligibility and vesting as if such service, and compensation from, had been performed for National City or a subsidiary thereof but not for purposes of benefit accrual; provided, however, that this provision shall not change the treatment under the National City Non-Contributory Retirement Plan and Trust of service with National City or any of National City's subsidiaries prior to the Closing Date. From and after the Effective Time, National City shall, or shall cause Surviving Corporation to, cause any and all pre-existing condition limitations under any health plans or long-term disability plans to be waived with respect to Allegiant Employees and; with respect to health plans their eligible dependents; to the extent that such conditions were covered by Allegiant's health and disability plans. National City shall credit, or cause the Surviving Corporation to credit, employees of Allegiant and Allegiant Subsidiaries and their eligible dependents with year-to-date deductibles and out-of-pocket expenses incurred under Allegiant's health plan toward satisfaction of applicable deductibles and out-of-pocket expenses under any applicable National City or Surviving Corporation health plan for the plan year in which the Merger occurs.

        (c) Transition. Upon and after the Merger, Allegiant Employees shall have benefits that in the aggregate are no less favorable than the benefits enjoyed generally by National City employees working in similar business lines.

     5.5 Access and Information. Upon reasonable notice, Allegiant shall, and shall cause each Allegiant Subsidiary to, afford to National City and its representatives (including, without limitation, directors, officers and employees of National City and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as National City may reasonably request; provided, however, that Allegiant shall not be required to provide access to any such information or properties if the providing of such access (i) would be reasonably likely, in the written opinion of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any lease, contract or legally enforceable agreement in existence prior to the date hereof or by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. All information furnished by one party to the other party in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby) except to the extent that such information (x) already is known to such other party when received from a source not known by the receiving party to be under an obligation of confidentiality, (y) thereafter becomes lawfully obtainable from other sources or (z) is required to be disclosed in any non-confidential document filed with the Commission, the FRB, the Department of Justice or any other agency or any government. In the event that the transactions contemplated by this Agreement shall fail to consummate, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same or be destroyed.

     5.6 Certain Filings, Consents and Arrangements. National City and Allegiant shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement copies of the publicly available portions of all such reports promptly after they are filed.

     5.7 State Takeover Statutes.  Allegiant shall take all reasonable steps to
(i) exempt Allegiant and the Merger from the requirements of any state takeover law by action of Allegiant's Board of Directors or otherwise and (ii), upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover law.

     5.8 Indemnification. From and after the Effective Time, National City will assume and honor any obligation as provided for and permitted by applicable federal and state law Allegiant had immediately prior to the Effective Time with respect to the indemnification of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Allegiant or any Allegiant Subsidiary (collectively, the "Indemnitees") arising out of Allegiant's Amended and Restated Articles of Incorporation or By-laws or any indemnification (to the maximum extent available thereunder and permitted by applicable law or regulation) against any and all Losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged condition, act or omission occurring at or prior to the Effective Time, including any actions taken to approve and implement this Agreement and the transactions contemplated hereby, in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Allegiant or any Allegiant Subsidiary. This Section 5.8 will be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries. In addition, at National City's election, for a period of two years after the Effective Time, National City will provide for coverage of Indemnitees under National City's directors and officers insurance policy or, alternatively, cause Allegiant to purchase tail coverage under its directors and officers insurance policy for such period.

     5.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

     5.10 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Allegiant and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     5.11 Registration Statement. National City shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following receipt of final comments from the Staff of the Commission on the Proxy Statement (or advice that such Staff will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of such Registration Statement. National City shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the National City Common Stock pursuant to the Merger, and Allegiant shall furnish National City all information concerning Allegiant and the holders of its capital stock and shall take any action as National City may reasonably request in connection with any such action.

     5.12 Proxy. As soon as practicable after the date hereof, Allegiant shall prepare the Proxy Statement, file it with the Commission, respond to any comments of the Staff of the Commission, clear the Proxy Statement with the Staff of the Commission and promptly thereafter mail the Proxy Statement to all holders of shares of Allegiant Common Stock. National City and Allegiant shall cooperate with each other in the preparation of the Proxy Statement.

     5.13 Stock Exchange Listings. National City shall use its best efforts to list on the New York Stock Exchange, upon official notice of issuance, the National City Common Stock to be issued pursuant to the Merger and the transactions contemplated hereby.

     5.14 Shareholders' Meeting. Allegiant shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and Bylaws, to convene a special meeting of the holders of Allegiant Common Stock (the "Allegiant Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement and the transactions contemplated hereby. Unless the Board of Directors of Allegiant shall have received the written advice of counsel, reasonably acceptable to National City, to the effect that making such a recommendation would cause the Board of Directors of Allegiant to violate its fiduciary duty under applicable law and provided that such advice is not predicated solely upon the market price of National City Common Stock, the Board of Directors of Allegiant shall recommend that the holders of Allegiant Common Stock vote in favor of and approve the Merger and the transactions contemplated hereby and adopt this Agreement at the Allegiant Meeting.

     5.15 Tax-Free Reorganization Treatment. Neither National City nor Allegiant shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code. Prior to the Effective Time, each party shall cooperate with the other party to cause the Merger to qualify as a reorganization under Section 368 of the Code and shall use its reasonable best efforts to obtain the opinion referred to in Section 7.1(f) and, in connection therewith, each of Allegiant, National City, and any wholly-owned subsidiary of National City, to the extent Allegiant is merged into such subsidiary, shall deliver to counsel referred to in Section 7.1(f) customary and reasonable representation letters in form and substance reasonably satisfactory to such counsel and National City, as applicable.

     5.16 Provision of Shares. National City shall issue and provide the shares of National City Common Stock deliverable upon the conversion of Allegiant Common Stock pursuant to this Agreement, and will provide the cash for Cash Payments and to be paid in lieu of fractional shares of National City Common Stock as provided in Section 2.1 above. The shares of National City Common Stock to be issued and exchanged for shares of Allegiant Common Stock pursuant to this Agreement will, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     5.17 Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by the Agreement, neither party will, without the written consent of the other party (which consent will not be unreasonably withheld or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VII below not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.

                              VI. CLOSING MATTERS

     6.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII below, the closing (the "Closing") shall occur at such location mutually agreeable to the parties and on a date (the "Closing Date") which is on the first business day after the later of:

        (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities; or

        (b) the date the required approvals of Allegiant's shareholders have been obtained; or

        (c) such other date to which the parties agree in writing.

If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

     6.2 Documents and Certificates. National City and Allegiant shall use their respective best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

                                VII. CONDITIONS

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) The Merger and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of Allegiant Common Stock.

        (b) The National City Common Stock issuable in the Merger and the transactions contemplated hereby shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

        (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to, National City and National City's subsidiaries or Allegiant and Allegiant Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

        (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

        (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

        (f) Thompson Coburn LLP counsel to Allegiant, shall have delivered to Allegiant and National City their opinion, dated the day of the Effective Time, which shall provide that it may be relied upon by National City and the shareholders of Allegiant substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) each of Allegiant, National City and any wholly-owned subsidiary of National City, to the extent Allegiant is merged into such subsidiary, are each parties to a reorganization within the meaning of
     Section 368(a) of the Code; (ii) no gain or loss will be recognized by National City or Allegiant as a result of the Merger; (iii) no gain or loss will be recognized by the shareholders of Allegiant pursuant to the Merger (except with respect to consideration received as a result of cash paid in lieu of fractional shares, cash paid as a result of the exercise of dissenters rights or Cash Payments made to such shareholders); (iv) the tax basis of the shares of National City Common Stock received by shareholders who exchange all of their shares of Allegiant Common Stock solely for shares of National City Common Stock in the Merger will be the same as the tax basis of the shares of Allegiant Common Stock surrendered in exchange therefor (reduced by any cash received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain treated as a dividend); and (v) the holding period of the shares of National City Common Stock received in the Merger will include the period during which the shares of Allegiant Common Stock surrendered in exchange therefore were held, provided such shares of Allegiant Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may rely upon representations contained in certificates of officers of Allegiant, National City, and others.

     7.2 Conditions to Obligation of Allegiant to Effect the Merger. The obligation of Allegiant to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

        (a) National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

        (b) The representations and warranties of National City contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article III above shall be true and correct as of the Effective Time as if made at and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times; and (iii) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

        (c) National City shall have furnished Allegiant a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) above have been satisfied.

     7.3 Conditions to Obligation of National City to Effect the Merger. The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

        (a) Allegiant shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

        (b) The representations and warranties of Allegiant contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Effective Time as if made on and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times; and (iii) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

        (c) Allegiant shall have furnished National City a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Allegiant that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.3(a) and 7.3(b) above have been satisfied.

                              VIII. MISCELLANEOUS

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of
Allegiant:

        (a) by mutual consent of the Board of Directors of National City and the Board of Directors of Allegiant;

        (b) by National City or Allegiant if the Merger shall not have been consummated on or before September 30, 2004;

        (c) by National City if this Agreement was not approved at the Allegiant Meeting or any adjournment thereof;

        (d) by Allegiant if any of the conditions specified in Sections 7.1 and
     7.2 above have not been met or waived by Allegiant at such time as such condition can no longer be satisfied, provided that with respect to any breach by National City of any of its representations, warranties or covenants hereunder cannot be or is not cured within fifteen (15) days after written notice of such breach is given by Allegiant to National City;

        (e) by National City if any of the conditions specified in Sections 7.1 and 7.3 above have not been met or waived by National City at such time as such condition can no longer be satisfied, provided that with respect to any breach by Allegiant of any of its representations, warranties or covenants hereunder and such breach cannot be or is not cured within fifteen (15) days after written notice of such breach is given by National City to Allegiant; or

        (f) by National City if (i) the management of Allegiant or its board of directors, for any reason, fails to call and hold within 40 days of the approval for use of the Proxy Statement the Allegiant Meeting to consider and approve this Agreement and the transactions contemplated hereby or if such Allegiant Meeting is adjourned, then within 20 days of such adjournment, (ii) the board of directors of Allegiant does not publicly recommend in the Proxy Statement that Allegiant's shareholders approve and adopt this Agreement, (iii) after recommending in the Proxy Statement that such shareholders approve and adopt this Agreement, the board of directors of Allegiant shall have withdrawn, modified or amended such recommendation in any manner adverse to National City, or (iv) the board of directors of Allegiant shall have authorized, recommended, proposed or publicly announced its intention to authorize recommend or propose, to engage in any of the following involving Allegiant or any Allegiant Subsidiary: any disclosure of confidential information (as described in Section 5.5 above) concerning Allegiant or any Allegiant subsidiaries to any third person, proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of Allegiant, any Allegiant Subsidiary or any business line of Allegiant or any equity securities of Allegiant or of any Allegiant Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Allegiant or any Allegiant Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Allegiant or any Allegiant Subsidiary, other than the transactions contemplated by this Agreement ("Competing Proposal").

     8.2 Non-Survival of Representations, Warranties and Agreements. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 8.1 above, as the case may be; provided, however, that if the Merger is consummated, Sections 1.6, 2.1 through 2.4, 5.4, 5.8, 8.2 and 8.5 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that the last two sentences of Section 5.5 and all of Sections 8.5 and 8.10 hereof will in all events survive any termination of this Agreement.

     8.3 Waiver and Amendment. Subject to applicable provisions of the DGCL and MRS, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders or shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further shareholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 8.3 and is signed by the party or parties sought to be bound thereby.

     8.4 Entire Agreement. This Agreement together with the National City Disclosure Letter and Allegiant Disclosure Letter contain the entire agreement among National City and Allegiant with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

     8.5 Applicable Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware except to the extent laws of the State of Missouri govern the Merger. National City and Allegiant consent to personal jurisdiction in any action brought in any federal or state court within the city of Cleveland, Ohio, having subject matter jurisdiction in the matter for purposes of any action arising out of this Agreement.

     8.6 Certain Definitions; Headlines. (a) For purposes of this Agreement, the term:

        (i) "Affiliate", "associate" and "Significant Subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

        (ii) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

        (iii) "Fed Approval Date" means the day the FRB issues an order approving consummation of the Merger.

        (iv) "Market Price" means the average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the ten (10) consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time.

        (v) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Allegiant and its subsidiaries, taken as a whole, or National City and its subsidiaries, taken as a whole, as the case may be, or the ability of Allegiant or National City, as the case may be, to consummate the transactions contemplated hereby provided, however, a Material Adverse Effect does not include a material adverse change in general economic, political or financial conditions, including without limitation as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States) that effects the banking industry generally. The effect of any action taken by Allegiant solely pursuant to Subsection 5.2(f) above shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

        (vi) "Person" means an individual, corporation, partnership, association, trust limited liability company or unincorporated organization;

        (vii) "Subsidiary" of Allegiant, National City or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Allegiant, National City or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

     (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

     (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

     8.7 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

     If to Allegiant to:
        Allegiant Bancorp, Inc.
        10401 Clayton Road
        St. Louis, Missouri 63131
        Attention: President and Chief Executive Officer
        Fax No. (314) 995-9044

     With a copy to:
        Thompson Coburn LLP
        One US Bank Plaza
        St. Louis, Missouri 63101
        Attention: Thomas A. Litz, Esq.
        Fax No. (314) 552-7000

     If to National City to:
        National City Corporation
        P. O. Box 5756
        Cleveland, Ohio 44101-0756
        Attention: Chairman of the Board
        Fax No. (216) 222-2336

     With a copy to:
National City Corporation
        Law Department
        P. O. Box 5756
        Cleveland, Ohio 44101-0756
        Attention: General Counsel
        Fax No. (216) 222-2336

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.

     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

     8.9 Parties in Interest; Assignment. Except for Sections 2.1 through 2.4 above (which is intended to be for the benefit of the shareholders of Allegiant and holders of Outstanding Options under Allegiant Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Sections 5.4 and 5.8 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other parties to this Agreement neither National City nor Allegiant shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

     8.10 Effect of Termination; Expenses and Breakup Fee.

        (a) In the event of termination of this Agreement by either National City or Allegiant as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) as set forth in this
     Section 8.10, Section 8.5 and the last two sentences of Section 5.5, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

        (b) In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the parties hereto agree that Allegiant shall pay to National City a termination fee of $25.0 million (the "Breakup Fee") in the manner set forth below, and shall reimburse National City for reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein, if:

           (i) this Agreement is terminated by National City pursuant to Section 8.1(c) above, then within two (2) business days after the effective date of termination, Allegiant shall reimburse National City for reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein (the "National City Out Of Pocket Expenses"). If within twenty-four (24) months following the effective date of termination (the "Post-Termination Period"), Allegiant or any Allegiant Subsidiary enters into any agreement, contract, letter of intent or understanding with a third person relating to any direct or indirect acquisition or purchase by such person of Allegiant, any Allegiant Subsidiary or any business line of Allegiant or any equity securities of Allegiant or of any Allegiant Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Allegiant or any Allegiant Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Allegiant or any Allegiant Subsidiary (a "Major Deal"), then within two business days after Allegiant or any Allegiant Subsidiary enters into such agreement, contract, letter of intent or understanding for a Major Deal, Allegiant shall remit to National City an amount equal to the Breakup Fee less the amount of

        National City Out of Pocket Expenses actually received by National City pursuant to this Section 8.10(b)(i);

           (ii) this Agreement is terminated by National City pursuant to
        Section 8.1(e) above, then Allegiant shall indemnify National City from and against all costs or expenses (including, without limitation, reasonable attorneys' and advisor fees), losses and damages actually suffered or incurred by National City and its subsidiaries (collectively, "Losses") arising from or in connection with the termination of this Agreement. If within the Post-Termination Period, Allegiant or any Allegiant Subsidiary enters into any agreement, contract, letter of intent or understanding with a third person relating to any Major Deal, then within two business days after Allegiant or any Allegiant Subsidiary enters into such agreement, contract, letter of intent or understanding for a Major Deal, Allegiant shall remit to National City an amount equal to the Breakup Fee less the amount paid by Allegiant to National City for Losses pursuant to this Section 8.10(b)(ii);

           (iii) after a Competing Proposal has been publicly announced or otherwise communicated or made known to the senior management of Allegiant or the Allegiant Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Competing Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Allegiant contemplated by this Agreement at the Allegiant Meeting and this Agreement is terminated by National City pursuant to Section 8.1(f)(i), (ii) or (iii) above, then within two (2) business days after the effective date of termination, Allegiant shall remit to National City the Breakup Fee; and

           (iv) after a Competing Proposal has been publicly announced or otherwise communicated or made known to the senior management of Allegiant or the Allegiant Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Competing Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Allegiant contemplated by this Agreement at the Allegiant Meeting and this Agreement is terminated by National City pursuant to Section 8.1(f)(iv) above and the shareholders of Allegiant do not approve the Merger at the Allegiant Meeting or any adjournment thereof as contemplated hereunder, then within two (2) business days after the effective date of termination, Allegiant shall remit to National City the Breakup Fee.

        Any amount that becomes payable pursuant to this Section 8.10(b) shall be paid by wire transfer of immediately available funds to an account designated by National City.

        (c) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

        (d) Nothing contained in Section 8.10(b) above shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

     8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

     8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     8.13 Update and Supplement to Disclosure Letters. Allegiant and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose exceptions to one or more representations or warranties contained in Article III hereof in the case of National City and
Article IV hereof in the case of Allegiant which are a result of events which occur after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (i) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date of this Agreement, and (ii) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 7.3 in the case of National City, and Section 7.2 hereof in the case of Allegiant shall have been satisfied, and (iii) this Section 8.13 shall not relieve any party of its obligations under any covenant set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                          ALLEGIANT BANCORP, INC. ("Allegiant")

                                          By:      /s/ SHAUN R. HAYES

                                            ------------------------------------
                                                       Shaun R. Hayes
                                                          Its: CEO

                                          NATIONAL CITY CORPORATION ("National
                                          City")

                                          By:    /s/ J. ARMANDO RAMIREZ

                                            ------------------------------------
                                                     J. Armando Ramirez
                                               Its: Executive Vice President

                                                                         ANNEX B

               [OPINION OF LEGG MASON WOOD WALKER, INCORPORATED]

November 19, 2003

Board of Directors
Allegiant Bancorp, Inc.
10401 Clayton Road
St. Louis, MO 63131

Attention:  Marvin S. Wool
          Chairman of the Board

     We have been advised that Allegiant Bancorp, Inc. ("Allegiant" or the "Company") is considering entering into an Agreement and Plan of Merger (the "Agreement") with National City Corporation ("NCC"), pursuant to which the Company will be merged (the "Merger") with and into NCC and each outstanding share of common stock, par value $0.01 per share, of the Company (each a "Share") will be converted into the right to receive, at the option of the holder thereof (i) the number of shares of common stock, par value $4.00 per share, of NCC ("NCC Stock") equal to the Conversion Ratio (as defined in the Agreement, referred to herein as the "Stock Consideration"), or (ii) $27.25 in cash (the "Cash Consideration"), or a combination thereof, subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion, including that the aggregate amount of Stock Consideration shall be at least 51 percent of the total consideration paid under the Agreement. The combination of Stock Consideration and Cash Consideration to be paid by NCC pursuant to the Agreement is referred to as the "Merger Consideration."

     You have requested our opinion, as investment bankers, as to whether the amount of the Merger Consideration is fair to the holders of Shares, from a financial point of view.

     For purposes of rendering this opinion, we have, among other things:

     (i) reviewed and analyzed the November 18, 2003 draft copy of the Agreement presented to the Board of Directors of Allegiant (the "Board");

     (ii) reviewed and analyzed the audited consolidated financial statements of Allegiant contained in its Form 10-K for the fiscal year ended December 31, 2002 and the unaudited consolidated financial statements of Allegiant contained in its Form 10-Q for the quarter ended September 30, 2003;

     (iii) reviewed and analyzed the audited consolidated financial statements of NCC contained in its Form 10-K for the fiscal year ended December 31, 2002 and the unaudited consolidated financial statements of NCC contained in its Form 10-Q for the quarter ended September 30, 2003;

     (iv) reviewed the reported prices and trading activity of the publicly-traded common equity securities of Allegiant and NCC;

     (v) reviewed and analyzed certain other publicly available information concerning Allegiant and NCC;

     (vi) reviewed certain non-publicly available information concerning Allegiant, including financial projections, furnished to us by the senior management of Allegiant;

     (vii) held meetings and discussions with members of senior management of Allegiant and NCC regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the operations, financial condition and future prospects of their respective companies;

     (viii) participated in certain discussions and negotiations between representatives of Allegiant and NCC;

     (ix) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

     (x) reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our inquiry; and

     (xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

     In connection with our review and analysis, we have relied upon and assumed the accuracy and completeness of all financial and other information supplied to us by Allegiant and NCC, or that is publicly available, and we assume no responsibility for the independent verification of such information. We have further relied upon the assurances of the managements of Allegiant and NCC that they are unaware of any facts that would make such information incomplete or misleading. We also have relied upon the management team of Allegiant as to the reasonableness and achievability of any financial projections (and the assumptions and bases therein) furnished to us by Allegiant and NCC and we have assumed that any such projected financial information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of these management teams as to the future operating performance of Allegiant and NCC. Such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitations, facts related to general economic and economic conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Legg Mason has relied on this projected financial information and does not in any respect assume any responsibility for the accuracy or completeness thereof. We have further assumed that the Merger will qualify as a tax-free exchange.

     We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of Allegiant and we have not been provided with any such appraisal or evaluation. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances are in the aggregate adequate to cover all such losses, and we have not examined any individual loan credit files of Allegiant or NCC. We are not actuaries and our services did not include actuarial determinations or evaluations by us or any attempt to evaluate actuarial assumptions and, in that regard, we have assumed the adequacy of all loss and loss adjustment expense reserves. Further, this opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

     We have assumed that in connection with the receipt of all the necessary regulatory and other approvals for the Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. In addition, we have assumed that the definitive Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by the Company. We are not expressing any opinion herein as to the prices or volume at which NCC Stock will trade following the announcement or consummation of the Merger.

     In the past, Legg Mason has provided investment banking services to Allegiant and received customary fees for our services. We are familiar with NCC and we may provide investment banking services to NCC in the future. In the ordinary course of our business, we make a market in the equity and trust preferred securities of Allegiant and may at any time hold a long or short position in such securities.

     We have acted as financial advisor to the Board and will receive a fee for our services, a substantial portion of which is dependent upon the consummation of the Merger. In addition, Allegiant has agreed to indemnify us for certain liabilities arising out of our engagement. It is understood that this letter is for the information of, and directed to, the Board in its evaluation of the Merger and the opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Merger or the form of consideration any shareholder should request to receive in such Merger. This opinion does not address any differences in value of Stock Consideration versus the Cash Consideration. We were not engaged to, and have not sought to, solicit the interest of other third parties in an acquisition of the Company, or the price that might be paid in such a transaction. Accordingly, this letter does not constitute a recommendation of the Merger over any other alternative transaction that may be available to the Company and does not address the underlying business decision of the Board to proceed with or effect the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the amount of the Merger Consideration is fair to the holders of the Shares, from a financial point of view.

Very truly yours,

/s/ Legg Mason Wood Walker, Incorporated

                                                                         ANNEX C

        SELECTED PROVISIONS OF MISSOURI LAW GOVERNING DISSENTER'S RIGHTS

RSMO 351.455. SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN -- REMEDY EXCLUSIVE, WHEN.

1. If a shareholder of a corporation which is a party to a merger or consolidation and, in the case of a shareholder owning voting stock as of the record date, at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote shall file with such corporation prior to or at such meeting a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his or her shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his or her certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty-day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

4. The right of a dissenting shareholder to be paid the fair value of such shareholder's shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

5. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTOR AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article VI of National City's First Restatement of By-Laws, as amended on October 28, 2002, and Article Seventh of our Amended and Restated Certificate of Incorporation provides for broad indemnification of National City's directors and officers. National City also maintains insurance coverage relating to certain liabilities of directors and officers.

ITEM 21. EXHIBITS

  (a)          EXHIBIT NUMBER AND DESCRIPTION
    2          Agreement and Plan of Merger by and between National City
               Corporation and Allegiant Bancorp, Inc., dated as of
               November 19, 2003 (included as Annex A to the proxy
               statement/prospectus).
    3.1        Amended and Restated Certificate of Incorporation of
               National City Corporation dated April 13, 1999 (filed as
               Exhibit 3.2 to National City's Quarterly Report on Form 10-Q
               for the quarter and nine months ended September 30, 2000,
               and incorporated herein by reference).
    3.2        National City Corporation First Restatement of By-laws
               adopted April 27, 1987 (as Amended through October 28, 2002)
               (filed as Exhibit 3.3 to National City's Quarterly Report on
               Form 10-Q for the quarter and nine months ended September
               30, 2002, and incorporated herein by reference).
    4.1        Amended and Restated Certificate of Incorporation of
               National City Corporation dated April 13, 1999 (filed as
               Exhibit 3.2 to National City's Quarterly Report on Form 10-Q
               for the quarter and nine months ended September 30, 2000,
               and incorporated herein by reference) related to the capital stock of National City Corporation.
    4.2        National City Corporation First Restatement of By-laws
               adopted April 27, 1987 (as Amended through October 28, 2002)
               (filed as Exhibit 3.3 to National City's Quarterly Report on
               Form 10-Q for the quarter and nine months ended September
               30, 2002, and incorporated herein by reference) related to stockholder rights.
    4.3        National City agrees to furnish upon request to the
               Commission a copy of each instrument defining the rights of holders of Senior and Subordinated debt of the National
               City.
    5          Opinion National City Corporation Law Department re
               Legality.
    8          Opinion of Thompson Coburn LLP re Tax Matters.
   10.1        National City Corporation 1989 Stock Option Plan (filed as
               Exhibit 10.1 to National City's Quarterly Report on Form
               10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
   10.2        National City Corporation's 1993 Stock Option Plan (filed as
               Exhibit 10.5 to Registration Statement No. 33-49823 and
               incorporated herein by reference).
   10.3        National City Corporation 150th Anniversary Stock Option
               Plan (filed as Exhibit 4 to National City's Form S-8
               Registration Statement No. 33-58815 dated April 25, 1995,
               and incorporated herein by reference).
   10.4        National City Corporation Plan for Deferred Payment of
               Directors' Fees, as Amended (filed as Exhibit 10.5 to
               Registration Statement No. 2-914334 and incorporated herein by reference).
   10.5        National City Corporation Supplemental Executive Retirement
               Plan, as Amended and Restated July 1, 2002 (filed as Exhibit
               10.7 to National City's Quarterly Report on Form 10-Q for
               the quarter ended June 30, 2002, and incorporated herein by reference).
   10.6        National City Corporation Amended and Second Restated 1991
               Restricted Stock Plan (filed as Exhibit 10.9 to Registration
               Statement No. 33-49823 and incorporated herein by
               reference).

       10.7   Form of grant made under National City Corporation 1991 Restricted Stock Plan in connection with National
              City Corporation Supplemental Executive Retirement Plan as Amended (filed as Exhibit 10.7 to National
              City's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
       10.8   Central Indiana Bancorp Option Plan effective March 15, 1991 (filed as Exhibit 10.8 to National City's
              Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
       10.9   Central Indiana Bancorp 1993 Option Plan effective October 12, 1993 (filed as Exhibit 10.9 to National
              City's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
       10.10  Form of contracts with David A. Daberko, William E. MacDonald III, Jon L. Gorney, Robert J. Ondercik,
              Jeffrey D. Kelly, David L. Zoeller, Thomas A. Richlovsky, James P. Gulick, John D. Gellhausen, Herbert R.
              Martens, Jr., Thomas W. Golonski, Stephen A. Stitle, James R. Bell III, Peter E. Raskind, Philip L. Rice,
              Timothy J. Lathe, Janis E. Lyons, J. Armando Ramirez, Paul G. Clark, Shelley J. Seifert, and Ted M. Parker
              (filed as Exhibit 10.29 to National City's Form S-4 Registration Statement No. 333-45609 dated February 4,
              1998, and incorporated herein by reference).
       10.11  Split Dollar Insurance Agreement effective January 1, 1994, between National City Corporation and certain key employees (filed as Exhibit 10.11 to National City's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
       10.12  Restated First of America Bank Corporation 1987 Stock Option Plan (filed as Exhibit 4.4 to National City's
              Post-Effective Amendment No. 2 [on Form S-8] to Form S-4 Registration Statement No. 333-46571 dated March
              19, 1998, and incorporated herein by reference).
       10.13  Amended and Restated First of America Bank Corporation Stock Compensation Plan (filed as Exhibit 4.5 to
              National City's Post-Effective Amendment No. 2 [on Form S-8] to Form S-4 Registration Statement No.
              333-46571 dated March 19, 1998, and incorporated herein by reference).
       10.14  First of America Bank Corporation Directors Stock Compensation Plan (filed as Exhibit 4.6 to National
              City's Post-Effective Amendment No. 2 [on Form S-8] to Form S-4 Registration Statement No. 333-46571 dated
              March 19, 1998, and incorporated herein by reference).
       10.15  National City Corporation 1997 Stock Option Plan as Amended and Restated effective October 22, 2001 (filed as Exhibit 10.17 to National City's Annual Report on Form 10-K for the fiscal year ended December 31,
              2001, and incorporated herein by reference).
       10.16  National City Corporation 1997 Restricted Stock Plan as Amended and Restated effective October 31, 2001
              (filed as Exhibit 10.18 to National City's Annual Report on Form 10-K for the fiscal year ended December
              31, 2001, and incorporated herein by reference).
       10.17  The National City Corporation Retention Plan for Executive Officers effective April 29, 2003 (filed as
              Exhibit 10.17 to National City's Quarterly Report on Form 10-Q for the quarter and six months ended June
              30, 2003, and incorporated herein by reference).
       10.18  Integra Financial Corporation Employee Stock Option Plan (filed as Exhibit 4.3 to National City's
              Post-Effective Amendment No. 1 [on Form S-8] to Form S-4 Registration Statement No. 333-01697, dated April
              30, 1996, and incorporated herein by reference).
       10.19  Integra Financial Corporation Management Incentive Plan (filed as Exhibit 4.4 to National City's
              Post-Effective Amendment No. 1 [on Form S-8] to Form S-4 Registration Statement No. 333-01697, dated April
              30, 1996, and incorporated herein by reference).
       10.20  Integra Financial Corporation Non-Employee Directors Stock Option Plan (filed as Exhibit 4.5 to National
              City's Post-Effective Amendment No. 1 [on Form S-8] to Form S-4 Registration Statement No. 333-01697,
              dated April 30, 1996, and incorporated herein by reference).
       10.21  National City Corporation Amended and Restated Long-Term Incentive Compensation Plan for Senior Officers
              as Amended and Restated effective January 1, 2001 (filed as Exhibit 10.32 to National City's Quarterly
              Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference).

       10.22  National City Corporation Management Incentive Plan for Senior Officers as Amended and Restated effective
              January 1, 2001 (filed as Exhibit 10.33 to National City's Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2000, and incorporated herein by reference).
       10.23  National City Corporation Supplemental Cash Balance Pension Plan as Amended and Restated effective
              November 1, 2001 (filed as Exhibit 10.25 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference).
       10.24  The National City Corporation 2001 Stock Option Plan as Amended and Restated effective October 22, 2001
              (filed as Exhibit 10.27 to National City's Annual Report on Form 10-K for the fiscal year ended December
              31, 2001, and incorporated herein by reference).
       10.25  National City Savings and Investment Plan No. 3 (filed as Exhibit 4.3 to National City's Form S-8
              Registration Statement No. 333-61712 dated as of May 25, 2001, and incorporated herein by reference).
       10.26  Amendment No. 1 to the National City Savings and Investment Plan No. 3 (filed as Exhibit 4.5 to National
              City's Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-61712 and incorporated herein by reference).
       10.27  National City Corporation 2002 Restricted Stock Plan (filed as Exhibit A to National City's Proxy
              Statement dated March 8, 2002, and incorporated herein by reference).
       10.28  The National City Corporation Long-Term Deferred Share Compensation Plan effective April 22, 2002 (filed as Exhibit 10.33 to National City's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).
       10.29  The National City Corporation Deferred Compensation Plan as Amended and Restated effective July 23, 2002
              (filed as Exhibit 10.34 to National City's Quarterly Report on Form 10-Q for the quarter ended June 30,
              2002, and incorporated herein by reference).
       10.30  Form of Agreement Not To Compete with David A. Daberko and William E. MacDonald III (filed as Exhibit
              10.35 to National City's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).
       10.31  Visa(R) U.S.A. Inc. limited guaranty between National City Corporation and Visa(R) U.S.A. Inc. dated
              August 6, 2002 (filed as Exhibit 10.36 to National City's Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2002, and incorporated herein by reference).
       10.32  The National City Corporation Executive Savings Plan, as Amended and Restated effective January 1, 2003
              (filed as Exhibit 10.32 to National City's Annual Report on Form 10-K for the fiscal year ended December
              31, 2002, and incorporated herein by reference).
       10.33  The National City Corporation Savings and Investment Plan, as Amended and Restated effective January 1,
              2001 (filed as Exhibit 10.33 to National City's Annual Report on Form 10-K for the fiscal year ended
              December 31, 2002, and incorporated herein by reference).
       10.34  The National City Corporation Savings and Investment Plan No. 2, as Amended and Restated effective January
              1, 2001 (filed as Exhibit 10.34 to National City's Annual Report on Form 10-K for the fiscal year ended
              December 31, 2002, and incorporated herein by reference).
       10.35  Amendment No. 1 to the National City Savings and Investment Plan, as Amended and Restated effective
              January 1, 2001 (filed as Exhibit 10.35 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
       10.36  Amendment No. 1 to the National City Savings and Investment Plan No. 2, as Amended and Restated effective
              January 1, 2001 (filed as Exhibit 10.36 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
       10.37  Amendment No. 1 to the Split Dollar Insurance Agreement effective January 1, 2003 (filed as Exhibit 10.37 to National City's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
       10.38  Credit Agreement dated as of April 12, 2001, by and between National City and the banks named therein
              (filed as Exhibit 4.2 to National City's Quarterly Report on Form 10-Q for the quarter ended March 31,
              2001, and incorporated herein by reference) and the Assumption Agreement dated June 11, 2002 (filed as
              Exhibit 4.2 to National City's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference).

   10.39       MasterCard International Incorporated limited guaranty
               between National City Corporation and MasterCard
               International Incorporated dated April 30, 2003 (filed as
               Exhibit 10.39 to National City's Quarterly Report on Form
               10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
   12          Computation of Ratio of Earnings to Fixed Charges (filed as exhibit 12.1 to National City's Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated
               herein by reference).
   14.1        Code of Ethics (filed as Exhibit 14.1 to National City's
               Current Report on Form 8-K filed on July 31, 2003, and
               incorporated herein by reference).
   14.2        Code of Ethics for Senior Financial Officers (filed as
               Exhibit 14.2 to National City's Current Report on Form 8-K
               filed on July 31, 2003, and incorporated herein by
               reference).
   21          Subsidiaries of National City Corporation.
   23.1        Consent of National City Law Department (included in Exhibit
               5).
   23.2        Consent of Thompson Coburn LLP (included in Exhibit 8).
   23.3        Consent of Legg Mason Wood Walker, Incorporated (included in opinion included as Annex B to the proxy
               statement/prospectus).
   23.4        Consent of Ernst & Young LLP relating to the consolidated
               financial statements of National City Corporation
   23.5        Consent of Ernst & Young LLP relating to the consolidated
               financial statements of Allegiant Bancorp, Inc.
   24          Power of Attorney
   99.1        Form of Allegiant Bancorp, Inc. Proxy Card
  (b)          Financial statement schedules: Not applicable.
  (c)          Reports, opinion or appraisals: The opinion of Legg Mason
               Wood Walker, Incorporated is included as Annex B to the
               proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

          A.  National City hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. National City hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of it's annual report pursuant to Section 13(a) or
              Section 15(d) of the Securities Exchange Act of 1934 (the
              "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
              15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          C. National City hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
          D.  National City undertakes that every prospectus (i) that is filed under paragraph (C) immediately preceding, or (ii)
              that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          E. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of National City pursuant to the foregoing provisions, or otherwise, National City has been advised that in the opinion of the Securities and Exchange
              Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by National
              City of expenses incurred or paid by a director, officer or controlling person of National City in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, National City will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of and will be governed by the final adjudication of such issue.
          F. National City hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus under Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.
          G. National City hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, National City has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on February 9, 2004.

                                          NATIONAL CITY CORPORATION

                                          By:   /s/ THOMAS A. RICHLOVSKY
                                            ------------------------------------
                                                    Thomas A. Richlovsky
                                            Senior Vice President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on February 9, 2004.




            /s/ DAVID A. DABERKO*               Chairman and Chief Executive Officer
---------------------------------------------   (Principal Executive Officer)
              David A. Daberko




            /s/ JEFFREY D. KELLY                Executive Vice President and Chief Financial Officer
---------------------------------------------   (Principal Financial Officer)
              Jeffrey D. Kelly




          /s/ THOMAS A. RICHLOVSKY              Senior Vice President and Treasurer
---------------------------------------------   (Principal Accounting Officer)
            Thomas A. Richlovsky




            /s/ JON E. BARFIELD*                Director
---------------------------------------------
               Jon E. Barfield




          /s/ JAMES S. BROADHURST*              Director
---------------------------------------------
             James S. Broadhurst




             /s/ JOHN W. BROWN*                 Director
---------------------------------------------
                John W. Brown




            /s/ DUANE E. COLLINS*               Director
---------------------------------------------
              Duane E. Collins




         /s/ CHRISTOPHER M. CONNOR*             Director
---------------------------------------------
            Christopher M. Connor




            /s/ DANIEL E. EVANS*                Director
---------------------------------------------
               Daniel E. Evans




            /s/ JOSEPH T. GORMAN*               Director
---------------------------------------------
              Joseph T. Gorman






        /s/ BERNADINE P. HEALY, M.D.*           Director
---------------------------------------------
          Bernadine P. Healy, M.D.




             /s/ PAUL A. ORMOND*                Director
---------------------------------------------
               Paul A. Ormond




             /s/ ROBERT A. PAUL*                Director
---------------------------------------------
               Robert A. Paul




           /s/ GERALD L. SHAHEEN*               Director
---------------------------------------------
              Gerald L. Shaheen




            /s/ JEROME F. TATAR*                Director
---------------------------------------------
               Jerome F. Tatar




         JERRY SUE THORNTON, PH.D.*             Director
---------------------------------------------
          Jerry Sue Thornton, Ph.D.




                MORRY WEISS*                    Director
---------------------------------------------
                 Morry Weiss




        * David L. Zoeller, Executive Vice President and General Counsel of National City, as
  attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such officers and directors and filed with this registration statement.




            /s/ DAVID L. ZOELLER
---------------------------------------------
     David L. Zoeller, attorney-in-fact